Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

MCDERMOTT INTERNATIONAL, INC.,

MCDERMOTT TECHNOLOGY, B.V.,

MCDERMOTT TECHNOLOGY (AMERICAS), LLC,

MCDERMOTT TECHNOLOGY (US), LLC,

CHICAGO BRIDGE & IRON COMPANY N.V.,

COMET I B.V.,

COMET II B.V.,

CB&I OIL & GAS EUROPE B.V.,

CB&I GROUP UK HOLDINGS,

CB&I NEDERLAND B.V.

and

THE SHAW GROUP, INC.

Dated as of December 18, 2017

i

EXHIBITS:

EXHIBIT A	Merger Proposal
EXHIBIT B	Merger Notes

EXHIBIT C	Form of Share Sale Agreement
EXHIBIT D	Form of Exchangeable Note
EXHIBIT E	Form of Share Sale Deed of Transfer

SCHEDULES:

SCHEDULE 2.1(a)	Comet Technology Acquisition Closing Deliverables
SCHEDULE 7.4(b)(ii)	Amended Articles of Association of Comet
SCHEDULE 7.22	Comet Technology Restructuring Transactions

GLOSSARY OF DEFINED TERMS

Defined Terms	Where Defined
8.1(a) Jurisdiction	Section 8.1(a)
8.1(f) Jurisdiction	Section 8.1(f)
Acquired Interests	Section 2.1(d)
Affiliate	Section 10.14(a)
Agreement	Preamble
Articles Amendment Resolution	Section 7.4(b)(ii)
Assumed Awards	Section 4.1(f)
Assumed Comet Option	Section 4.1(a)
Assumed Comet RSU Awards	Section 4.1(c)
Business Day	Section 10.14(b)
Cash	Section 10.14(c)
Closing	Section 1.1
Closing Conditions	Section 2.2(a)
Closing Date	Section 1.1
Code	Section 4.1(a)
Combination	Recitals
Comet	Preamble
Comet Acquisition Agreement	Section 7.5(c)
Comet Acquisition Proposal	Section 7.5(g)
Comet Approval Recommendation	Recitals
Comet Benefit Plans	Section 5.12(a)
Comet Boards	Recitals
Comet Change in Recommendation	Section 7.5(c)
Comet Common Stock	Recitals
Comet Creditors	Section 7.16
Comet Disclosure Letter	Article 5 Preface
Comet Environmental Permits	Section 5.15(b)
Comet ERISA Affiliate	Section 5.12(b)(viii)
Comet Foreign Benefit Plan(s)	Section 5.12(e)
Comet Intervening Event	Section 7.5(g)
Comet Intervening Event Change in Recommendation	Section 7.5(f)
Comet Leased Real Properties	Section 5.14(a)
Comet Leases	Section 5.14(a)
Comet Management Board	Recitals
Comet Material Adverse Effect	Section 10.14(k)
Comet Material Contracts	Section 5.21(a)(xii)
Comet Newco	Preamble
Comet Newco Board	Recitals
Comet Newco Sub	Preamble
Comet Newco Sub Board	Recitals
Comet Option	Section 4.1(a)
Comet Owned Real Properties	Section 5.14(a)
Comet Parties	Preamble

v

Comet Performance Share Awards	Section 4.1(b)
Comet Permits	Section 5.4(b)
Comet Real Property	Section 5.14(a)
Comet Recommendation	Recitals
Comet Reports	Section 5.6(a)
Comet Restricted Stock Unit Awards	Section 4.1(c)
Comet Stock Plans	Section 4.1(a)
Comet Shareholder Approval	Section 5.20
Comet Shareholders Meeting	Section 7.4(a)
Comet Shareholders Meeting Materials	Section 7.4(a)
Comet Shareholders Meeting Resolutions	Section 7.4(b)(iv)
Comet Superior Proposal	Section 7.5(g)
Comet Superior Proposal Notice	Section 7.5(c)
Comet Supervisory Board	Recitals
Comet Technology Acquisition	Recitals
Comet Technology Non-U.S. Acquisition	Recitals
Comet Technology Non-U.S. Entities	Recitals
Comet Technology Purchase Price	Section 2.1(e)
Comet Technology U.S. Acquisition	Recitals
Comet Technology U.S. Entities	Recitals
Comet Termination Fee	Section 9.5(a)
Comet U.S. Benefit Plan(s)	Section 5.12(a)
Comet Works Council	Section 7.25(a)
Comet Works Council Consultation Procedure	Section 7.25(a)
Confidentiality Agreement	Section 7.5(b)
Contract	Section 10.14(d)
Core Transactions	Recitals
Covered Employees	Section 7.19(a)
CT Effective Time	Section 2.1(g)
CT Entities	Recitals
CT Entities Equity Interests	Recitals
CT Entity 1	Recitals
CT Entity 1 Equity Interests	Recitals
CT Entity 2	Recitals
CT Entity 2 Equity Interests	Recitals
CT Entity 3	Recitals
CT Entity 3 Equity Interests	Recitals
CT Entity 4	Recitals
CT Entity 4 Equity Interests	Recitals
CT Entity 5	Recitals
CT Entity 5 Equity Interests	Recitals
CT Entity 6	Recitals
CT Entity 6 Equity Interests	Recitals
CT Entity 6 Equity Interests A	Recitals
CT Entity 6 Equity Interests B	Recitals
CT Entity 7	Recitals

CT Entity 7 Equity Interests	Recitals
CT Entity 8	Recitals
CT Entity 8 Equity Interests	Recitals
CT Seller 1	Preamble
CT Seller 1 Acquired Interests	Section 2.1(a)
CT Seller 1 Acquired Interests Purchase Price	Section 2.1(e)
CT Seller 1 Board	Recitals
CT Seller 1 Netherlands Acquired Interests	Section 2.1(a)
CT Seller 1 Netherlands Acquired Interests Purchase Price	Section 2.1(e)
CT Seller 2	Preamble
CT Seller 2 Acquired Interests	Section 2.1(b)
CT Seller 2 Acquired Interests Purchase Price	Section 2.1(e)
CT Seller 2 Board	Recitals
CT Seller 3	Preamble
CT Seller 3 Acquired Interests	Section 2.1(c)
CT Seller 3 Acquired Interests Purchase Price	Section 2.1(e)
CT Seller 3 Board	Recitals
CT Seller 4	Preamble
CT Seller 4 Acquired Interests	Section 2.1(d)
CT Seller 4 Acquired Interests Purchase Price	Section 2.1(e)
CT Seller 4 Board	Recitals
CT Sellers	Preamble
Debt	Section 10.14(e)
Definitive Agreements	Section 7.20(b)
Delaware Court	Section 10.7(a)
Designated Comet Directors	Section 3.1
Designated Moon Directors	Section 3.1
Director Deferred Share Award	Section 4.1(d)
Dutch Dividend Withholding Tax	Section 2.5(a)
Discharge Resolutions	Section 7.4(b)(iv)
Effective Time	Section 2.2(b)
Environment	Section 5.15(f)
Environmental Laws	Section 5.15(a)
ERISA	Section 5.12(a)
ESPP	Section 4.1(h)
Exchange Act	Section 2.2(a)
Exchange Agent	Section 2.6(a)
Exchange Fund	Section 2.6(a)
Exchange Offer	Recitals
Exchange Offer Commencement Date	Section 2.2(a)
Exchange Offer Consideration	Recitals
Exchange Offer Documents	Section 7.3(c)
Exchange Offer Ratio	Recitals
Exchange Offer Recommendation	Recitals
Exchangeable Note	Section 2.4(a)
Existing Comet Debt	Section 10.14(f)

Existing Debt	Section 7.21(a)
Existing Moon Debt	Section 10.14(h)
Expiration Time	Section 2.2(d)
Financing Commitment Letter	Section 6.26(a)
Financing Commitments	Section 6.26(a)
Financing Fee Letter	Section 6.26(a)
Financing Source	Section 10.7(b)
Financings	Section 6.26(a)
Foreign Corrupt Practices Act	Section 5.23(a)
Foreign Government Official	Section 5.23(a)
Form S-4	Section 7.3(a)
GAAP	Section 5.3(b)
Governmental Entity	Section 10.14(h)
Hazardous Materials	Section 5.15(a)
HSR Act	Section 5.5(b)
Independent Directors	Section 3.3(b)
Indemnified Party(ies)	Section 7.18(a)
Initial Expiration Time	Section 2.2(d)
Initial Termination Date	Section 9.2(a)
Intellectual Property Rights	Section 5.16(a)
IRS	Section 5.12(a)
IT Systems	Section 5.16(b)
Labor Agreement	Section 5.13(a)
Laws	Section 5.4(a)
Lenders	Section 6.26(a)
Liens	Section 5.3(b)
Liquidation	Section 2.5(a)
Liquidation Distribution	Section 2.5(a)
Liquidation Resolutions	Section 7.4(b)(iii)(C)
Liquidator	Section 7.4(b)(iii)(C)
made available	Section 10.14(j)
Material Adverse Effect	Section 10.14(k)
Merger	Section 2.3(c)(i)
Merger Consideration	Section 2.3(c)(i)
Merger Effective Time	Section 2.3(a)
Merger Notes	Section 2.3(c)(ii)
Merger Proposal	Section 2.3(c)(i)
Merger Resolution	Section 7.4(b)(iii)(A)
Moon	Preamble
Moon Acquisition Agreement	Section 7.6(c)
Moon Acquisition Proposal	Section 7.6(g)
Moon Authorized Capital Articles Amendment	Section 6.20
Moon Benefit Plans	Section 6.12(a)
Moon Bidco	Preamble
Moon Bidco Assignee	Section 10.3
Moon Bidco Board	Recitals

Moon Bidco Sub	Recitals
Moon Board	Recitals
Moon Change in Recommendation	Section 7.6(c)
Moon Common Stock	Recitals
Moon Disclosure Letter	Article 6 Preface
Moon Entities	Recitals
Moon Environmental Permits	Section 6.15(b)
Moon ERISA Affiliate	Section 6.12(b)(viii)
Moon Foreign Benefit Plan(s)	Section 6.12(e)
Moon Intervening Event	Section 7.6(g)
Moon Intervening Event Change in Recommendation	Section 7.6(f)
Moon Leased Real Properties	Section 6.14(a)
Moon Leases	Section 6.14(a)
Moon Material Adverse Effect	Section 10.14(k)
Moon Material Contracts	Section 6.21(a)(xii)
Moon Organizational Documents	Section 3.1
Moon Options	Section 6.3(a)
Moon Owned Real Properties	Section 6.14(a)
Moon Performance Unit Awards	Section 6.3(a)
Moon Permits	Section 6.4(b)
Moon Preferred Stock	Section 6.3(a)
Moon Real Property	Section 6.14(a)
Moon Recommendation	Recitals
Moon Reports	Section 6.6(a)
Moon Restricted Stock Unit Awards	Section 6.3(a)
Moon Reverse Stock Split	Section 6.20
Moon Reverse Stock Split Articles Amendment	Section 6.20
Moon Stock Issuance	Section 6.20
Moon Stock Plan	Section 6.3(a)
Moon Stockholder Approval	Section 6.20
Moon Stockholders Meeting	Section 7.4(e)
Moon Stockholders Meeting Materials	Section 7.4(e)
Moon Superior Proposal	Section 7.6(g)
Moon Superior Proposal Notice	Section 7.6(c)
Moon Termination Fee	Section 9.5(b)
Moon U.S. Benefit Plan(s)	Section 6.12(a)
Net Debt	Section 10.14(l)
New Plans	Section 7.19(b)
U.S. Acquiror Assignee	Section 10.3
NTA	Section 7.25
NYSE	Recitals
OFAC	Section 5.22(a)
Old Plan	Section 7.19(b)
Order	Section 5.9
Organizational Documents	Section 5.1(b)
Other Employee Procedures	Section 7.25(d)

Party(ies)	Preamble
Paying Party	Section 9.5(c)
Permits	Section 5.4(b)
Permitted Liens	Section 5.3(b)
Person	Section 10.14(m)
Premium Cap	Section 7.18(b)
Proceeding	Section 5.9
Prohibited Person	Section 5.22(a)
Proxy Statement/Prospectus	Section 7.3(a)
Receiving Party	Section 9.5(c)
Regulatory Laws	Section 7.8(f)
Related Persons	Section 9.5(c)
Release	Section 5.15(f)
Representatives	Section 7.5(a)
Returns	Section 5.11(a)
Sale Resolutions	Section 7.4(b)(iii)(B)
Sarbanes-Oxley Act	Section 5.7(a)
Schedule 14D-9	Section 7.3(d)
Schedule TO	Section 7.3(c)
Share Sale	Section 2.4(a)
Share Sale Agreement	Section 2.4(a)
Share Sale Deed of Transfer	Section 2.4(b)
Share Sale Effective Time	Section 2.4(b)
SEC	Section 2.2(a)
Securities Act	Section 2.2(a)
Subsidiary	Section 10.14(n)
Tax(es)	Section 10.14(o)
Termination Date	Section 9.2(a)
Termination Fee	Section 9.5(b)
to the knowledge of	Section 10.14(p)
U.S. Acquiror	Preamble
U.S. Government Contract	Section 5.21(a)(xi)
willful and material breach	Section 9.5(f)
Withholding Tax Confirmation	Section 7.25

x

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”) dated as of December 18, 2017, is by and among McDermott International, Inc., a corporation incorporated under the laws of the Republic of Panama (“Moon”), McDermott Technology, B.V., a company incorporated under the laws of the Netherlands and a direct wholly owned subsidiary of Moon (“Moon Bidco”), McDermott Technology (Americas), LLC, a Delaware limited liability company and a wholly owned subsidiary of Moon (“U.S. Acquiror 1”), McDermott Technology (US), LLC, a Delaware limited liability company and a wholly owned subsidiary of Moon (“U.S. Acquiror 2” and, together with U.S. Acquiror 1, Moon and Moon Bidco, the “Moon Parties”), Chicago Bridge & Iron Company N.V., a public company with limited liability incorporated under the laws of the Netherlands (“Comet”), Comet I B.V., a company incorporated under the laws of the Netherlands and a direct wholly owned subsidiary of Comet (“Comet Newco”), Comet II B.V., a company incorporated under the laws of the Netherlands and a direct wholly owned subsidiary of Comet Newco (“Comet Newco Sub”), CB&I Oil & Gas Europe B.V., a company incorporated under the laws of the Netherlands and an indirect, wholly owned subsidiary of Comet (“CT Seller 1”), CB&I Group UK Holdings, a private limited company incorporated in and registered in England and Wales and an indirect, wholly owned subsidiary of Comet (“CT Seller 2”), CB&I Nederland B.V. , a company incorporated under the laws of the Netherlands and an indirect, wholly owned subsidiary of Comet (“CT Seller 3”), and The Shaw Group, Inc., a Louisiana corporation and an indirect, wholly owned subsidiary of Comet (“CT Seller 4” and, together with CT Seller 1, CT Seller 2 and CT Seller 3, the “CT Sellers”; and the CT Sellers, together with Comet, Comet Newco and Comet Newco Sub, the “Comet Parties”). The Moon Parties and the Comet Parties are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Comet is a public company with limited liability incorporated under the laws of the Netherlands with its outstanding shares of common stock, par value €0.01 per share (“Comet Common Stock”), listed and traded on the New York Stock Exchange (the “NYSE”);

WHEREAS, Moon is a corporation incorporated under the laws of the Republic of Panama with its outstanding shares of common stock, par value $1.00 per share (“Moon Common Stock”), listed and traded on the NYSE;

WHEREAS, Moon and Comet have each determined to engage in a strategic business combination with the other, to be effected through the Comet Technology Acquisition, the Merger, the Share Sale and the Liquidation (as each such term is defined herein and, together, the “Core Transactions,” and with the Exchange Offer, the “Combination”), in each case upon the terms and subject to the conditions set forth herein;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Moon and Comet desire that prior to the Core Transactions Moon Bidco make an offer (the “Exchange Offer”) to purchase (upon the terms and subject to conditions set forth herein) any and all of the issued and outstanding shares of Comet Common Stock in exchange for the right to receive from Moon Bidco a number of shares of Moon Common Stock equal to the Exchange Offer Ratio for each share of Comet Common Stock (the “Exchange Offer Consideration”);

WHEREAS, Moon and Comet desire that the following acquisitions occur (the “Comet Technology Non-U.S. Acquisition”):

(i) Moon Bidco shall acquire from CT Seller 1 (A) 100% of the issued and outstanding equity interests (the “CT Entity 1 Equity Interests”) of OOO Lummus Technology, a Russian company and a direct wholly owned subsidiary of CT Seller 1 (“CT Entity 1”), (B) 100% of the issued and outstanding equity interests (the “CT Entity 2 Equity Interests”) of CB&I Lummus Engineering & Technology China Co. Ltd., a limited liability company incorporated in the People’s Republic of China and a direct wholly owned subsidiary of CT Seller 1 (“CT Entity 2”), (C) if the Works Council Consultation Procedure has been completed at the CT Effective Time, 100% of the issued and outstanding equity interests (the “CT Entity 3 Equity Interests”) of Lummus Technology Heat Transfer B.V., a company incorporated under the laws of the Netherlands and a direct wholly owned subsidiary of CT Seller 1 (“CT Entity 3”), and (D) 100% of the issued and outstanding equity interests (the “CT Entity 4 Equity Interests”) of CB&I Lummus GmbH, a German GmbH and a direct wholly owned subsidiary of CT Seller 1 (“CT Entity 4”),

(ii) Moon Bidco shall acquire from CT Seller 2 100% of the issued share capital (the “CT Entity 5 Equity Interests”) of Lummus Consultants International Ltd., a private limited company registered in England and Wales and a direct wholly owned subsidiary of CT Seller 2 (“CT Entity 5”), and

(iii) if the Works Council Consultation Procedure has been completed at the CT Effective Time, Moon Bidco shall acquire from CT Seller 1 85.11% of the issued and outstanding equity interests (the “CT Entity 6 Equity Interests A”) of Novolen Technology Holdings C.V., a Netherlands limited partnership and a wholly owned subsidiary of CT Seller 1 and CT Seller 3 (“CT Entity 6” ),

(iv) if the Works Council Consultation Procedure has been completed at the CT Effective Time, a direct or indirect wholly owned subsidiary of Moon to be formed after the date of this Agreement as a company incorporated under the laws of the Netherlands (“Moon Bidco Sub” and, together with each of the Moon Parties, the “Moon Entities”)) shall acquire from CT Seller 3 14.89% of the issued and outstanding equity interests (the “CT Entity 6 Equity Interests B” and, together with the CT Entity 6 Equity Interests A, the “CT Entity 6 Equity Interests”) of CT Entity 6 (CT Entity 1, CT Entity 2, CT Entity 4 and CT Entity 5, and if the Comet Works Council Consultation Procedure has been completed at the CT Effective Time, CT Entity 3 and CT Entity 6, are collectively referred to as the “Comet Technology Non-U.S. Entities”);

WHEREAS, each of U.S. Acquiror 1 and U.S. Acquiror 2 is a direct or indirect, wholly owned subsidiary of Moon newly formed for the purpose of acquiring (the “Comet Technology U.S. Acquisition” and, together with the Comet Technology Non-U.S. Acquisition, the “Comet Technology Acquisition”) 50% of (and, collectively, 100% of) the issued and outstanding equity interests (the “CT Entity 7 Equity Interests” and, together with the CT Entity 1 Equity Interests, the CT Entity 2 Equity Interests, the CT Entity 3 Equity Interests, the CT Entity 4 Equity Interests, the CT Entity 5 Equity Interests and the CT Entity 6 Equity Interests, the “CT Entities Equity Interests”) of the Delaware limited liability company resulting from the conversion of CB&I Technology Inc. as contemplated by Schedule 7.22 that will, at the Ct Effective Time, be a direct wholly owned subsidiary of CT Seller 4 (“CT Entity 7” and, together with the Comet Technology Non-U.S. Entities, the “CT Entities”), from CT Seller 4;

WHEREAS, the management board of Comet (the “Comet Management Board”) and the supervisory board of Comet (the “Comet Supervisory Board” and, together with the Comet Management Board, the “Comet Boards”), at a meeting or meetings duly called and held on or prior to the date of this Agreement, have (i) determined that the Core Transactions and the Exchange Offer and the other transactions contemplated by this Agreement (and any prior or subsequent (legal or other) acts necessary or desirable to effectuate or implement the transactions contemplated by this Agreement) are in the best interests of Comet and its business, taking into account the interests of the shareholders, creditors, employees and other stakeholders of Comet and the Comet group, (ii) approved this Agreement and Comet’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (iii) resolved to recommend approval and adoption of the Comet Shareholders Meeting Resolutions by the general meeting of shareholders of Comet (the “Comet Approval Recommendation”), and (iv) resolved to support the Exchange Offer and to recommend acceptance of the Exchange Offer by the shareholders of Comet (the “Exchange Offer Recommendation”), in each case upon the terms and subject to the conditions stated herein (the Comet Approval Recommendation and the Exchange Offer Recommendation together being the “Comet Recommendation”), including Section 7.5(c) and Section 7.5(e);

WHEREAS, Comet Newco is a direct wholly owned subsidiary of Comet treated as a corporation for U.S. federal income tax purposes and newly formed for the purpose of effecting certain elements of the Combination, in accordance with the applicable provisions of this Agreement; and, (i) the board of directors of Comet Newco (the “Comet Newco Board”) determined that the elements of the Combination to which Comet Newco is a party and the other transactions contemplated by this Agreement are in the best interests of Comet Newco and its business, taking into account the interests of its sole shareholder and other stakeholders, to enter into and perform this Agreement (and any prior or subsequent (legal or other) acts necessary or desirable to effectuate or implement the transactions contemplated by this Agreement), and approved this Agreement and Comet Newco’s execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby; and (ii) Comet, as the sole shareholder of Comet Newco, approved this Agreement, adopted the Liquidation Resolutions and approved the consummation of the transactions contemplated hereby, upon the terms and subject to the conditions stated herein;

WHEREAS, Comet Newco Sub is a direct wholly owned subsidiary of Comet Newco that is disregarded as an entity separate from its owner for U.S. federal income tax purposes and newly formed for the purpose of effecting certain elements of the Combination, in accordance with the provisions of this Agreement; and, (i) the board of directors of Comet Newco Sub (the “Comet Newco Sub Board”) determined that the elements of the Combination to which Comet Newco Sub is a party and the other transactions contemplated by this Agreement are in the best interests of Comet Newco Sub and its business, taking into account the interests of its sole shareholder and other stakeholders, to enter into and perform this Agreement (and any prior or subsequent (legal or other) acts necessary or desirable to effectuate or implement the transactions contemplated by this Agreement), and approved this Agreement and Comet Newco Sub’s execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, in each case upon the terms and subject to the conditions stated herein; and (ii) Comet Newco, as the sole shareholder of Comet Newco Sub, approved this Agreement and the consummation of the Merger and the other transactions contemplated hereby, upon the terms and subject to the conditions stated herein;

WHEREAS, (i) the management board of CT Seller 1 (the “CT Seller 1 Board”) , acting by unanimous written resolution in lieu of holding a meeting, determined that it is in the best interests of CT Seller 1 and its business, taking into account the interests of the Comet group, its sole shareholder, creditors, employees and other stakeholders, to enter into and perform this Agreement (and any prior or subsequent (legal and other) acts necessary or desirable to effectuate or implement the transactions contemplated by this Agreement), and approved this Agreement and CT Seller 1’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, in each case upon the terms and subject to the conditions stated herein; and (ii) Chicago Bridge & Iron Company B.V., as the sole shareholder of CT Seller 1, acting by written resolution, approved this Agreement and the consummation of the transactions contemplated hereby, upon the terms and subject to the conditions stated herein;

WHEREAS, (i) the board of directors of CT Seller 2 (the “CT Seller 2 Board”) , acting by unanimous written resolution in lieu of holding a meeting, determined that it is in the best interests of CT Seller 2 to enter into and perform this Agreement (and any prior or subsequent (legal or other) acts necessary or desirable to effectuate or implement the transactions contemplated by this Agreement), and adopted and approved this Agreement and CT Seller 2’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, in each case upon the terms and subject to the conditions stated herein;

WHEREAS, (i) the management board of CT Seller 3 (the “CT Seller 3 Board”) , acting by unanimous written resolution in lieu of holding a meeting, determined that it is in the best interests of CT Seller 3 and its business, taking into account the interests of the Comet group, its sole shareholder, creditors, employees and other stakeholders, to enter into and perform this Agreement (and any prior or subsequent (legal and other) acts necessary or desirable to effectuate or implement those transactions), and approved this Agreement and CT Seller 3’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, in each case upon the terms and subject to the conditions stated herein; and (ii) CB&I Oil & Gas Europe B.V., as the sole shareholder of CT Seller 3, acting by written resolution, approved this Agreement and the consummation of the transactions contemplated hereby, upon the terms and subject to the conditions stated herein;

WHEREAS, (i) the board of directors of CT Seller 4 (the “CT Seller 4 Board”) , acting by unanimous written consent in lieu of holding a meeting, determined that it is in the best interests of CT Seller 4 and its sole shareholder, and declared it advisable, to enter into and perform this Agreement (and any prior or subsequent (legal or other) acts necessary or desirable to effectuate or implement the transactions contemplated by this Agreement), and approved the execution, delivery and performance by CT Seller 4 of this Agreement and the consummation of the transactions contemplated hereby, in each case upon the terms and subject to the conditions stated herein; and (ii) Chicago Bridge & Iron Company, a Delaware corporation, as the sole stockholder of CT Seller 4, acting by written consent, approved this Agreement and the consummation of the transactions contemplated hereby, upon the terms and subject to the conditions stated herein;

WHEREAS, the board of directors of Moon (the “Moon Board”), at a meeting duly called and held on or prior to the date of this Agreement, has (i) determined that the Core Transactions and the Exchange Offer and the other transactions contemplated by this Agreement are in the best interests of Moon and its stockholders and that it is in the best interests of Moon and the stockholders of Moon to enter into this Agreement, (ii) adopted and approved this Agreement and Moon’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Moon Stock Issuance and the Moon Authorized Capital Articles Amendment and the Moon Reverse Stock Split Articles Amendment, and (iii) resolved to recommend that the holders of Moon Common Stock approve the Moon Stock Issuance and adopt the Moon Authorized Capital Articles Amendment and the Moon Reverse Stock Split Articles Amendment, in each case upon the terms and subject to the conditions stated herein (such recommendations being the “Moon Recommendation”), including Section 7.6(c) and Section 7.6(e);

WHEREAS, the board of directors of Moon Bidco (the “Moon Bidco Board”) , acting by unanimous written consent in lieu of holding a meeting, (i) determined that it is in the best interests of Moon Bidco and its business, taking into account the interests of its shareholders, employees and other stakeholders, to enter into this Agreement and to commence and complete the Exchange Offer and the other transactions forming part of the Combination to which Moon Bidco is a party, and (ii) approved this Agreement and Moon Bidco’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, in each case upon the terms and subject to the conditions stated herein;

WHEREAS, the sole member of U.S. Acquiror 1, acting by unanimous written consent in lieu of holding a meeting, (i) determined that it is in the best interests of U.S. Acquiror 1 to enter into this Agreement and (ii) approved this Agreement and U.S. Acquiror 1’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, in each case upon the terms and subject to the conditions stated herein;

WHEREAS, the sole member of U.S. Acquiror 2, acting by unanimous written consent in lieu of holding a meeting, (i) determined that it is in the best interests of U.S. Acquiror 2 to enter into this Agreement, and (ii) approved this Agreement and U.S. Acquiror 2’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, in each case upon the terms and subject to the conditions stated herein; and

WHEREAS, Moon, as the sole stockholder, shareholder or member, as applicable, of each of Moon Bidco and U.S. Acquiror 1, has approved this Agreement and the consummation of the transactions contemplated hereby, by written consent;

WHEREAS, U.S. Acquiror 1, as the sole member of U.S. Acquiror 2, has approved this Agreement and the consummation of the transactions contemplated hereby, by written consent;

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

Article 1

THE TRANSACTIONS

Section 1.1 Closing. The closing of the Combination, other than any aspect of the Liquidation that under Law or pursuant to this Agreement is to occur at a later time (the “Closing”), shall take place (i) with respect to the Merger and the Share Sale, at the offices of De Brauw, Blackstone Westbroek, Claude Debussylaan 80, Amsterdam and (ii) with respect to the other transactions: at the offices of Baker Botts L.L.P., 910 Louisiana Street, Houston, Texas on the date on which the Effective Time is intended to occur pursuant to Section 2.2(b). The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.2 Closing Actions; Order of Actions.

(a) At the Closing, the Parties will cause the following activities to occur, in order, in each case in accordance with the more particular terms set forth in the applicable Sections of Article 2:

(i) effectuation of the Comet Technology Acquisition in accordance with Section 2.1;

(ii) the use of the proceeds from the Comet Technology Acquisition for the payment of the Existing Comet Debt;

(iii) the acceptance for exchange of Comet Common Stock validly tendered and not properly withdrawn in the Exchange Offer in accordance with Section 2.2;

(iv) effectuation of the Merger in accordance with Section 2.3;

(v) effectuation of the Share Sale in accordance with Section 2.4; and

(vi) the making of the Liquidation Distribution in accordance with Section 2.5;

provided, however, that if the Moon Reverse Stock Split Articles Amendment has been approved, the Moon Reverse Stock Split shall occur either prior to the effectuation of the Comet Technology Acquisition, or after the completion of the Liquidation Distribution, but not at any time in between or concurrent with those two events.

(b) From and after the Closing, each Party shall take or continue to take all such other actions as may be provided for or required pursuant to Article 2 or any other provision of this Agreement that by its terms contemplates performance after the Closing Date.

Article 2

THE COMBINATION

Section 2.1 The Comet Technology Acquisition.

(a) The CT Seller 1 Sale. At the CT Effective Time, on the terms and subject to the conditions of this Agreement, CT Seller 1 shall sell, assign, transfer and convey to Moon Bidco, and Moon Bidco shall purchase and acquire from CT Seller 1, all rights, title and interest in and to the CT Entity 1 Equity Interests, the CT Entity 2 Equity Interests, subject to the Comet Works Council Consultation Procedure having been completed, the CT Entity 3 Equity Interests, the CT Entity 4 Equity Interests and, subject to the Comet Works Council Consultation Procedure having been completed, the CT Entity 6 Equity Interests A (all together, the “CT Seller 1 Acquired Interests” and the CT Entity 3 Interests and the CT Entity 6 Equity Interests A only, together, the “CT Seller 1 Netherlands Acquired Interests”), in each case, free and clear of all Liens other than Permitted Liens and Liens created by or on behalf of Moon Bidco (provided that the Existing Comet Debt has been or substantially concurrently shall be paid off and the related Liens released at Closing). The CT Seller 1 Acquired Interests shall be transferred by CT Seller 1 to Moon Bidco by delivery of share certificates (with stock powers duly executed in blank) or other duly executed instruments of transfer reasonably requested by the Moon Entities and the other deliverables set forth on Schedule 2.1(a) at Closing or as may be required by applicable Laws to effect such transfer.

(b) The CT Seller 2 Sale. At the Effective Time, on the terms and subject to the conditions of this Agreement, CT Seller 2 shall sell, assign, transfer and convey to Moon Bidco, and Moon Bidco shall purchase and acquire from CT Seller 2, all rights, title and interest in and to the CT Entity 5 Equity Interests (the “CT Seller 2 Acquired Interests”) free and clear of all Liens other than Permitted Liens and Liens created by or on behalf of Moon Bidco (provided that the Existing Comet Debt has been or substantially concurrently shall be paid off and the related Liens released at Closing). The CT Seller 2 Acquired Interests shall be transferred by CT Seller 2 to Moon Bidco by delivery of a duly executed stock transfer form and the share certificate in relation to the CT Entity 5 Equity Interests and/or other duly executed instruments of transfer reasonably requested by the Moon Entities and the other deliverables set forth on Schedule 2.1(a) at Closing or as may be required by applicable Laws to effect such transfer.

(c) The CT Seller 3 Sale. At the CT Effective Time, on the terms and subject to the conditions of this Agreement, and subject to the Comet Works Council Consultation Procedure having been completed, CT Seller 3 shall sell, assign, transfer and convey to Moon Bidco Sub, and Moon Bidco Sub shall purchase and acquire from CT Seller 3, all rights, title and interest in and to the CT Entity 6 Equity Interests B (the “CT Seller 3 Acquired Interests”) free and clear of all Liens other than Permitted Liens and Liens created by or on behalf of Moon Bidco Sub (provided that the Existing Comet Debt has been or substantially concurrently shall be paid off and the related Liens released at Closing). The CT Seller 3 Acquired Interests shall be transferred by CT Seller 3 to Moon Bidco Sub by the execution at Closing of a notarial deed of transfer and by delivery of the other deliverables set forth on Schedule 2.1(a) at Closing or as may be required by applicable Laws to effect such transfer.

(d) The CT Seller 4 Sale. At the CT Effective Time, on the terms and subject to the conditions of this Agreement, CT Seller 4 shall sell, assign, transfer and convey to each of U.S. Acquiror 1 and U.S. Acquiror 2, and each of U.S. Acquiror 1 and U.S. Acquiror 2 shall purchase and acquire from CT Seller 4, 50% of all rights, title and interest in and to the CT Entity 7 Equity Interests (the “CT Seller 4 Acquired Interests” and, together with the CT Seller 1 Acquired Interests, the CT Seller 2 Acquired Interests and the CT Seller 3 Acquired Interests, the “Acquired Interests”) free and clear of all Liens other than Permitted Liens and Liens created by or on behalf of U.S. Acquiror 1 and U.S. Acquiror 2 (provided that the Existing Comet Debt has been or substantially concurrently shall be paid off and the related Liens released at Closing). The CT Seller 4 Acquired Interests shall be transferred by CT Seller 4 to U.S. Acquiror 1 and U.S. Acquiror 2 by delivery of share certificates (with stock powers duly executed in blank) or other duly executed instruments of transfer reasonably requested by the Moon Entities and the other deliverables set forth on Schedule 2.1(a) at Closing or as may be required by applicable Laws to effect such transfer.

(e) Comet Technology Purchase Price. The aggregate consideration payable by Moon Bidco for the transfer of the CT Seller 1 Acquired Interests and the CT Seller 2 Acquired Interests, by Moon Bidco Sub for the transfer of the CT Seller 3 Acquired Interests and by U.S. Acquiror 1 and U.S. Acquiror 2 for the transfer of the CT Seller 4 Acquired Interests shall be $2.65 billion (the “Comet Technology Purchase Price”), which amount shall be paid in full at the CT Effective Time whether or not the Comet Works Council Consultation Procedure has been completed. The Parties shall agree, prior to Closing, upon an allocation of the Comet Technology Purchase price among:

(i) the CT Seller 1 Acquired Interests (the “CT Seller 1 Acquired Interests Purchase Price”) and the portion thereof attributable to the CT Seller 1 Netherlands Acquired Interests (the “CT Seller 1 Netherlands Acquired Interests Purchase Price”),

(ii) the CT Seller 2 Acquired Interests (the “CT Seller 2 Acquired Interests Purchase Price”),

(iii) the CT Seller 3 Acquired Interests (the “CT Seller 3 Acquired Interests Purchase Price”), and

(iv) the CT Seller 4 Acquired Interests (the “CT Seller 4 Acquired Interests Purchase Price”).

(f) Payment of the Comet Technology Purchase Price. At the CT Effective Time, subject to the satisfaction or waiver of each of the conditions specified in Article 8,

(i) Moon Bidco will pay the CT Seller 1 Acquired Interests Purchase Price and the CT Seller 2 Acquired Interests Purchase Price,

(ii) Moon Bidco Sub or, if Moon Bidco Sub has not been created, Moon Bidco, will pay the CT Seller 3 Acquired Interests Purchase Price and

(iii) each of U.S. Acquiror 1 and U.S. Acquiror 2 will pay 50% of the CT Seller 4 Acquired Interests Purchase Price,

in each case in cash to the applicable Comet Party by wire transfer of immediately available funds, to the accounts or account designated by the applicable Comet Party.

(g) CT Closing Deliverables; CT Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, and in any event at the CT Effective Time, Comet shall deliver, or cause to be delivered, the share certificates (with stock powers duly executed in blank) or other duly executed instruments of transfer reasonably requested by the Moon Entities for each of the Acquired Interests and the other deliverables set forth on Schedule 2.1(a), or as may be required by applicable Laws to effect such transfer, with respect to the Comet Technology Acquisition. The Comet Technology Acquisition shall become effective at the time that Moon and Comet shall agree, which shall be no later than immediately prior to the Effective Time (such time being herein referred to as the “CT Effective Time”).

(h) Further Assurances. After the CT Effective Time, the officers and directors of Comet and its Subsidiaries and, after the CT Effective Time, the CT Entities will be authorized to, and shall, execute and deliver, in the name and on behalf of Comet, as applicable, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Comet, any other actions and things to vest, perfect or confirm of record or otherwise in the applicable Moon Entity any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the applicable Moon Entity as a result of, or in connection with, the Comet Technology Acquisition, in each case as may be reasonably requested by the applicable Moon Entity.

Section 2.2 The Pre-Share Sale Exchange Offer.

(a) Moon Bidco shall (and Moon shall cause Moon Bidco to) commence (within the meaning of Rule 14d-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), the Exchange Offer promptly after the Form S-4 shall have been filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Moon Bidco and Moon shall comply in all material respects with all applicable Laws in connection with the Exchange Offer. The obligation of Moon Bidco to accept for exchange, and the obligation of Moon to issue shares of Moon Common Stock to Moon Bidco to offer in exchange for, any shares of Comet Common Stock validly tendered and not properly withdrawn pursuant to the Exchange Offer shall be subject only to the satisfaction (or waiver by the Party or Parties entitled to the benefit of such Closing Condition as and to the extent contemplated by Article 8) of the conditions set forth in Article 8 (the “Closing Conditions”); provided, however, that if either Party waives any Closing Condition for purposes of this Section 2.2(a), such Closing Condition shall be deemed waived by such Party for all purposes under this Agreement; provided further, for the sake of clarity, that (x) Moon shall in no event accept shares of Comet Common Stock in the Exchange Offer without seeking to complete the Core Transactions promptly thereafter pursuant to Section 1.2 and otherwise in accordance with this Agreement and (y) if Moon accepts shares in the Exchange Offer in accordance with the terms of this Agreement, then the Parties shall complete the actions contemplated hereby with respect to the Core Transactions promptly thereafter (and in any event on the Closing Date, other than the Liquidation Distribution, which shall occur on the Closing Date or as soon as practicable thereafter) pursuant to Section 1.2 and otherwise in accordance with this Agreement. The date on which Moon Bidco commences the Exchange Offer is referred to as the “Exchange Offer Commencement Date.”

(b) In accordance with the terms and conditions of this Agreement and subject to the satisfaction (or waiver by the Party or Parties entitled to the benefit of such Closing Condition as and to the extent contemplated by Article 8) of the Closing Conditions, Moon Bidco shall (and Moon shall cause Moon Bidco to), at or as promptly as practicable following the Expiration Time (but in any event within one hour, if the Expiration Time occurs between 9:00 a.m. to 4:00 p.m. New York City time on any Business Day), accept for exchange (the time of acceptance for exchange, the “Effective Time”) and, at or as promptly as practicable following the Effective Time (but in any event within three (3) Business Days (calculated as set forth in Rule 14d-1(g)(3) promulgated under the Exchange Act) thereafter), deliver the Exchange Offer Consideration (by delivery by Moon Bidco of shares of Moon Common Stock to the Exchange Agent appointed by Moon Bidco for the Exchange Offer) for all shares of Comet Common Stock validly tendered and not properly withdrawn pursuant to the Exchange Offer as of the Effective Time; provided, however, that no fractional shares of Moon Common Stock shall be issued upon completion of the Exchange Offer, and in lieu thereof each tendering shareholder of Comet who would otherwise be entitled to a fractional share of Moon Common Stock will be paid an amount in cash equal to the product obtained by multiplying (i) the fractional share interest such holder (after taking into account all shares of Comet Common Stock validly tendered for exchange and not withdrawn by such holder) would otherwise be entitled to and (ii) the closing price for a share of Moon Common Stock as reported on the NYSE Composite Transaction Tape (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source), on the Business Day immediately preceding the Closing Date.

(c) Moon Bidco expressly reserves the right at any time to make any change in the terms of, or conditions to, the Exchange Offer; provided that, without the prior written consent of Comet, Moon Bidco shall not (and Moon shall cause Moon Bidco not to):

(i) decrease the Exchange Offer Ratio;

(ii) change the form of consideration to be paid in the Exchange Offer;

(iii) decrease the number of shares of Comet Common Stock sought in the Exchange Offer;

(iv) terminate, accelerate, extend or otherwise change the Expiration Time, except as otherwise provided in this Agreement; or

(v) (A) impose additional conditions to the Exchange Offer, (B) expand existing Closing Conditions, or (C) otherwise amend, modify or supplement any of the Closing Conditions or terms of the Exchange Offer in a manner adverse to, or that reasonably could be expected to be adverse to, the holders of shares of Comet Common Stock (other than Moon or Moon Bidco) or in a manner that materially and adversely affects the likelihood of consummation of the Exchange Offer on a timely basis.

(d) Unless the Exchange Offer is extended pursuant to this Agreement, the Offer shall expire at 4:00 p.m. (New York City time), or at such other time as the Parties may mutually agree in writing, on the date that is 21 Business Days (calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) following the Exchange Offer Commencement Date (such initial expiration date and time of the Exchange Offer, the “Initial Expiration Time”) or, if the Exchange Offer has been extended pursuant to and in accordance with Section 2.2(e), the date and time to which the Exchange Offer has been so extended (the Initial Expiration Time, or such later expiration date and time to which the Exchange Offer has been so extended, the “Expiration Time”).

(e) Unless this Agreement has been terminated pursuant to Article 9, Moon Bidco may or shall (in which case Moon shall cause Moon Bidco to), as applicable, extend the Exchange Offer from time to time as follows:

(i) Moon Bidco shall (and Moon shall cause Moon Bidco to) extend the Exchange Offer for the minimum period as required by any rule, regulation, interpretation or position of the SEC, the staff thereof or the NYSE applicable to the Exchange Offer;

(ii) Moon Bidco shall extend the Exchange Offer on one or more occasions if, as of any then-scheduled Expiration Time, (x) any of the conditions in Sections 8.1(a)-(f) shall not have been satisfied (or waived by Moon and Comet) for at least five Business Days or (y) any other Closing Conditions (other than any such conditions that by their nature are to be satisfied by action taken at or immediately prior to the Closing) shall not be satisfied (or waived by the Party or Parties entitled to the benefit of such Closing Condition as and to the extent contemplated by Article 8) at the then-scheduled Expiration Time; provided that (A) prior to the date of the later of the Moon Stockholder Meeting and the Comet Shareholder Meeting, no single extension shall be for a period ending later than the sooner to occur of (1) the 20th Business Day after the then scheduled Expiration Time and (2) the fifth Business Day after the date on which the later of the Moon Stockholder Meeting and the Comet Shareholder Meeting is scheduled to occur (or, if not scheduled, the earliest date on which the later of such meetings is reasonably expected to occur); (B) after the date of the later of the Moon Stockholder Meeting and the Comet Shareholder Meeting, no single extension shall be for a period of more than five Business Days and (C) Moon Bidco shall not under any circumstances extend the Exchange Offer to a date later than the Termination Date; or

(iii) Moon Bidco may extend the Exchange Offer to such other date and time as may be mutually agreed by Moon and Comet in writing.

(f) The Exchange Offer may not be terminated prior to the Initial Expiration Time or the then-scheduled Expiration Time (as the same may be extended pursuant to Section 2.2(e)) unless this Agreement is validly terminated pursuant to Article 9. If this Agreement is validly terminated pursuant to Article 9, Moon Bidco shall (and Moon shall cause Moon Bidco to) promptly (and in any event within twenty-four (24) hours following such valid termination) terminate the Exchange Offer and not acquire any shares of Comet Common Stock pursuant thereto. If the Exchange Offer is terminated in accordance with this Agreement by Moon Bidco prior to the acceptance for payment and payment for shares of Comet Common Stock tendered pursuant to the Exchange Offer, Moon Bidco shall (and Moon shall cause Moon Bidco to) promptly return, and shall cause the Exchange Agent to return, in accordance with applicable Law, all tendered shares of Comet Common Stock to the registered holders thereof. Nothing in this Section 2.2(f) shall affect any termination rights under Article 9.

(g) Promptly after satisfaction or waiver to the extent permissible of the last to be satisfied or waived of the conditions set forth in Sections 8.1(a)-(f), the Parties shall issue a public announcement to such effect, which shall include the expected Expiration Time and Closing Date.

Section 2.3 Pre-Share-Sale Merger.

(a) The time at which the Merger shall become effective is the “Merger Effective Time.”

(b) Promptly following the Effective Time, but in any event before 6:00 p.m. (New York City time) on the date the Effective Time occurs, Comet and its Subsidiaries shall effectuate the Merger by executing a notarial deed in accordance with the Merger Proposal.

(c) Comet, Comet Newco and/or Comet Newco Sub will perform, and will cause the Comet Boards and the respective boards of Comet Newco and Comet Newco Sub to perform, the following actions no later than February 1, 2018, but with respect to (i) and (ii) as promptly as practicable after the date hereof:

(i) prepare, adopt and sign a proposal (the “Merger Proposal”), substantially in the form as attached to this Agreement as Exhibit A, for a legal triangular merger (juridische driehoeksfusie), whereby Comet, as disappearing company, would merge with and into Comet Newco Sub, as acquiring company, and whereby Comet Newco would allot shares in its capital to each holder of shares of Comet Common Stock at the time of the merger in accordance with the Merger Proposal (the “Merger Consideration”), as a consequence of which, following completion of the merger, each holder of shares of Comet Common Stock would hold a number of shares in the capital of Comet Newco equal to the number of shares of Comet Common Stock held by such holder of shares of Comet Common Stock immediately prior to the completion of the merger (the “Merger”);

(ii) prepare, adopt and sign explanatory notes to the Merger Proposal (the “Merger Notes”), substantially in the form as attached to this Agreement as Exhibit B, for the Merger;

(iii) make all requisite filings and announcements required by Sections 2:313(2), 2:314 and 2:328(5) of the Dutch Code promptly following the execution of the Merger Proposal and the Merger Notes;

(iv) adopt resolutions to enter into and effectuate the Merger in accordance with the Merger Proposal, other than the Merger Resolution to be adopted at the Comet Shareholder Meeting, not earlier than one month after the requisite filings and announcements have been made, as set forth in Section 2.3(c)(iii), and not later than the date of the Comet Shareholders Meeting; and

(v) together with Moon Bidco, cooperate, provide such assistance and sign all documents and undertake and perform all acts as reasonably necessary to successfully complete and give full effect to the Merger.

Section 2.4 Share Sale.

(a) Promptly after satisfaction of the conditions set forth in Section 8.1(c), Moon Bidco and Comet Newco will enter into a share sale and purchase agreement, substantially in the form as attached to this Agreement as Exhibit C (the “Share Sale Agreement”), whereby Comet Newco will sell and agree to transfer, immediately following the Merger Effective Time, all issued and outstanding shares in the capital of Comet Newco Sub to Moon Bidco or its designated nominee (the “Share Sale”) on the conditions set out in the Share Sale Agreement with the consideration for such Share Sale being a note that, other than to the extent any portion of such note is distributed to Moon Bidco or another beneficial owner of shares of Comet Newco Sub that is a controlled Affiliate of Moon, is mandatorily exchangeable into shares of Moon Common Stock, the form of which is set forth on Exhibit D (the “Exchangeable Note”) on the conditions set out in the Share Sale Agreement; and

(b) Immediately after the Merger Effective Time, but in any event on the Closing Date, Moon Bidco (or its nominee designated in accordance with the Share Sale Agreement), Comet Newco and Comet Newco Sub will enter into a notarial deed of transfer of shares, substantially in the form as attached to this Agreement as Exhibit E (the “Share Sale Deed of Transfer”) pursuant to which all issued and outstanding shares in the capital of Comet Newco Sub will be transferred by Comet Newco to Moon Bidco or its nominee designated in accordance with the Share Sale Agreement at and as of such time and such transfer will be acknowledged by Comet Newco Sub, in accordance with the Share Sale Agreement and Moon Bidco will issue the Exchangeable Note to Comet Newco; provided, however, that Moon shall have fulfilled its obligation under Section 2.6 to deposit with the Exchange Agent shares of Moon Common Stock that are deliverable in respect of shares of Comet Newco stock entitled to receive such shares in the Liquidation Distribution prior to transfer of the issued and outstanding shares in the capital of Comet Newco Sub to Moon Bidco or its nominee designated in accordance with the Share Sale Agreement. The time of such execution and acknowledgment, the “Share Sale Effective Time.”

Section 2.5 Comet Newco Liquidation.

(a) As soon as practicable after the Share Sale Effective Time, Comet Newco will be dissolved (ontbonden) and subsequently liquidated (vereffend) in accordance with Sections 2:19 and 2:23b of the Dutch Code (the “Liquidation”) with the Liquidator acting as liquidator (vereffenaar) of Comet Newco. In connection with the Liquidation, it is intended that the Liquidator shall effectuate the distribution of the consideration paid in the Share Sale (being the Exchangeable Note, which, other than to the extent any such notes are to be distributed to Moon Bidco or another beneficial owner of shares of Comet Newco Sub that is a controlled Affiliate of Moon, shall have been automatically and mandatorily exchanged for shares of Moon Common Stock prior to the liquidating distribution) and all other assets then held by Comet Newco (if any) by means of a liquidation distribution (the “Liquidation Distribution”) (which may be an advance liquidation distribution (uitkering bij voorbaat), and which may be made in one or more installments) to the shareholders of Comet Newco such that each shareholder of Comet Newco shall receive shares of Moon Common Stock (with respect to shareholders of Comet Newco other than Moon Bidco) or a portion of the Exchangeable Note (with respect to Moon Bidco), in each case, subject to any withholding Taxes, including any withholding taxes under the Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting 1965) (the “Dutch Dividend Withholding Tax”), required to be withheld from the Liquidation Distribution. It is intended that the Liquidation Distribution shall be made as soon as practicable after the Effective Time.

(b) Notwithstanding anything to the contrary contained in this Section 2.5, the Liquidation Distribution shall ultimately result in holders of shares of Comet Common Stock not tendered during the Offering Period or tendered but properly withdrawn receiving in such Liquidation Distribution, for each share of Comet Common Stock held at the Merger Effective Time, the Exchange Offer Consideration, subject to any Taxes required to be withheld from such Liquidation Distribution and with cash in lieu of any fractional shares of Moon Common Stock, on the terms and subject to the conditions of the Share Sale Agreement and the Exchangeable Note, as soon as reasonably practicable after the Effective Time.

(c) The board of directors of the Liquidator shall initially consist of Chicago Bridge & Iron Company B.V., and Moon Bidco (and Moon shall cause Moon Bidco to) and Comet shall use their respective reasonable best efforts to (i) procure that the board of directors of the Liquidator shall, as soon as practicable after the Comet Shareholders Meeting, solely consist of one or more professional liquidator(s) or similar service provider(s) (natural person(s) or a professional liquidator service provider(s)) and (ii) reach agreement with such service provider as soon as practicable after the date of this Agreement, provided that such reasonable best efforts obligation shall in any event not require Moon or Moon Bidco to indemnify Comet Newco for any of its liabilities pursuant to the Liquidation.

(d) As soon as reasonably practicable after the completion of the sale of Moon Common Stock by the Exchange Agent as described below, Comet Newco shall cause the Exchange Agent to effect the Liquidation Distribution in accordance with the terms of this Agreement and the Exchangeable Note. On behalf of Comet Newco, the Exchange Agent shall (x) deliver to each shareholder of Comet Newco (other than Moon Bidco or another beneficial owner of shares of Comet Newco Sub that is a controlled Affiliate of Moon) a number of shares of Moon Common Stock equal to (a) the product of (i) the Exchange Offer Ratio and (ii) the number of shares of Comet Newco held by such shareholder at such time minus (b) the number of shares of Moon Common Stock sold by the Exchange Agent to satisfy the payment of any Taxes (including the Dutch Dividend Withholding Tax) required to be withheld from the Liquidation Distribution, if any, with respect to such shareholder pursuant to Section 6 of the Exchangeable Note, and (y) pay the aggregate net cash proceeds from such Moon Common Stock Sale to the Dutch taxing authority in satisfaction of Comet Newco’s obligation to withhold and remit the Dutch Dividend Withholding Tax. To the extent possible, the Liquidation Distribution shall be imputed to paid-in capital (nominaal aandelenkapitaal en agioreserve) recognized for Dutch Dividend Withholding Tax purposes and not retained earnings (winstreserve), as each such term is defined under applicable accounting principles. Banks may charge administrative costs to shareholders of Comet Newco in relation to the transfer of the Liquidation Distribution to their accounts, for which no compensation will be paid to such shareholders of Comet Newco. For the avoidance of doubt, each shareholder of Comet Newco that receives the number of shares of Moon Common Stock that such shareholder is entitled to receive in accordance with the second sentence of this Section 2.5(d) and any cash in lieu of any fractional shares pursuant to Section 8 of the Exchangeable Note, shall (1) be deemed to have received the number of shares of Moon Common Stock equal to the product of the Exchange Offer Ratio and the number of shares of Comet Newco held by such shareholder (including any such shares of Moon Common Stock sold in respect of Taxes (including the Dutch Dividend Withholding Tax) required to be withheld from the Liquidation Distribution) and (2) thereafter have no further right to receive cash, shares of Moon Common Stock or any other consideration in respect of the Exchangeable Note.

Section 2.6 Exchange Agent.

(a) Prior to the Effective Time, Moon shall appoint an exchange agent that is reasonably acceptable to Comet (the “Exchange Agent”) to act as the agent for the purpose of (i) exchanging the Exchange Offer Consideration and cash in lieu of any fractional shares of Moon Common Stock pursuant to Section 2.2(b) for shares of Comet Common Stock accepted for exchange by Moon Bidco in the Exchange Offer, (ii) allotting the Merger Consideration to each holder of shares of Comet Common Stock at the time of the Merger in accordance with the Merger Proposal, and (iii) giving effect to the Liquidation Distribution by the Liquidator. At or promptly following the Effective Time, Moon Bidco shall deposit, with the Exchange Agent, a number of shares of Moon Common Stock that are deliverable in respect of (1) all of the shares of Comet Common Stock accepted for exchange by Moon Bidco and the amount of cash required to be paid in lieu of any fractional shares pursuant to Section 2.2(b) and (2) all shares of Comet NewCo entitled to receive shares of Moon Common Stock in the Liquidation Distribution (collectively the “Exchange Fund”). If for any reason the Exchange Fund is inadequate to deliver all shares of Moon Common Stock to which holders of shares of Comet Common Stock accepted for exchange shall be entitled or to which holders of shares of Comet Newco shall be entitled in the Liquidation Distribution, Moon shall take all steps necessary to enable or cause Moon Bidco to, prior to or concurrently with the Share Sale, deposit in trust with the Exchange Agent additional shares of Moon Common Stock sufficient to make all such exchanges. If for any reason the Exchange Fund is inadequate to deliver all cash to which holders of shares of Comet Common Stock accepted for exchange shall be entitled, Moon shall take all steps necessary to enable or cause Moon Bidco promptly to deposit in trust with the Exchange Agent additional cash sufficient to make all such exchanges. The Exchange Fund shall not be used for any other purpose. Moon Bidco shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Comet Common Stock for the Exchange Offer Consideration and any cash in lieu of fractional shares of Moon Common Stock pursuant to Section 2.2(b).

(b) All Exchange Offer Consideration and any cash in lieu of fractional shares of Moon Common Stock pursuant to Section 2.2(b) paid upon the surrender of shares of Comet Common Stock in the Exchange Offer in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Comet Common Stock.

(c) Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Comet Common Stock accepted for exchange by Moon Bidco or by the holders of shares of Comet Newco who were entitled to receive a portion of the Exchange Fund in the Liquidation Distribution 12 months after the Effective Time shall be returned to Moon Bidco, upon demand, and any such holder of Comet who has not exchanged shares of Comet Common Stock for the Exchange Offer Consideration or any such holder of Comet Newco who has not received its portion of the Liquidation Distribution (less any Taxes required to be withheld from such Liquidation Distribution), and, if applicable, any cash in lieu of fractional shares of Moon Common Stock pursuant to Section 2.2(b) or the Exchangeable Note in accordance with this Section 2.6 prior to that time, shall thereafter look only to Moon Bidco (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Exchange Offer Consideration, the Liquidation Distribution and, if applicable, any cash in lieu of fractional shares of Moon Common Stock pursuant to Section 2.2(b) or the Exchangeable Note. Notwithstanding the foregoing, Moon Bidco shall not be liable to any holder of shares of Comet Common Stock or shares of Comet Newco for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any shares of Moon Common Stock and any cash made available to the Exchange Agent by Moon Bidco for payment in lieu of fractional shares of Moon Common Stock pursuant to Section 2.2(b) remaining unclaimed by holders of shares of Comet Common Stock or shares of Comet Newco two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Moon Bidco free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.7 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number or type of outstanding shares of Moon Common Stock or Comet Common Stock shall occur as a result of a reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination or readjustment of shares or any stock dividend, stock distribution or other similar event (other than, for the avoidance of doubt, the Moon Reverse Stock Split) with a record date during such period, the Exchange Offer Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.7 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Article 3

DIRECTORS AND OFFICERS

Section 3.1 Board of Directors of Moon. At the Effective Time, the Moon Board shall have 11 positions, which positions will be filled by a collaborative process led by the current Chairman of the Board of Moon and a member of the Governance Committee of Moon, on the one hand, and the Chairman of the Board of Comet and a member of the Corporate Governance Committee of Comet, on the other hand, with input from the President and Chief Executive Officer of each of Moon and Comet, but in any event shall include (i) six persons who are current members of the Moon Board (the “Designated Moon Directors”), two of which shall be Gary P. Luquette, the Chairman of the Board of Moon, and David Dickson, the President and Chief Executive Officer of Moon, and (ii) five persons who are current members of the Comet Supervisory Board (the “Designated Comet Directors”), it being understood that such selection process will be completed before the mailing of the Proxy Statement/Prospectus. If prior to the Effective Time, any Designated Moon Director is unwilling or unable to continue to serve as a director of Moon after the Effective Time as a result of illness, death, resignation or any other reason, then, any replacement for such person shall be selected from the remaining members of the Moon Board, through a similar collaborative process. If prior to the Effective Time, any Designated Comet Director is unwilling or unable to serve as a director of Moon after the Effective Time as a result of illness, death, resignation or any other reason, then, any replacement for such person shall be selected from the remaining members of the Comet Supervisory Board, through a similar collaborative process. At the Effective Time, Gary P. Luquette shall continue as the Non-Executive Chair of the Moon Board. From and after the Effective Time, each person designated as a director of Moon shall serve as a director until such person’s successor shall be appointed or such person’s earlier death, resignation or removal in accordance with the articles of incorporation of Moon, as amended after the Closing by the Moon Articles Amendment and the amended and restated bylaws of Moon (the “Moon Organizational Documents”).

Section 3.2 Certain Officers of Moon. At the Effective Time, David Dickson will continue as the President and Chief Executive Officer and a director of Moon, Stuart Spence will continue as the Executive Vice President and Chief Financial Officer of Moon, and each such officer shall serve until such officer’s successor shall be appointed or such officer’s earlier death, resignation, retirement, disqualification or removal in accordance with the Moon Organizational Documents. If, before the Effective Time, any such person is unable or unwilling to serve as an officer of Moon, then a substitute officer shall be selected by mutual agreement of Moon and Comet.

Section 3.3 Directors of Comet Newco and Comet Newco Sub.

(a) Comet and Comet Newco shall procure that at the Share Sale Effective Time the Comet Newco Sub Board shall consist exclusively of such directors as are designated in writing by Moon.

(b) The Parties shall procure that, from the Merger Effective Time until the completion of the Liquidation, the Comet Newco Board shall consist exclusively of two current Comet Supervisory Board members designated by Comet, Moon and Moon Bidco by mutual written agreement (if and to the extent that they shall agree to serve on the Comet Newco Board after the Merger Effective Time), and who shall at all times be independent from Moon and Moon Bidco and shall at all times qualify as independent in accordance with the independence standards set forth in the Dutch Corporate Governance Code; provided, however, that, if and to the extent that less than two of the current Comet Supervisory Board members agree to serve on the Comet Newco Board after the Merger Effective Time, Moon Bidco shall (and Moon shall cause Moon Bidco to) designate one or more replacement members who shall at all times be independent from Moon and Moon Bidco and who shall at all times qualify as independent in accordance with the independence standards set forth in the Dutch Corporate Governance Code, as promptly as reasonably practicable (the directors so designated, “Independent Directors”).

(c) If, at any time after the Merger Effective Time, an Independent Director resigns from, or otherwise ceases to be a member of, the Comet Newco Board, or ceases to be independent from Moon or Moon Bidco in each case, Moon Bidco shall procure that its Comet Newco shares are voted in favor of a proposed shareholders resolution whereby the respective Independent Director shall be replaced by a new director, designated by Moon Bidco, that is independent from Moon and Moon Bidco and qualifies as independent in accordance with the independence standards set forth in the Dutch Corporate Governance Code.

(d) Moon and Moon Bidco shall (to the extent applicable) supply to Comet in writing any information regarding those Independent Directors designated by Moon Bidco, as required by applicable Law in connection with the appointment of those Independent Directors designated by Moon Bidco, to the Comet Supervisory Board, and Moon and Moon Bidco shall be solely responsible for any such information.

(e) In addition to the discharge contemplated by the Discharge Resolutions, Moon Bidco shall at the first annual or extraordinary general meeting of shareholders of Comet Newco Sub held after the Closing, cause all members of the Comet Newco Sub Board to be fully and finally discharged for their acts of management up to the Share Sale Effective Time, in as far as allowed under applicable Laws; provided that Moon Bidco shall not be required to cause the discharge of any director for acts as a result of fraud (bedrog), gross negligence (grove schuld) or willful misconduct (opzet) of such director.

Article 4

CONVERSION OF OUTSTANDING COMET EQUITY AWARDS

Section 4.1 Conversion of Outstanding Equity Awards of Comet.

(a) Comet Options. At the Merger Effective Time, all options to acquire shares of Comet Common Stock (each, a “Comet Option”) that are outstanding and unexercised immediately prior to the Merger Effective Time under Comet’s equity incentive plans (collectively, the “Comet Stock Plans,” which are identified in Section 4.1(a) of the Comet Disclosure Letter) immediately shall vest (if unvested), shall cease to represent a right to acquire Comet Common Stock and shall be converted automatically into a vested option to acquire shares of Moon Common Stock (an “Assumed Comet Option”) in amounts and at an exercise price determined as provided in this Section 4.1(a) (and otherwise subject to the terms of the Comet Stock Plans, as applicable, under which they were issued and the agreements evidencing grants thereunder except as provided in this Section 4.1(a)). The number of shares of Moon Common Stock to be subject to an Assumed Comet Option resulting from the conversion of a Comet Option shall be equal to the product of the number of shares of Comet Common Stock subject to the Comet Option immediately prior to the Merger Effective Time multiplied by the Exchange Offer Ratio, provided that any fractional shares of Moon Common Stock resulting from such multiplication shall be rounded down to the nearest whole share. The exercise price per share of Moon Common Stock under an Assumed Comet Option resulting from the conversion of a Comet Option shall be equal to the exercise price per share of Comet Common Stock under the original Comet Option immediately prior to the Merger Effective Time divided by the Exchange Offer Ratio, provided that such exercise price shall be rounded up to the nearest whole cent. Notwithstanding the foregoing, the exercise price and/or the number of shares of Moon Common Stock that may be purchased under each such Assumed Comet Option shall be further adjusted to the extent required to remain in compliance with, or exempt from, the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder and, in the case of each Comet Option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code, the exercise price and the number of shares of Moon Common Stock subject to the Assumed Comet Option shall be determined in a manner consistent with the requirements of Section 424 of the Code and the Treasury Regulations promulgated thereunder. The duration and other terms of an Assumed Comet Option resulting from the conversion of a Comet Option shall otherwise remain the same as the original Comet Option from which it was converted except that all references to “Comet” in such original Comet Option shall be deemed to be references to Moon.

(b) Comet Performance Shares. At the Merger Effective Time, each performance share award granted under any Comet Stock Plan (collectively, the “Comet Performance Share Awards”) (whether or not vested) that is outstanding as of the date hereof and remains outstanding immediately prior to the Merger Effective Time, shall be cancelled and converted into the right to receive cash, without interest, in an amount equal to (i) (A) the Exchange Offer Ratio times (B) the target number of shares of Comet Common Stock subject to the Comet Performance Share Award times (C) the closing price for a share of Moon Common Stock on the NYSE Composite Transactions Tape on the Business Day immediately preceding the Closing Date plus (ii) cash in an amount equal to any dividend equivalents associated with such Comet Performance Share Awards as of the Merger Effective Time, subject to any withholding Taxes required by Law to be withheld. Any cash payable in accordance with the immediately preceding sentence shall be paid or delivered within five (5) days following the Merger Effective Time; provided that notwithstanding anything to the contrary, any payment in respect of a Comet Performance Share Award that, immediately prior to the Merger Effective Time, was subject to Section 409A of the Code, shall be made at such time as is required to comply with Section 409A of the Code. Comet shall make arrangements reasonably satisfactory to Moon to satisfy all employment and income tax withholding requirements, if applicable, with respect to the Comet Performance Share Awards as a result of the consummation of the transactions as contemplated by this Agreement.

(c) Rollover Comet Restricted Stock Units. Except as otherwise provided in Section 4.1(d), at the Merger Effective Time, each restricted stock unit award granted under any Comet Stock Plan (collectively, the “Comet Restricted Stock Unit Awards”) that is outstanding and unvested immediately prior to the Merger Effective Time shall be converted into and become a right to receive a restricted stock unit award with respect to Moon Common Stock with the same terms as those of the applicable Comet Restricted Stock Unit Award and the agreement by which such Comet Restricted Stock Unit Award is evidenced (all outstanding Comet Restricted Stock Unit Awards that are assumed pursuant to this Section 4.1(c) are hereafter referred to as “Assumed Comet RSU Awards”). Accordingly, from and after the Merger Effective Time: (A) each Assumed Comet RSU Award will be settled in shares of Moon Common Stock; (B) the number of shares of Moon Common Stock subject to each Assumed Comet RSU Award shall be determined by multiplying the number of shares of Comet Common Stock that were subject to such Assumed Comet RSU Award immediately prior to the Merger Effective Time by the Exchange Offer Ratio, and rounding the resulting number to the nearest whole number of shares of Moon Common Stock; and (C) any conditions and restrictions on the receipt of any Assumed Comet RSU Awards shall continue in full force and effect and the term, vesting schedule and other provisions of such Assumed Comet RSU Awards (including terms relating to acceleration of vesting upon termination of employment, in all cases, as in effect immediately prior to the Merger Effective Time) shall otherwise remain unchanged as a result of the assumption of such Assumed Comet RSU Awards.

(d) Certain Comet Restricted Stock Units and Director Deferred Share Awards. At the Merger Effective Time, (w) each Comet Restricted Stock Unit Award (whether vested or unvested) held by a non-employee member of the Comet Supervisory Board, (x) each vested Comet Restricted Stock Unit Award held by a Covered Comet Executive that has not yet been settled, (y) each Comet Restricted Stock Unit Award that vests in accordance with its terms as a result of the consummation of the transactions contemplated by this Agreement and (z) each vested share of Comet Common Stock deferred pursuant to a Comet Stock Plan (each, a “Director Deferred Share Award”), in each case, that is outstanding immediately prior to the Merger Effective Time shall be cancelled and converted into the right to receive (i) a number of shares of Moon Common Stock (rounded to the nearest whole number) equal to (A) the Exchange Offer Ratio times (B) the number of shares of Comet Common Stock subject to the Comet Restricted Stock Unit Award or Director Deferred Share Award, as applicable, immediately prior to the Merger Effective Time plus (ii) cash in an amount equal to any dividend equivalents associated with such award immediately prior to the Merger Effective Time, subject to any withholding Taxes required by Law to be withheld. Any shares of Moon Common Stock or cash payable in accordance with the immediately preceding sentence shall be paid or delivered within five (5) days following the Merger Effective Time; provided that notwithstanding anything to the contrary, any payment in respect of a Comet Restricted Stock Unit Award or Director Deferred share Award that, immediately prior to the Merger Effective Time, was subject to Section 409A of the Code, shall be made at such time as is required to comply with Section 409A of the Code. Comet shall make arrangements reasonably satisfactory to Moon to satisfy all employment and income tax withholding requirements, if applicable, with respect to such Comet Restricted Stock Unit Awards, as applicable as result of the consummation of the transactions contemplated by this Agreement. For purposes of this Agreement, a “Covered Comet Executive” means any executive officer of Comet who is set forth on Section 4.1(d) of the Comet Disclosure Letter.

(e) Post-Signing Equity Awards. Any Comet Restricted Stock Unit Award granted after the date hereof in accordance with Section 7.1(b)(vii), shall, as of the Merger Effective Time, cease to represent a right to receive Comet Common Stock and shall be converted into an Assumed Comet RSU Award with respect to a number of whole shares of Moon Common Stock in the same manner described in Section 4.1(c) above, as applicable; provided, however, that the consummation of the transactions as contemplated by this Agreement shall not be considered a change in control for purposes of such Comet Restricted Stock Unit Award.

(f) Assumed Awards. Notwithstanding the foregoing, (1) Moon shall assume all obligations with respect to each Assumed Comet Option and Assumed Comet RSU Award (collectively, the “Assumed Awards”), (2) each Assumed Award shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Moon Common Stock subsequent to the Merger Effective Time; (3) the Moon Board or an appropriate committee thereof shall succeed to the authority and responsibility of the Comet Boards or any committee thereof with respect to each Assumed Award and (4) Moon shall reserve for issuance a number of shares of Moon Common Stock sufficient to cover the Assumed Awards.

(g) Assumed Plans. At the Merger Effective Time, Moon will assume the Comet Stock Plans. Following the Merger Effective Time, under such Comet Stock Plan, as applicable, Moon will be entitled to grant equity or equity-based incentive awards with respect to Moon Common Stock, to the extent permissible under applicable Law, using the share reserves of such Comet Stock Plan as of the Merger Effective Time (including any shares of Moon Common Stock returned to such share reserves as a result of the termination or forfeiture of an Assumed Award granted pursuant to this Section 4.1), except that: (i) shares covered by such awards will be shares of Moon Common Stock; (ii) all references in such Comet Stock Plan to a number of shares will be deemed amended to refer instead to that number of shares of Moon Common Stock (rounded down to the nearest whole share) as adjusted pursuant to the application of the Exchange Offer Ratio; and (iii) the Moon Board or a committee thereof will succeed to the authority and responsibility of the Comet Boards or any applicable committee thereof with respect to the administration of such Comet Stock Plan.

(h) ESPP. As soon as practicable following the date hereof, Comet shall take all actions with respect to Comet’s Employee Stock Purchase Plan and Supervisory Board of Directors Stock Purchase Plan (collectively, the “ESPPs”) that are necessary to provide that the ESPPs shall be suspended effective January 1, 2018. Comet shall terminate the ESPPs in their entirety effective as of, and contingent on the Merger Effective Time.

Article 5

REPRESENTATIONS AND WARRANTIES OF THE COMET PARTIES

Except (i) as set forth in the disclosure letter delivered to Moon by Comet at or prior to the execution hereof (the “Comet Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken, subject to Section 10.13, or (ii) as disclosed in the Comet Reports filed with the SEC after December 31, 2016 and prior to the date of this Agreement (excluding any disclosures in such Comet Reports in any risk factors section or in any section related to forward-looking statements), the Comet Parties, jointly and severally, represent and warrant to and, solely with respect to the second sentence of Section 5.13(a) and Section 5.25, agree with, the Moon Parties that:

Section 5.1 Organization; Good Standing and Qualification; Subsidiaries.

(a) Each of the Comet Parties is a legal entity duly organized, validly existing and, to the extent such concept exists in the relevant jurisdiction, in good standing under the laws of its respective jurisdiction of organization. Except as would not reasonably be expected to have, individually or in the aggregate, a Comet Material Adverse Effect, (i) each of the Comet Parties’ Subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and (ii) each of the Comet Parties and its Subsidiaries has all requisite corporate or similar power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. Each of the Comet Parties and its Subsidiaries is, to the extent such concepts or similar concepts exist in the relevant jurisdiction, duly qualified to do business and in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or in good standing does not and would not reasonably be expected to have, individually or in the aggregate, a Comet Material Adverse Effect or to prevent, materially delay or materially impair the ability of Comet to perform its obligations under this Agreement or to consummate the Combination.

(b) Section 5.1(b) of the Comet Disclosure Letter lists each of Comet’s Subsidiaries and sets forth as to each (i) the type of entity, (ii) its jurisdiction of organization and (iii) its stockholders or other equity holders. Comet has made available to Moon prior to the date of this Agreement true and correct copies of the certificate of formation, articles of association, or incorporation, bylaws, board rules or other organizational documents (collectively, “Organizational Documents”) of each of the Comet Parties and each of Comet’s material Subsidiaries, each as amended to date, and each as so made available is in full force and effect.

Section 5.2 Authorization, Validity and Enforceability.

(a) Each of the Comet Parties has all requisite corporate or similar power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to consummate the Combination and the other transactions contemplated hereby and thereby, subject in the case of the Core Transactions to the Comet Shareholder Approval. The execution and delivery of this Agreement and the consummation by each of the Comet Parties of the transactions contemplated hereby have been duly authorized by all requisite corporate action on behalf of each of the Comet Parties, other than the Comet Shareholder Approval. This Agreement has been duly executed and delivered by each of the Comet Parties and constitutes the valid and legally binding obligation of each of the Comet Parties, enforceable against each of the Comet Parties, as applicable, in accordance with its terms.

(b) The Comet Boards, at a meeting or meetings duly called and held on or prior to the date of this Agreement, have (i) determined that the Combination and the other transactions contemplated by this Agreement are in the best interests of Comet and its business, taking into account the interests of the shareholders, creditors, employees and other stakeholders of Comet and the Comet Group, (ii) approved this Agreement and Comet’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (iii) resolved to make the Comet Recommendation, subject to Section 7.5(c) and Section 7.5(f).

(c) The Comet Newco Board, acting by unanimous written consent in lieu of holding a meeting, (i) determined that it is in the best interests of Comet Newco and its business, taking into account the interests of its sole shareholder and other stakeholders, to enter into this Agreement, and (ii) approved this Agreement and Comet Newco’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, in each case upon the terms and subject to the conditions stated herein. Comet, as the sole shareholder of Comet Newco, acting by written consent, has approved this Agreement and the consummation of the transactions contemplated hereby, upon the terms and subject to the conditions stated herein and in accordance with the applicable provisions of the Dutch Code.

(d) The Comet Newco Sub Board, acting by unanimous written consent in lieu of holding a meeting, (i) determined that it is in the best interests of Comet Newco Sub and its business, taking into account the interests of its sole shareholder and other stakeholders, to enter into this Agreement, and (ii) approved this Agreement and Comet Newco Sub’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, in each case upon the terms and subject to the conditions stated herein. Comet Newco, as the sole shareholder of Comet Newco Sub, acting by written consent, has approved this Agreement and the consummation of the transactions contemplated hereby, upon the terms and subject to the conditions stated herein and in accordance with the applicable provisions of the Dutch Code.

(e) Subject to the Comet Shareholder Approval being obtained, the CT Seller 1 Board, acting by unanimous written resolution in lieu of holding a meeting, (i) determined that it is in the best interests of CT Seller 1 and its business, taking into account the interests of the Comet group, its sole shareholder, creditors, employees and other stakeholders, to enter into and perform this Agreement (and any prior or subsequent (legal or other) acts necessary or desirable to effectuate or implement the transactions contemplated by this Agreement), and (ii) approved this Agreement and CT Seller 1’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, in each case upon the terms and subject to the conditions stated herein. Subject to the Comet Shareholder Approval being obtained, Chicago Bridge & Iron Company B.V., as the sole shareholder of CT Seller 1, acting by written consent, has approved this Agreement and the consummation of the transactions contemplated hereby, upon the terms and subject to the conditions stated herein.

(f) Subject to the Comet Shareholder Approval being obtained, the CT Seller 2 Board, acting by unanimous written resolution in lieu of holding a meeting, (i) determined that it is in the best interests of CT Seller 2 to enter into and perform this Agreement (and any prior or subsequent (legal or other) acts necessary or desirable to effectuate or implement the transactions contemplated by this Agreement), and (ii) adopted and approved this Agreement and CT Seller 2’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, in each case upon the terms and subject to the conditions stated herein.

(g) Subject to the Comet Shareholder Approval being obtained, the CT Seller 3 Board, acting by unanimous written resolution in lieu of holding a meeting, (i) determined that it is in the best interests of CT Seller 3 and its business, taking into account the interests of the Comet group, its sole shareholder, creditors, employees and other stakeholders, to enter into and perform this Agreement (and any prior or subsequent (legal or other) acts necessary or desirable to effectuate or implement the transactions contemplated by this Agreement), and (ii) approved this Agreement and CT Seller 3’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, in each case upon the terms and subject to the conditions stated herein. Subject to the Comet Shareholder Approval being obtained, CB&I Oil & Gas Europe B.V., as the sole shareholder of CT Seller 3, acting by written resolution, has approved this Agreement and the consummation of the transactions contemplated hereby, upon the terms and subject to the conditions stated herein.

(h) Subject to the Comet Shareholder Approval being obtained, the CT Seller 4 Board, acting by unanimous written consent in lieu of holding a meeting, (i) determined that it is in the best interests of CT Seller 4 and its sole shareholder, and declared it advisable, to enter into and perform this Agreement (and any prior or subsequent (legal or other) acts necessary or desirable to effectuate or implement the transactions contemplated by this Agreement), and (ii) approved the execution, delivery and performance by CT Seller 4 of this Agreement and the consummation of the transactions contemplated hereby, in each case upon the terms and subject to the conditions stated herein. Subject to the Comet Shareholder Approval being obtained, Chicago Bridge & Iron Company, a Delaware corporation, as the sole stockholder of CT Seller 4, acting by written consent, has approved this Agreement and the consummation of the transactions contemplated hereby, upon the terms and subject to the conditions stated herein.

Section 5.3 Capitalization.

(a) The authorized capital stock of Comet consists of 250,000,000 shares of Comet Common Stock, par value € 0.01 per share. As of December 15, 2017, there were (i) 101,418,664 outstanding shares of Comet Common Stock and 7,437,946 shares of Comet Common Stock held in treasury by Comet, (ii) 6,941,097 shares of Comet Common Stock reserved for issuance under employee benefits plans of Comet, the Comet Stock Plans and the Comet ESPPs, (iii) 470,151 shares of Comet Common Stock subject to issuance upon exercise of outstanding Comet Options, (iv) 1,924,114 shares of Comet Common Stock subject to issuance under outstanding Comet Restricted Stock Unit Awards, (v) 1,404,680 shares of Comet Common Stock subject to issuance under outstanding Comet Performance Share Awards (assuming target performance), (vi) 17,644 shares of Comet Common Stock subject to issuance under outstanding Director Deferred Share Awards and (vii) no other shares of capital stock or other voting securities of Comet were issued, reserved for issuance or outstanding. From such date through the date of this Agreement, Comet has not issued any shares of capital stock or voting securities of, or other equity interests in, Comet, or any securities convertible into, or exchangeable or exercisable for, shares of capital stock or voting securities of, or other equity interests in, Comet, other than Comet Common Stock issued pursuant to the exercise of Comet Options or settlement of Comet Restricted Stock Unit Awards or Comet Performance Share Awards outstanding on such date. There are (1) no outstanding options, warrants or other rights to acquire from Comet any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for, capital stock, voting securities or ownership interests in, Comet and (2) no outstanding preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of Comet, obligating Comet to issue, transfer or sell any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for, capital stock, voting securities or other ownership interests in, Comet or obligating Comet to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment. Except as required by the terms of any Comet Options, Comet Restricted Stock Unit Awards or Comet Performance Share Awards outstanding as of the date of this Agreement or issued as permitted by Section 7.1, there are no outstanding obligations of Comet or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Comet Common Stock or other Comet securities. All of the issued and outstanding shares of Comet Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

(b) The CT Entity Equity Interests with respect to each CT Entity represent all of the issued and outstanding equity interests of such CT Entity. All of the outstanding capital stock of, or other ownership interests in, each Subsidiary of Comet, including the CT Entity Equity Interests, have been validly issued and are fully paid and nonassessable and are owned by Comet, directly or indirectly, free and clear of all mortgages, deeds of trust, liens, security interests, pledges, leases, conditional sales contracts, charges, privileges, easements, rights of way, reservations, options, rights of first refusal and other encumbrances (collectively, “Liens”) (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) other than Permitted Liens. As used in this Agreement, the term “Permitted Liens” shall mean, with respect to any Person: Liens for Taxes not yet due and payable or that are being contested in good faith and through appropriate proceedings and for which adequate reserves have been established in accordance with U.S. generally accepted accounting principles (“GAAP”); as to property leased by such Person, statutory Liens of lessors; as to real property or tangible personal property, Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics and materialmen arising by operation of law in the ordinary course of business provided that the payment of or the performance of the obligation giving rise thereto is not delinquent or is being contested in good faith through appropriate proceedings and for which reasonable accruals or reserves have been established; Liens securing the Existing Comet Debt or the Existing Moon Debt, as applicable; Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or retirement benefits, or to secure the performance of statutory obligations and other Liens imposed or promulgated by applicable Law or any Governmental Entity in the ordinary course of business that do not secure indebtedness; rights of set off and banker’s liens in each case that do not secure indebtedness; and easements, rights of way, restrictions, and other similar encumbrances, and minor defects in the chain of title, none of which interfere with the ordinary conduct of the business of such Person or any Subsidiary of such Person or materially detract from the value or use of the property to which they apply.

(c) Except for the Comet Options, Comet Restricted Stock Unit Awards, Comet Performance Share Awards Director Deferred Share Awards and awards outstanding under the Comet ESPPs, there are outstanding (i) no securities of Comet or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of Comet, (ii) no options, warrants or other rights to which Comet or any of its Subsidiaries is a party or is otherwise bound to acquire from Comet or any of its Subsidiaries any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary of Comet and (iii) except as provided by applicable Law, no preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of any Subsidiary of Comet, obligating Comet or any of its Subsidiaries to issue, transfer or sell, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary of Comet or obligating Comet or any Subsidiary of Comet to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment.

(d) Except for the capital stock or other voting securities or ownership interests in any Subsidiary of Comet, neither Comet nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Person (including Moon Common Stock).

(e) No Subsidiary of Comet owns any shares of Comet capital stock.

Section 5.4 Compliance with Laws; Permits. Except for such matters as, individually or in the aggregate, do not and would not reasonably be expected to have a Comet Material Adverse Effect:

(a) Neither Comet nor any of its Subsidiaries is in violation of any applicable law, rule, regulation, directive, ordinance, code, governmental determination, guideline, Order, treaty, convention, governmental certification requirement or other binding requirement, U.S. or non-U.S., of any Governmental Entity (collectively, “Laws”), and no claim is pending or, to the knowledge of Comet, threatened with respect to any such matters.

(b) Comet and each Subsidiary of Comet hold all permits, licenses, certifications, variations, exemptions, Orders, franchises, consents, approvals and other authorizations of all Governmental Entities (collectively, “Permits”) necessary for the conduct of their respective businesses (the “Comet Permits”). All Comet Permits are in full force and effect and there exists no default thereunder or breach thereof, and Comet has no notice or knowledge that such Comet Permits will not be renewed in the ordinary course after the Effective Time. No Governmental Entity has given, or to the knowledge of Comet, threatened to give, any action to terminate, cancel or reform any Comet Permit.

(c) Comet and each Subsidiary of Comet possess all Permits required for the present ownership and operation of all its and its Subsidiaries’ assets. There exists no default or breach with respect to, and no Person or Governmental Entity has taken or, to the knowledge of Comet, threatened to take, any action to terminate, cancel or reform any such Permits.

This Section 5.4 does not relate to Tax matters, employee benefits matters, labor matters, environmental matters, intellectual property matters, export control or trade matters, or the Foreign Corrupt Practices Act, which are the subjects of Sections 5.11, 5.12, 5.13, 5.15, 5.16, 5.22 and 5.23, respectively.

Section 5.5 No Conflict.

(a) Neither the execution, delivery and performance by the Comet Parties of this Agreement nor the consummation by any of the Comet Parties of the Combination and the other transactions contemplated by this Agreement in accordance with the terms hereof will, (i) subject to the receipt of the Comet Shareholder Approval, conflict with, contravene or result in a violation of any provision of the Organizational Documents of any of the Comet Parties, (ii) violate, contravene or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the suspension, termination or cancellation, or in a right of suspension, termination or cancellation of, or give rise to a right of purchase or a right of additional payment under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Comet or any of its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Comet or any of its Subsidiaries under, any of the terms, conditions or provisions of, any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license, concession, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which Comet or any of its Subsidiaries is a party, or (iii) subject to the filings, approvals and other matters referred to in Section 5.5(b), contravene or conflict with or constitute a violation of any provision of any applicable Law, except, in the case of matters described in clause (ii) or (iii), as do not and would not reasonably be expected to have, individually or in the aggregate, a Comet Material Adverse Effect or to prevent, materially delay or materially impair the ability of Comet to perform its obligations under this Agreement or to consummate the Combination.

(b) Other than those required under or in relation to (i) rules and regulations of the NYSE, (ii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and such applicable competition, antitrust or premerger notification Laws of any 8.1(f) Jurisdiction, (iii) the Securities Act, (iv) the Exchange Act, (v) state securities or “Blue Sky” laws and (vi) other Governmental Entities having jurisdiction over the Combination set forth in Section 5.5 of the Comet Disclosure Letter, neither the execution, delivery or performance by the Comet Parties of this Agreement, nor the consummation by any of the Comet Parties of the Combination and the other transactions contemplated by this Agreement in accordance with the terms hereof will require any consent, approval, qualification or authorization of, or filing or registration with, any Governmental Entity, except for any consent, approval, qualification or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not reasonably be expected to have a Comet Material Adverse Effect.

(c) This Agreement, the Combination and the transactions contemplated hereby do not, and will not, upon consummation of such transactions in accordance with their terms, result in any “change of control” or similar event or circumstance under the terms of any Comet Material Contract or any material Comet Permit.

Section 5.6 SEC Documents; Financial Statements.

(a) Comet has filed or furnished all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and any amendments thereto) required to be so filed or furnished by it with the SEC since January 1, 2015 (collectively, the “Comet Reports”). Comet has made available to Moon copies of all material comment letters from the SEC and Comet’s responses thereto since January 1, 2015 through the date of this Agreement that are not otherwise publicly available. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Comet Reports. As of the date of this Agreement, no Subsidiary of Comet is required to file any registration statement, prospectus, report, schedule, form, statement or any other document with the SEC. No Subsidiary of Comet is, or since January 1, 2016 has been, subject to any requirement to file periodic reports under the Exchange Act. As of their respective dates (or, if amended, as of the date of such amendment), the Comet Reports complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and complied in all material respects with the applicable accounting standards. As of their respective dates (or, if amended, as of the date of such amendment), the Comet Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated balance sheets included in or incorporated by reference into the Comet Reports (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of Comet and its Subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and changes in shareholders’ equity included in or incorporated by reference into the Comet Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations, cash flows or changes in shareholders’ equity, as the case may be, of Comet and its Subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein (subject, in the case of unaudited statements, to (i) such exceptions as may be permitted by Form 10-Q of the SEC, (ii) normal year-end audit adjustments which have not been and are not expected to be material and (iii) any other adjustments stated therein or in the notes thereto).

(c) There are no liabilities or obligations of Comet or any of its Subsidiaries of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be disclosed) that would be required to be reflected on, or reserved against in, a balance sheet of Comet or in the notes thereto prepared in accordance with GAAP, other than liabilities or obligations to the extent (i) reflected or reserved against on the consolidated balance sheet of Comet or readily apparent in the notes thereto, in each case included in Comet’s annual report on Form 10-K for the year ended December 31, 2016 or Comet’s quarterly report on Form 10-Q for the period ended September 30, 2017, (ii) liabilities or obligations incurred in the ordinary course of business since September 30, 2017, (iii) obligations or liabilities arising in connection with the transactions contemplated by this Agreement or (iv) liabilities or obligations which do not and would not reasonably be expected to have, individually or in the aggregate, a Comet Material Adverse Effect.

(d) Neither Comet nor any of Comet’s Subsidiaries is a party to, or has any commitment to become a party to, any off-balance sheet joint venture, off-balance sheet partnership or any other “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(e) Since September 30, 2017, through the date of this Agreement, neither Comet nor any of its Subsidiaries has incurred any indebtedness for borrowed money except in the ordinary course of business consistent with past practice, excluding intercompany indebtedness among Comet and its wholly owned Subsidiaries.

Section 5.7 Controls and Procedures.

(a) Except as would not reasonably be expected to have a Comet Material Adverse Effect, Comet is in compliance with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(b) Each of the principal executive officer and the principal financial officer of Comet (or each former principal executive officer and former principal financial officer of Comet, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act and the related rules and regulations promulgated thereunder and under the Exchange Act with respect to the Comet Reports. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(c) Comet has (i) designed and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act, and (ii) disclosed, based on its most recent evaluation and knowledge, to its auditors and the audit committee of the Comet Supervisory Board (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which could adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal control over financial reporting.

(d) Comet’s management, with the participation of Comet’s principal executive and financial officers, has completed an assessment of the effectiveness of Comet’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2016, and such assessment concluded that such internal control was effective based on the framework in Internal Control—Integrated Framework (2013 Framework) issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria).

Section 5.8 Information Supplied.

(a) None of the information supplied or to be supplied by the Comet Parties for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 (and any amendment or supplement thereto) is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement/Prospectus will, on the date it is first mailed to Comet shareholders or Moon stockholders or at the time of the Comet Shareholders Meeting or the Moon Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (iii) the Exchange Offer Documents will, on the date first filed with the SEC and on the date first published, sent or given to the Comet Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (iv) the Schedule 14D-9 will, on the date first filed with the SEC and on the date first published, sent or given to the Comet shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The portions of the Proxy Statement/Prospectus supplied by Comet will comply as to form in all material respects with the applicable provisions of the Exchange Act.

(b) Notwithstanding the foregoing provisions of this Section 5.8, no representation or warranty is made by the Comet Parties with respect to statements made or incorporated by reference in the Form S-4, the Proxy Statement/Prospectus or the Exchange Offer Documents based on information supplied by the Moon Parties for inclusion or incorporation by reference therein.

Section 5.9 Litigation. There are no Proceedings pending or, to the knowledge of Comet, threatened against Comet or any of its Subsidiaries, or any director, officer or employee of Comet or any of its Subsidiaries or other Affiliates, in each case, for whom Comet or any of its Subsidiaries may be liable, or Orders relating thereto, except for those that would not, individually or in the aggregate, reasonably be expected to result in a Comet Material Adverse Effect. None of Comet or any of its Subsidiaries, or any director, officer or employee of Comet or any of its Subsidiaries or other Affiliates, in each case, for whom Comet or any of its Subsidiaries may be liable, is a party to or subject to the provisions of any Order which would, individually or in the aggregate, reasonably be expected to result in a Comet Material Adverse Effect. This Section 5.9 does not relate to Tax matters, employee benefits matters, labor matters, environmental matters, intellectual property matters, export control or trade matters, or the Foreign Corrupt Practices Act, which are the subjects of Sections 5.11, 5.12, 5.13, 5.15, 5.16, 5.22 and 5.23, respectively. As used in this Agreement, (a) “Proceeding” means any (i) action, claim, suit, investigation, complaint, litigation, or other hearing or proceeding by or before any Governmental Entity, whether civil, criminal or administrative and whether or not such proceeding results in a formal civil or criminal litigation or regulatory action, (ii) arbitration or (iii) mediation and (b) “Order” means any judgment, order, writ, fine, injunction, decree, ruling, stipulation, award or determination of any Governmental Entity.

Section 5.10 Absence of Certain Changes. Since December 31, 2016, there has not been any Comet Material Adverse Effect or any event, occurrence, change, discovery or development of a state of circumstances or facts which would, individually or in the aggregate, reasonably be expected to result in a Comet Material Adverse Effect or to prevent, materially delay or materially impair the ability of Comet to perform its obligations under this Agreement or to consummate the Combination. Since December 31, 2016 and prior to the execution and delivery hereof, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, the business of Comet and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business.

Section 5.11 Taxes. Except as does not and would not reasonably be expected to have, individually or in the aggregate, a Comet Material Adverse Effect:

(a) (i) all returns, statements, reports, declarations, estimates and forms required to be filed with respect to Taxes (“Returns”) by or with respect to Comet or any of its Subsidiaries (including any Return required to be filed by an affiliated, consolidated, combined, unitary or similar group that includes Comet or any of its Subsidiaries) have been properly filed on a timely basis (taking into account any valid extensions of time within which to file) with the appropriate Governmental Entities, and all such Returns are true, complete and accurate and (ii) all Taxes required to be paid by Comet or any of its Subsidiaries (whether or not shown on any Return) have been duly paid, and all Taxes that Comet or any of its Subsidiaries are obligated to withhold from amounts payable to any employee, creditor, shareholder or other third party have been duly withheld and deposited, in each case in full and on a timely basis, except, in each case of clause (i) and (ii), with respect to matters contested in good faith or adequately reserved for, in accordance with GAAP, in the consolidated balance sheets included in the Comet Reports;

(b) no audits or other Proceedings are pending with regard to any Taxes or Returns of Comet or any of its Subsidiaries;

(c) no Governmental Entity is asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes of Comet or any of its Subsidiaries which have not been fully paid or finally settled or adequately reserved for, in accordance with GAAP, in the consolidated balance sheets included in the Comet Reports;

(d) neither Comet nor any of its Subsidiaries has any liability for Taxes of any Person (other than Taxes of Comet or its Subsidiaries) (A) under Treasury Regulation § 1.1502-6 or any similar provision of state, local, or non-U.S. Tax law, except for Taxes of the affiliated group of which Comet or any of its Subsidiaries is or was the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of state, local, or non-U.S. Tax law, or (B) as a transferee, a successor, by contract or otherwise;

(e) neither Comet nor any of its Subsidiaries has granted any currently effective requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any income or franchise Tax Returns of Comet or any of its Subsidiaries;

(f) neither Comet nor any of its Subsidiaries (i) is a party to any closing agreement described in Section 7121 of the Code or any predecessor provision thereof or any similar agreement under state, local, or non-U.S. Tax law, or (ii) has received or entered into (or has currently pending a request for) any private letter rulings, technical advice memoranda, or similar agreements or rulings from any taxing authority for any taxable year for which the statute of limitations has not expired;

(g) neither Comet nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing, allocation or indemnity agreement or any similar agreement or arrangement, except for any such agreement or arrangement solely between or among any of Comet and its Subsidiaries;

(h) neither Comet nor any of its Subsidiaries has participated in any “listed transaction,” within the meaning of Treasury Regulation § 1.6011-4(b);

(i) neither Comet nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code occurring during the two-year period ending on the date of this Agreement;

(j) there are no liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings) upon any of the assets of Comet or any of its Subsidiaries;

(k) to Comet’s knowledge, no claim has been made in the last three years by an authority in a jurisdiction where any of Comet or its Subsidiaries does not file income or franchise Returns that Comet or any of its Subsidiaries is or may be subject to income or franchise taxation in that jurisdiction; and

(l) there are no arrangements, events or circumstances that could give rise to Comet or any of its Subsidiaries being liable for the repayment of unlawful state aid within the meaning of article 107, paragraph 1 of the Treaty on the Functioning of the European Union in relation to any Taxes.

Section 5.12 Employee Benefit Plans.

(a) Section 5.12(a) of the Comet Disclosure Letter sets forth a list of all material Comet Benefit Plans. The term “Comet Benefit Plans” means all employee benefit plans and other benefit arrangements, including all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not U.S.-based plans, and all other material employee benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, employment, change in control, retention, welfare (including post-retirement medical and life insurance) and fringe benefit plans, practices or agreements, whether or not subject to ERISA or U.S.-based and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by Comet or any of its Subsidiaries, to which Comet or any of its Subsidiaries is a party or is required to provide benefits under applicable Law, but shall not include any “multiemployer plan” within the meaning of Section 3(37) of ERISA. With respect to each Comet Benefit Plan subject to the laws of the United States (each a “Comet U.S. Benefit Plan” and collectively, the “Comet U.S. Benefit Plans”) that is a material Comet Benefit Plan, Comet has made available to Moon a true and correct copy of (i) the most recent annual report (Form 5500) filed with the applicable Governmental Entity (with respect to Comet U.S. Benefit Plans for which Form 5500’s are filed), (ii) each such Comet U.S. Benefit Plan that has been reduced to writing and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to each such Comet U.S. Benefit Plan, (iv) the most recent summary plan description or other written explanation of each Comet U.S. Benefit Plan provided to participants, (v) the most recent actuarial report or valuation relating to a Comet U.S. Benefit Plan subject to Title IV of ERISA and (vi) the most recent determination letter or opinion letter, if any, issued by the Internal Revenue Service (“IRS”) with respect to any Comet U.S. Benefit Plan intended to be qualified under Section 401(a) of the Code.

(b) With respect to each Comet U.S. Benefit Plan, except as does not and would not reasonably be expected to have, individually or in the aggregate, a Comet Material Adverse Effect:

(i) to the extent applicable, such Comet U.S. Benefit Plan complies and has complied with the requirements of ERISA, the Code, other applicable Law and with the operative documents for each such plan;

(ii) any Comet U.S. Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter, as applicable, from the IRS;

(iii) there are no pending or, to the knowledge of Comet, threatened claims against or otherwise involving any Comet U.S. Benefit Plan, and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Comet U.S. Benefit Plan activities) is pending against or with respect to any such Comet U.S. Benefit Plan;

(iv) there are no pending audits or investigations by any Governmental Entity involving any Comet U.S. Benefit Plan;

(v) all contributions required to be made as of the date of this Agreement to Comet U.S. Benefit Plans have been made or provided for;

(vi) Comet has not engaged in a transaction with respect to any Comet U.S. Benefit Plan for which it would reasonably be expected to be subject (either directly or indirectly) to a liability for either a civil penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code;

(vii) since January 1, 2005, each nonqualified deferred compensation plan or arrangement has been maintained in good faith operational compliance with Section 409A of the Code and, as of December 31, 2008, each nonqualified deferred compensation plan or arrangement is in documentary compliance with Section 409A of the Code, except for such noncompliance that may be corrected under IRS Notice 2008-113 or IRS Notice 2010-6 (without material liability to Moon);

(viii) with respect to Comet U.S. Benefit Plans or any “employee pension benefit plans,” as defined in Section 3(2) of ERISA, that are subject to Title IV of ERISA and have been maintained or contributed to within six years prior to the date of this Agreement by Comet, any of its Subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with Comet or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code (a “Comet ERISA Affiliate”), (A) neither Comet nor any Comet ERISA Affiliate has incurred any direct or indirect liability under Title IV of ERISA in connection with any termination thereof or withdrawal therefrom which remains unsatisfied, (B) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (C) since January 1, 2013, there has been no “reportable event,” as that term is defined in Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, and (D) the minimum funding standards of Section 412 of the Code have been satisfied and there are no restrictions on the payment or accrual of benefits under Section 436 of the Code and such plan is not in “at risk” status for the current plan year under Section 430(i) of the Code;

(ix) all individuals who performed any compensatory services for Comet or any Subsidiary of Comet, whether as an employee, independent contractor or “leased employee” (as defined in Section 414(n) of the Code) are, and have been, properly classified for purposes of withholding Taxes and eligibility to participate in, and coverage under, any Comet U.S. Benefit Plan;

(x) neither Comet nor any of its Subsidiaries nor any Comet ERISA Affiliate contributes to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to, a “multiemployer plan” within the meaning of Section 3(37) of ERISA, a “multiple employer welfare association” within the meaning of Section 3(40) of ERISA or a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code; and

(xi) neither Comet nor any Comet ERISA Affiliate has incurred any direct or indirect liability under Title IV of ERISA in connection with any termination of or withdrawal from a “multiemployer plan” within the meaning of Section 3(37) of ERISA, which remains unsatisfied.

(c) Except as provided in Section 5.12(c) of the Comet Disclosure Letter, no Comet U.S. Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Comet or any Subsidiary of Comet for periods extending beyond their retirement date or other termination of service other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary). Except as would not have, individually or in the aggregate, a Comet Material Adverse Effect, each Comet U.S. Benefit Plan which provides post-employment medical, surgical, hospitalization, death or similar benefits as of the date hereof may be unilaterally amended or terminated by Comet without material liability, except as to claims incurred prior to amendment or termination.

(d) Except as provided in Section 5.12(d) of the Comet Disclosure Letter, the execution and delivery of this Agreement, and the consummation of the Combination and the other transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) (i) result in any payment becoming due to any employee, former employee or group of employees or former employees, of Comet or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Comet Benefit Plans, (iii) result in the acceleration of the time of payment or vesting of any such benefits or (iv) result in the incurrence or acceleration of any other obligation related to the Comet Benefit Plans or to any employee, former employee or group of employees or former employees, including the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(e) With respect to each Comet Benefit Plan that is not a Comet U.S. Benefit Plan (each a “Comet Foreign Benefit Plan” and collectively, the “Comet Foreign Benefit Plans”), except as would not have, individually or in the aggregate, a Comet Material Adverse Effect, (i) each such Comet Foreign Benefit Plan is in material compliance with all applicable Laws and has been operated in accordance with its terms, (ii) all contributions required to have been made under such Comet Foreign Benefit Plans have been timely made and all liabilities thereunder have been properly accrued on the most recent financial statements of Comet and its Subsidiaries and (iii) each Comet Foreign Benefit Plan that is intended to or required by Law to be funded and/or book-reserved is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions. Comet has made available to Moon a true and correct copy of each material Comet Foreign Benefit Plan in effect on the date hereof.

Section 5.13 Labor Matters.

(a) Section 5.13(a) of the Comet Disclosure Letter sets forth a list of each collective bargaining agreement or similar contract, agreement or understanding with a labor union or similar labor organization (each a “Labor Agreement”) to which Comet or any of its Subsidiaries is a party to, or is bound by, that covers employees of Comet and its Subsidiaries in the United States. No later than the thirtieth (30th) day following the date hereof, Comet shall provide Moon with a list of each Labor Agreement to which Comet or any of its Subsidiaries is a party to, or is bound by, that covers employees of Comet and its Subsidiaries primarily located outside of the United States. To the knowledge of Comet, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened in the United States.

(b) Except for such matters as do not and would not reasonably be expected to have a Comet Material Adverse Effect, (i) Comet and its Subsidiaries have complied with all applicable Laws respecting the employment of labor; (ii) neither Comet nor any Subsidiary of Comet has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any violation of any applicable Law with respect to the employment of individuals by, or the employment practices of, Comet or any Subsidiary of Comet or the work conditions or the terms and conditions of employment and wages and hours of their respective businesses; (iii) there are no unfair labor practice charges or other employee related complaints against Comet or any Subsidiary of Comet pending or, to the knowledge of Comet, threatened, before any Governmental Entity by or concerning the employees working in their respective businesses; and (iv) there are no labor strikes, slowdowns, stoppages, walkouts, lockouts or other labor-related disputes pending or, to the knowledge of Comet, threatened against or affecting Comet or any of its Subsidiaries; and (v) there are no pending or, to the knowledge of Comet, threatened employment-related lawsuits or administrative charges or arbitration proceedings against or involving Comet or any of its Subsidiaries brought or filed with any Governmental Entity.

Section 5.14 Properties.

(a) Section 5.14(a) of the Comet Disclosure Letter sets forth an accurate and complete list of (i) all property owned in fee by Comet or any of its Subsidiaries (the “Comet Owned Real Properties”) and (ii) all property leased, subleased, licensed or held or used under any similar occupancy or use agreement by Comet or any of its Subsidiaries (the “Comet Leased Real Properties”), together with the lease or other agreements creating such Comet Leased Real Properties (the “Comet Leases”). The Comet Owned Real Properties and the Comet Leased Real Properties (collectively, the “Comet Real Property”) constitute all of the real property interests owned or leased by Comet and its Subsidiaries.

(b) Except as do not and would not, individually or in the aggregate, reasonably be expected to have a Comet Material Adverse Effect, (i) each of Comet and its Subsidiaries has good and marketable title to the Comet Owned Real Properties and a good, valid and subsisting leasehold or, as applicable, other contractual interest in the Comet Leased Real Properties, and there are no outstanding options or rights of first refusal to purchase any of the Comet Real Property or any interest therein; (ii) all such Comet Real Property is free and clear of all Liens (other than Permitted Liens); and (iii) with respect to the Comet Leased Real Properties, each of Comet and its Subsidiaries has complied with the terms of all the Comet Leases to which it is a party and under which it is in occupancy, there is no uncured default by Comet or its applicable Subsidiary, and no circumstance has occurred that, with the passage of time or the giving of notice or both would constitute a default by Comet or its applicable Subsidiary, under the Comet Leases, no party to any Comet Lease other than Comet or its Subsidiaries is in material default of its obligations thereunder, and all such Comet Leases are in full force and effect.

(c) Except as do not and would not, individually or in the aggregate, reasonably be expected to have a Comet Material Adverse Effect, Comet and its Subsidiaries have good and valid title to, or a valid and subsisting leasehold interest or other comparable contractual right in or relating to, all of the material personal properties and assets, tangible and intangible, that they purport to own or lease that are necessary for the conduct of their business as currently conducted, free and clear of all Liens except Permitted Liens. All personal properties and assets, tangible and intangible, and other assets owned by or leased to or by Comet and its Subsidiaries are sufficient for the uses to which they are being put, have been maintained and replaced from time to time substantially in accordance with prudent industry practice, except as is not and would not, individually or in the aggregate, reasonably be expected to have a Comet Material Adverse Effect.

Section 5.15 Environmental Matters. Except as does not and would not reasonably be expected to have, individually or in the aggregate, a Comet Material Adverse Effect:

(a) Comet and each of its Subsidiaries is, and has been in compliance with all Orders applicable to it and any applicable Law (including common law) related to (i) any exposure to or the release of pollutants, contaminants, hazardous, toxic or radioactive substances or wastes (including petroleum, asbestos and silica) (“Hazardous Materials”), or (ii) human health, worker safety, process safety, mine safety, exploration, production and mining activities (including reclamation obligations), natural resources, or the protection or preservation of the environment (“Environmental Laws”).

(b) Comet and each Subsidiary of Comet hold all Permits required under Environmental Laws for the conduct of their respective businesses (the “Comet Environmental Permits”). All Comet Environmental Permits are in full force and effect and there exists no default thereunder or breach thereof, and Comet has no notice or knowledge that such Comet Environmental Permits will not be renewed in the ordinary course. No Governmental Entity has given, or to the knowledge of Comet, threatened to give, any action to terminate, cancel or reform any Comet Environmental Permit.

(c) No Proceedings, governmental investigations or employee or third party claims are pending or, to the knowledge of Comet, threatened against Comet or its Subsidiaries that allege the violation of or seek to impose liability pursuant to any Environmental Law.

(d) Neither Comet nor any of its Subsidiaries has received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law that remains unresolved. Neither Comet nor any of its Subsidiaries is subject to any outstanding consent decree or Order under any Environmental Law or relating to the cleanup of or other obligation with respect to any Hazardous Materials.

(e) There are no Hazardous Materials at, in, under or migrating to or from properties owned or leased by Comet or each Subsidiary that require response, removal or remediation under Environmental Laws.

(f) Neither Comet nor any of its Subsidiaries is subject to any liability under Environmental Laws for a Release of any Hazardous Materials on, under, from or to the property of any third Person. As used in this Section 5.15 and in Section 6.15: (i) the term “Release” means any release, spill, effluent, emission, emptying, leaking, pumping, pouring, injection, deposit, dumping, disposal, discharge, dispersal, leaching, escaping or migration into or through the Environment and (ii) the term “Environment” means (A) land, including surface land and sub-surface strata; (B) water, including coastal and inland water, surface waters and ground waters; and (C) indoor and ambient air.

(g) Neither Comet nor its Subsidiaries has been named as a defendant in any litigation, or has received written notice of noncompliance, violation, liability or potential liability from any Governmental Entity, based on exposure to Hazardous Materials, in each case that remains unresolved.

(h) Neither Comet nor any of its Subsidiaries has Released any Hazardous Materials into the environment in violation of Environmental Laws.

Section 5.16 Intellectual Property; Information Technology.

(a) Except as does not and would not reasonably be expected to have, individually or in the aggregate, a Comet Material Adverse Effect, Comet and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent applications, patent rights, know-how, trade secrets, trademarks, trademark rights, trade names, trade dress, trade name rights, service marks, service mark rights, copyrights, software, domain names, computer programs, technical know-how and other proprietary intellectual property rights (collectively, “Intellectual Property Rights”) necessary for the conduct of their respective businesses as currently being conducted. There are no assertions or claims challenging the validity of any Intellectual Property Rights of Comet or any of its Subsidiaries that are reasonably expected to have, individually or in the aggregate, a Comet Material Adverse Effect. The conduct of Comet’s and its Subsidiaries’ respective businesses as currently conducted does not conflict with, violate, or infringe any Intellectual Property Rights of a third party, except for any such claims that, individually or in the aggregate, do not and would not reasonably be expected to have a Comet Material Adverse Effect. No claims are pending or, to the knowledge of Comet, threatened that Comet or any of its Subsidiaries are infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property Rights, except for any such claims that, individually or in the aggregate, do not and would not reasonably be expected to have a Comet Material Adverse Effect. To the knowledge of Comet, no Person is infringing, misappropriating or otherwise violating any of the Intellectual Property Rights owned by or licensed by or to Comet or any of its Subsidiaries except as do not and would not reasonably be expected to have, individually or in the aggregate, a Comet Material Adverse Effect. No Proceeding is pending or has been threatened by Comet or any of its Subsidiaries against any Person with regard to the ownership, use, infringement, misappropriation, violation, validity or enforceability of any Intellectual Property Rights, except as do not and would not reasonably be expected to have, individually or in the aggregate, a Comet Material Adverse Effect.

(b) Since January 1, 2015, there has been no failure, material substandard performance, breach of or unauthorized access to any IT Systems of Comet or any of its Subsidiaries that has caused any material disruption to the business of Comet or any of its Subsidiaries or, to the knowledge of Comet, resulted in any unauthorized disclosure of or access to any data owned, collected or controlled by Comet or any of its Subsidiaries, in each case except as do not and would not reasonably be expected to have, individually or in the aggregate, a Comet Material Adverse Effect. Comet and its Subsidiaries have taken commercially reasonable measures to protect the integrity and security of their respective information technology systems and the data stored thereon from unauthorized use, access or modification by third Persons. For purposes of this Agreement, “IT Systems” means (a) all computing and/or communications systems and equipment, including any internet, intranet, extranet, e-mail or voice mail systems; (b) all computer software, the tangible media on which it is recorded (in any form) and all supporting documentation, data and databases; and (c) all peripheral equipment related to the foregoing, including printers, scanners, switches, routers, network equipment and removable media.

Section 5.17 Insurance. Except as does not and would not reasonably be expected to have, individually or in the aggregate, a Comet Material Adverse Effect, Comet and its Subsidiaries maintain insurance policies, including with respect to fire, liability, workers’ compensation, and title insurance, containing coverages in such amounts and against such losses as are customary in the industries in which Comet and its Subsidiaries operate on the date of this Agreement. Except as does not and would not reasonably be expected to have, individually or in the aggregate, a Comet Material Adverse Effect, (i) all such policies (or substitute policies with substantially similar terms and underwritten by insurance carriers with substantially similar or higher ratings) are in full force and effect, and (ii) all premiums with respect thereto covering all periods up to and including the Closing Date have been (or, if not yet due as of the date of this Agreement, will prior to the Closing Date be) paid.

Section 5.18 No Brokers. None of the Comet Parties have entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of the Comet Parties, the Moon Parties or their respective Affiliates to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Combination and the other transactions contemplated by this Agreement, except as disclosed on Schedule 5.18.

Section 5.19 Opinion of Comet’s Financial Advisor. The Comet Boards have received the opinion of Comet’s financial advisor, Centerview Partners LLC, dated the date of this Agreement, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in preparing such opinion as set forth therein, the Exchange Offer Ratio provided for pursuant to this Agreement is fair, from a financial point of view, to the holders of shares of Comet Common Stock other than Moon and its Affiliates. A written copy of such opinion will be provided to Moon solely for informational purposes on a non-reliance basis, within two days after the later of the execution of this Agreement and the receipt thereof by the Comet Boards).

Section 5.20 Vote Required. No vote of the holders of any class of equity securities of any of the Comet Parties is required for the execution and delivery of this Agreement or any other agreements and documents contemplated hereby to which any of the Comet Parties is a party, the performance by any Comet Party of its obligations hereunder and thereunder, or to consummate the Combination and the transactions contemplated hereunder and thereunder, except that consummation of the Core Transactions requires (a) assuming adoption of the Articles Amendment Resolution prior to the vote on the Merger Resolution being taken, approval of the Merger Resolution by the affirmative vote of at least a simple majority of votes cast at the Comet Shareholders Meeting if at least one-half of Comet’s issued share capital is represented at the Comet Shareholders Meeting and, in other cases, the affirmative vote of two-thirds of votes cast at the Comet Shareholders Meeting; provided that if the Articles of Amendment Resolution is not adopted prior to the vote on the Merger Resolution being taken and any Person (alone or together with a group) beneficially holds more than 15% of the Comet Common Stock, then approval of the Merger Resolution by the affirmative vote of at least 80% of Comet’s issued and outstanding share capital shall be required, (b) approval of the other Comet Shareholders Meeting Resolutions by the affirmative vote of at least a simple majority of votes cast at the Comet Shareholders Meeting (the approvals referred to in clauses (a) and (b) being referred to as the “Comet Shareholder Approval”), (c) adoption of written shareholders resolutions by Comet as the sole shareholder of Comet Newco and by Comet Newco as the sole shareholder of Comet Newco Sub, in order to procure composition of the Comet Newco Board and the Comet Newco Sub Board in accordance with Section 3.3(a) through (c) and (d) adoption of written shareholders resolutions by Comet as the sole shareholder of Comet Newco and by Comet Newco as the sole shareholder of Comet Newco Sub to enter into and effectuate the Merger in accordance with the Merger Proposal.

Section 5.21 Certain Contracts.

(a) Except as set forth in Section 5.21 of the Comet Disclosure Letter, neither Comet nor any of its Subsidiaries is a party to or bound by:

(i) any lease of real or personal property providing for annual rentals of $5 million or more;

(ii) any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to Comet and its Subsidiaries, taken as a whole;

(iii) any Contract (other than among direct or indirect wholly owned Subsidiaries of Comet) relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $10 million;

(iv) any executory Contract relating to the disposition or acquisition of material assets not in the ordinary course of business;

(v) any Contract that would be required to be filed as an exhibit to any Comet Report as of the date of this Agreement pursuant to Item 601(b)(10) of Regulation S-K promulgated under the Securities Act and the Exchange Act;

(vi) any agreement or covenant restricting in any material respect the research, development, distribution, sale, supply, license or manufacturing of material products or services, or any agreement or covenant requiring Comet or any of its Subsidiaries to grant an exclusive right to a third party for the research, development, distribution, sale, supply, license or manufacturing of any material product or service;

(vii) any noncompetition Contract or other Contract that (A) purports to limit in any material respect either the type of business in which Comet or its Subsidiaries may engage or the manner in which any of them may so engage in any business or (B) would reasonably be expected to so limit Moon and its Subsidiaries (other than Comet and its Subsidiaries pursuant to Contracts entered into in the ordinary course of business) after the Effective Time;

(viii) any Contract with an affiliate or other Person that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act;

(ix) any Contract that prohibits the payment of dividends or distributions in respect of capital stock of Comet, prohibits the pledging of the capital stock of Comet or any of its Subsidiaries or prohibits the issuance of guarantees by Comet or any of its Subsidiaries;

(x) any agreement or covenant containing a right of first refusal, right of first negotiation or right of first offer in favor of a party other than Comet or any of its Subsidiaries;

(xi) any Contract with (including any related security clearance obtained from) the U.S. Government or any department or other subdivision thereof that depends upon funding under the U.S. Federal Acquisition Regulation (a “U.S. Government Contract”) or any subcontract under a U.S. Government Contract that remains executory in whole or in part (with appropriate identification of any such Contracts that are prime contracts with the U.S. government or any department or subdivision thereof, and any related security clearances, indicated in Section 5.21 of the Comet Disclosure Letter); and

(xii) any Contract that contains a put, call or similar right pursuant to which Comet or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person that have a fair market value or purchase price of more than $5 million or any other assets that have a fair market value or purchase price of more than $25 million (the Contracts described in clauses (i)–(xii), together with all exhibits and schedules to such Contracts, being the “Comet Material Contracts”).

(b) As of the date hereof, Comet has delivered, or made available, to Moon a true and complete copy of each Comet Material Contract (subject to applicable confidentiality restrictions). Except as does not and would not reasonably be expected to have a Comet Material Adverse Effect, each such Comet Material Contract is a valid and binding agreement of Comet or one of its Subsidiaries, as the case may be, and is in full force and effect, and neither Comet nor any of its Subsidiaries nor, to the knowledge of Comet, any other party thereto is in default or breach under the terms of any such Comet Material Contract.

Section 5.22 Export Controls and Trade Sanctions. Except for such matters as would not, individually or in the aggregate, reasonably be expected to result in a Comet Material Adverse Effect:

(a) Since January 1, 2015, Comet and its Subsidiaries and any director, officer, employee, agent or other person acting on behalf of Comet or any of its Subsidiaries, have complied with all statutory and regulatory requirements relating to export controls and trade sanctions under applicable Laws, including the Export Administration Regulations (15 C.F.R. Parts 730 et seq.), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), Section 999 of the Code, the Trading with the Enemy Act of 1917 (50 U.S.C. §§ 1-44), the International Emergency Economic Powers Act (50 U.S.C. §§1701–1706), the Foreign Narcotics Kingpin Designation Act (21 U.S.C. 1901-1908, 8 U.S.C. 1182), and the regulations, rules, and executive orders administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), and any similar rules or regulations of the European Union or other jurisdiction. To the knowledge of Comet, none of the Comet Parties, nor any director, officer, employee, agent or other person acting on behalf of any of the Comet Parties, have, directly or indirectly, engaged in any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods, or services to or for the benefit of, provided any payments or material assistance to, or otherwise engaged in or facilitated any transactions with a Prohibited Person. For the purposes of this Agreement, “Prohibited Person” means (i) any individual or entity that has been determined by competent authority to be the subject of a prohibition on such conduct in any law, regulation, rule, or executive order administered by OFAC; (ii) the government, including any political subdivision, agency or instrumentality thereof, of any country against which the United States maintains comprehensive economic sanctions or embargoes; (iii) any individual or entity that acts on behalf of or is owned or controlled by the government of a country against which the United States maintains comprehensive economic sanctions or embargoes; (iv) any individual or entity that has been identified on the Annex to Executive Order 13224 or the OFAC Specially Designated Nationals and Blocked Persons List (Appendix A to 31 C.F.R. Ch. V), as amended from time to time; or (v) any individual or entity that has been designated on any similar list or order published by the U.S. Government.

(b) Comet and its Subsidiaries and other Affiliates have developed and implemented an export control and trade sanctions compliance program which includes corporate policies and procedures designed to promote compliance with applicable Laws relating to export control and trade sanctions, including obtaining licenses or other authorizations as required for access by foreign nationals in the U.S. to controlled technology.

(c) No civil or criminal penalties have been imposed on any of the Comet Parties or any of their Subsidiaries or any director, officer, employee, agent or other person acting on behalf of Comet or any of its Subsidiaries with respect to violations of applicable Laws relating to export control or trade sanctions, nor have any voluntary disclosures relating to export control and trade sanctions issues been submitted to the U.S. Government or any other Governmental Entity.

(d) Neither the U.S. Government nor any other Governmental Entity has notified any of the Comet Parties or any of their Subsidiaries or any director, officer, employee, agent or other person acting on behalf of Comet or any of its Subsidiaries in writing since January 1, 2015 of any actual or alleged violation or breach of any applicable Laws relating to export controls or trade sanctions.

(e) To Comet’s knowledge, none of the Comet Parties nor their Subsidiaries or other Affiliates is undergoing, or since January 1, 2015, has undergone any internal or external audit, review, inspection, investigation, survey or examination of records relating to the export activities of any Comet Party or any of their Subsidiaries or other Affiliates that would, individually or in the aggregate, reasonably be expected to affect adversely its future export activity.

Section 5.23 Foreign Corrupt Practices Act. Except for such matters as would not, individually or in the aggregate, reasonably be expected to result in a Comet Material Adverse Effect:

(a) Comet and its Subsidiaries, directors, officers, employees, agents and other persons acting on behalf of Comet or any of its Subsidiaries have complied with the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78a et seq. (1997 and 2000)) (the “Foreign Corrupt Practices Act”), and any other analogous anticorruption or antibribery laws. Except for “facilitating payments” (as such term is defined in the Foreign Corrupt Practices Act and other applicable Laws), none of the Comet Parties nor any of their Subsidiaries or other Affiliates, nor any of the directors, officers, employees, agents or other representatives of any of the foregoing acting on their behalf, have directly or indirectly (i) offered, authorized or used any funds of Comet or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) offered, authorized or made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Comet or any of its Subsidiaries; (iii) established or maintained any unlawful fund of monies or other assets of Comet or any of its Subsidiaries; (iv) made, promised or authorized any false or fraudulent entry on the books or records of Comet or any of its Subsidiaries; or (v) offered, authorized or made any unlawful bribe, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Comet or any of its Subsidiaries.

(b) Comet and its Subsidiaries and other Affiliates have developed and implemented a Foreign Corrupt Practices Act compliance program which includes corporate policies and procedures designed to promote compliance with the Foreign Corrupt Practices Act and any other analogous anticorruption and antibribery laws.

(c) No civil or criminal penalties have been imposed on any of the Comet Parties or any of their Subsidiaries or any director, officer, employee, agent or other person acting on behalf of Comet or any of its Subsidiaries with respect to violations of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws nor have any voluntary disclosures been submitted to the U.S. Government or any other Governmental Entity with respect to violations of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws.

(d) To Comet’s knowledge, none of the Comet Parties nor any of their Subsidiaries or other Affiliates have been since January 1, 2015 and are not now under any administrative, civil or criminal investigation or indictment involving alleged violations of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws. None of the Comet Parties nor any of their Subsidiaries or other Affiliates are participating in any investigation by a Governmental Entity relating to alleged violations by the Comet Parties or any of their Subsidiaries or other Affiliates of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws.

(e) Neither the U.S. Government nor any other Governmental Entity has notified any of the Comet Parties or any of their Subsidiaries or other Affiliates in writing since January 1, 2014 of any actual or alleged violation or breach of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery law.

Section 5.24 Charter Provisions; Takeover Laws; No Rights Plan. Comet has taken all action necessary to render the restrictions on business combinations set forth in Article 41, paragraph 2 of its articles of association or any other similar restriction in its Organizational Documents inapplicable to this Agreement, the Combination and the other transactions contemplated by this Agreement. No “fair price,” “moratorium,” “business combination” or “control share acquisition” statute or other similar statute or regulation is applicable to this Agreement, the Combination or the other transactions contemplated by this Agreement. Comet has not adopted a shareholder rights plan that is currently in effect.

Section 5.25 No Other Representations and Warranties. The Comet Parties acknowledge and agree that, except for the representations and warranties expressly set forth in Article 6, (a) the Moon Parties do not make, and have not made, any representations or warranties relating to themselves, their Subsidiaries or their businesses or otherwise in connection with the Combination and the Comet Parties are not relying on any representation or warranty of any of the Moon Parties except for those expressly set forth in this Agreement, (b) no person has been authorized by the Moon Parties to make any representation or warranty relating to themselves or their business or otherwise in connection with the Combination, and, if made, such representation or warranty must not be relied upon by the Comet Parties as having been authorized by such Moon Party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Comet Parties or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article 6.

Article 6

REPRESENTATIONS AND WARRANTIES

OF THE MOON PARTIES

Except (i) as set forth in the disclosure letter delivered to Comet by Moon at or prior to the execution hereof (the “Moon Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken, subject to Section 10.13, or (ii) as disclosed in the Moon Reports filed with the SEC after December 31, 2016 and prior to the date of this Agreement (excluding any disclosures in such Moon Reports in any risk factors section or in any section related to forward-looking statements), the Moon Parties, jointly and severally, represent and warrant to and, solely with respect to the second sentence of Section 6.13(a) and Section 6.27, agree with, the Comet Parties that:

Section 6.1 Organization; Good Standing and Qualification; Subsidiaries.

(a) Each of the Moon Parties is a legal entity duly organized, validly existing and, to the extent such concept exists in the relevant jurisdiction, in good standing under the laws of its respective jurisdiction of organization. Except as would not reasonably be expected to have, individually or in the aggregate, a Moon Material Adverse Effect, (i) each of the Moon Parties’ Subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and (ii) each of the Moon Parties and its Subsidiaries has all requisite corporate or similar power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. Each of the Moon Parties and its Subsidiaries is, to the extent such concepts or similar concepts exist in the relevant jurisdiction, duly qualified to do business and in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or in good standing does not and would not reasonably be expected to have, individually or in the aggregate, a Moon Material Adverse Effect or to prevent, materially delay or materially impair the ability of Moon to perform its obligations under this Agreement or to consummate the Combination.

(b) Section 6.1(b) of the Moon Disclosure Letter lists each of Moon’s Subsidiaries and sets forth as to each (i) the type of entity, (ii) its jurisdiction of organization and (iii) its stockholders or other equity holders. Moon has made available to Comet prior to the date of this Agreement true and correct copies of the Organizational Documents of each of the Moon Parties and each of Moon’s material Subsidiaries, each as amended to date, and each as so made available is in full force and effect.

Section 6.2 Authorization, Validity and Enforceability.

(a) Each of the Moon Parties has all requisite corporate or similar power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to consummate the Combination and the other transactions contemplated hereby and thereby, subject in the case of the consummation of the Moon Stock Issuance to the Moon Stockholder Approval. The execution and delivery of this Agreement and the consummation by each of the Moon Parties of the transactions contemplated hereby have been duly authorized by all requisite corporate action on behalf of each of the Moon Parties, other than the Moon Stockholder Approval. This Agreement has been duly executed and delivered by each of the Moon Parties and constitutes the valid and legally binding obligation of each of the Moon Parties, enforceable against each of the Moon Parties, as applicable, in accordance with its terms.

(b) The Moon Board, at a meeting duly called and held on or prior to the date of this Agreement, has (i) determined that it is in the best interests of Moon and the stockholders of Moon to enter into this Agreement, (ii) adopted and approved this Agreement and Moon’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Moon Stock Issuance and Moon Articles Amendment, (iii) authorized officers of Moon, in Moon’s capacity as the sole stockholder, shareholder or member, as applicable, of each of Moon Bidco and U.S. Acquiror 1, to approve the Combination, and (iv) resolved to make the Moon Recommendation, subject to Section 7.6(c) and Section 7.6(f).

(c) The Moon Bidco Board, acting by unanimous written consent in lieu of holding a meeting, (i) determined that it is in the best interests of Moon Bidco and its business, taking into account the interests of its sole shareholder and other stakeholders, to enter into this Agreement, and (ii) approved this Agreement and Moon Bidco’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, in each case upon the terms and subject to the conditions stated herein. Moon, as the sole shareholder of Moon Bidco, has approved this Agreement and the consummation of the transactions contemplated hereby, upon the terms and subject to the conditions stated herein, by written consent.

(d) The sole member of U.S. Acquiror 1, acting by unanimous written consent in lieu of holding a meeting, (i) determined that it is in the best interests of U.S. Acquiror 1 to enter into this Agreement and (ii) approved this Agreement and U.S. Acquiror 1’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, in each case upon the terms and subject to the conditions stated herein. Moon, as the sole member of U.S. Acquiror 1, has approved this Agreement and the consummation of the transactions contemplated hereby, upon the terms and subject to the conditions stated herein, by written consent.

(e) The sole member of U.S. Acquiror 2, acting by unanimous written consent in lieu of holding a meeting, (i) determined that it is in the best interests of U.S. Acquiror 2 to enter into this Agreement and (ii) approved this Agreement and U.S. Acquiror 2’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, in each case upon the terms and subject to the conditions stated herein. U.S. Acquiror 1, as the sole member of U.S. Acquiror 2, has approved this Agreement and the consummation of the transactions contemplated hereby, upon the terms and subject to the conditions stated herein, by written consent.

Section 6.3 Capitalization.

(a) The authorized capital stock of Moon consists of 400,000,000 shares of Moon Common Stock and 25,000,000 shares of preferred stock, par value $1.00 per share (“Moon Preferred Stock”). As of December 15, 2017, there were (i) 284,026,820 outstanding shares of Moon Common Stock and 8,499,021 shares of Moon Common Stock held in the treasury of Moon, (ii) 5,533,629 shares of Moon Common Stock reserved for issuance under employee benefits or stock and incentive plans of Moon, (iii) no shares of Moon Preferred Stock issued or outstanding, (iv) 5,073,877 shares of Moon Common Stock reserved for issuance under outstanding restricted stock unit awards (“Moon Restricted Stock Unit Awards”) granted under Moon’s equity incentive plans (collectively, the “Moon Stock Plan”), (v) 3,592,994 shares of Moon Common Stock reserved for issuance under performance-based restricted stock unit awards, including performance units and performance shares, granted under any Moon Stock Plan (“Moon Performance Unit Awards”), (vi) 1,635,622 shares of Moon Common Stock reserved for issuance under all options to acquire shares of Moon Common Stock (“Moon Options”) and (vii) no other shares of capital stock or other voting securities of Moon were issued, reserved for issuance or outstanding. From such date through the date of this Agreement, Moon has not issued any shares of capital stock or voting securities of, or other equity interests in, Moon, or any securities convertible into, or exchangeable or exercisable for, shares of capital stock or voting securities of, or other equity interests in, Moon, other than Moon Common Stock issued pursuant to the exercise of Moon Options or settlement of Moon Restricted Stock Unit Awards or Moon Performance Unit Awards outstanding on such date. The shares of Moon Common Stock to be issued in connection with the Combination, when issued in accordance with this Agreement, will be duly authorized and validly issued and will be fully paid and nonassessable. There are (1) no outstanding options, warrants or other rights to acquire from Moon any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for, capital stock, voting securities or ownership interests in, Moon and (2) no outstanding preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of Moon, obligating Moon to issue, transfer or sell any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in, Moon or obligating Moon to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment. Except as required by the terms of any Moon Options, Moon Restricted Stock Unit Awards or Moon Performance Unit Awards outstanding as of the date of this Agreement or issued as permitted by Section 7.2, there are no outstanding obligations of Moon or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Moon Common Stock or other Moon securities. All of the issued and outstanding shares of Moon Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

(b) All of the outstanding capital stock of, or other ownership interests in, each Subsidiary of Moon have been validly issued and are fully paid and nonassessable and are owned by Moon, directly or indirectly, free and clear of all Liens (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) other than Permitted Liens.

(c) Except for the Moon Options, Moon Restricted Stock Unit Awards and Moon Performance Unit Awards, there are outstanding (i) no securities of Moon or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of Moon, (ii) no options, warrants or other rights to which Moon or any of its Subsidiaries is a party or is otherwise bound to acquire from Moon or any of its Subsidiaries any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary of Moon and (iii) except as provided by applicable Law, no preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of any Subsidiary of Moon, obligating Moon or any of its Subsidiaries to issue, transfer or sell, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary of Moon or obligating Moon or any Subsidiary of Moon to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment.

(d) Except for the capital stock or other voting securities or ownership interests in any Subsidiary of Moon, neither Moon nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Person (including Comet Common Stock).

(e) No Subsidiary of Moon owns any shares of Moon capital stock.

Section 6.4 Compliance with Laws; Permits. Except for such matters as, individually or in the aggregate, do not and would not reasonably be expected to have a Moon Material Adverse Effect:

(a) Neither Moon nor any of its Subsidiaries is in violation of any applicable Laws, and no claim is pending or, to the knowledge of Moon, threatened with respect to any such matters.

(b) Moon and each Subsidiary of Moon hold all Permits necessary for the conduct of their respective businesses (the “Moon Permits”). All Moon Permits are in full force and effect and there exists no default thereunder or breach thereof, and Moon has no notice or knowledge that such Moon Permits will not be renewed in the ordinary course after the Effective Time. No Governmental Entity has given, or to the knowledge of Moon, threatened to give, any action to terminate, cancel or reform any Moon Permit.

(c) Moon and each Subsidiary of Moon possess all Permits required for the present ownership and operation of all its and its Subsidiaries’ assets. There exists no default or breach with respect to, and no Person or Governmental Entity has taken or, to the knowledge of Moon, threatened to take, any action to terminate, cancel or reform any such Permits.

This Section 6.4 does not relate to Tax matters, employee benefits matters, labor matters, environmental matters, intellectual property matters, export control or trade matters or the Foreign Corrupt Practices Act, which are the subjects of Section 6.11, 6.12, 6.13, 6.15, 6.16, 6.22 and 6.23, respectively.

Section 6.5 No Conflict.

(a) Neither the execution, delivery and performance by the Moon Parties of this Agreement nor the consummation by any of the Moon Parties of the Combination and the other transactions contemplated by this Agreement in accordance with the terms hereof will, (i) subject to the receipt of the Moon Stockholder Approval, conflict with, contravene or result in a violation of any provision of the Organizational Documents of any of the Moon Parties, (ii) violate, contravene or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the suspension, termination or cancellation, or in a right of suspension, termination or cancellation of, or give rise to a right of purchase or a right of additional payment under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Moon or any of its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Moon or any of its Subsidiaries under, any of the terms, conditions or provisions of, any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license, concession, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which Moon or any of its Subsidiaries is a party, or (iii) subject to the filings, approvals and other matters referred to in Section 6.5(b), contravene or conflict with or constitute a violation of any provision of any applicable Law, except, in the case of matters described in clause (ii) or (iii), as do not and would not reasonably be expected to have, individually or in the aggregate, a Moon Material Adverse Effect or to prevent, materially delay or materially impair the ability of Moon to perform its obligations under this Agreement or to consummate the Combination.

(b) Other than those required under or in relation to (i) rules and regulations of the NYSE, (ii) the HSR Act and such applicable competition, antitrust or premerger notification Laws of any 8.1(a) Jurisdiction or 8.1(f) Jurisdiction, (iii) the Securities Act, (iv) the Exchange Act, (v) state securities or “Blue Sky” laws and (vi) other Governmental Entities having jurisdiction over the Combination set forth in Section 6.5 of the Moon Disclosure Letter, neither the execution, delivery or performance by the Moon Parties of this Agreement, nor the consummation by any of the Moon Parties of the Combination and the other transactions contemplated by this Agreement in accordance with the terms hereof will require any consent, approval, qualification or authorization of, or filing or registration with, any Governmental Entity, except for any consent, approval, qualification or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not reasonably be expected to have a Moon Material Adverse Effect.

(c) This Agreement, the Combination and the transactions contemplated hereby do not, and will not, upon consummation of such transactions in accordance with their terms, result in any “change of control” or similar event or circumstance under the terms of any Moon Material Contract or any material Moon Permit.

Section 6.6 SEC Documents; Financial Statements.

(a) Moon has filed or furnished all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and any amendments thereto) required to be so filed or furnished by it with the SEC since January 1, 2015 (collectively, the “Moon Reports”). Moon has made available to Comet copies of all material comment letters from the SEC and Moon’s responses thereto since January 1, 2015 through the date of this Agreement that are not otherwise publicly available. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Moon Reports. As of the date of this Agreement, no Subsidiary of Moon is required to file any registration statement, prospectus, report, schedule, form, statement or any other document with the SEC. No Subsidiary of Moon is, or since January 1, 2016 has been, subject to any requirement to file periodic reports under the Exchange Act. As of their respective dates (or, if amended, as of the date of such amendment), the Moon Reports complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and complied in all material respects with the applicable accounting standards. As of their respective dates (or, if amended, as of the date of such amendment), the Moon Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated balance sheets included in or incorporated by reference into the Moon Reports (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of Moon and its Subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity included in or incorporated by reference into the Moon Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of Moon and its Subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein (subject, in the case of unaudited statements, to (i) such exceptions as may be permitted by Form 10-Q of the SEC, (ii) normal year-end audit adjustments which have not been and are not expected to be material and (iii) any other adjustments stated therein or in the notes thereto).

(c) There are no liabilities or obligations of Moon or any of its Subsidiaries of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be disclosed) that would be required to be reflected on, or reserved against in, a balance sheet of Moon or in the notes thereto prepared in accordance with GAAP, other than liabilities or obligations to the extent (i) reflected or reserved against on the consolidated balance sheet of Moon or readily apparent in the notes thereto, in each case included in Moon’s annual report on Form 10-K for the year ended December 31, 2016 or Moon’s quarterly report on Form 10-Q for the period ended September 30, 2017, (ii) liabilities or obligations incurred in the ordinary course of business since September 30, 2017, (iii) obligations or liabilities arising in connection with the transactions contemplated by this Agreement or (iv) liabilities or obligations which do not and would not reasonably be expected to have, individually or in the aggregate, a Moon Material Adverse Effect.

(d) Neither Moon nor any of Moon’s Subsidiaries is a party to, or has any commitment to become a party to, any off-balance sheet joint venture, off-balance sheet partnership or any other “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(e) Since September 30, 2017, through the date of this Agreement, neither Moon nor any of its Subsidiaries has incurred any indebtedness for borrowed money except in the ordinary course of business consistent with past practice, excluding intercompany indebtedness among Moon and its wholly owned Subsidiaries.

Section 6.7 Controls and Procedures.

(a) Except as would not reasonably be expected to have a Moon Material Adverse Effect, Moon is in compliance with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(b) Each of the principal executive officer and the principal financial officer of Moon (or each former principal executive officer and former principal financial officer of Moon, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act and the related rules and regulations promulgated thereunder and under the Exchange Act with respect to the Moon Reports. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(c) Moon has (i) designed and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act, and (ii) disclosed, based on its most recent evaluation and knowledge, to its auditors and the audit committee of the Moon Board (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which could adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal control over financial reporting.

(d) Moon’s management, with the participation of Moon’s principal executive and financial officers, has completed an assessment of the effectiveness of Moon’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2016, and such assessment concluded that such internal control was effective based on the framework in Internal Control—Integrated Framework (2013 Framework) issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria).

Section 6.8 Information Supplied.

(a) None of the information supplied or to be supplied by the Moon Parties for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 (and any amendment or supplement thereto) is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement/Prospectus will, on the date it is first mailed to Moon stockholders or Comet shareholders or at the time of the Moon Stockholders Meeting or the Comet Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (iii) the Exchange Offer Documents will, on the date first filed with the SEC and on the date first published, sent or given to the Comet Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (iv) the Schedule 14D-9 will, on the date first filed with the SEC and on the date first published, sent or given to the Comet Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Form S-4 (including the Proxy Statement/Prospectus) and the Exchange Offer Documents will comply as to form in all material respects with the applicable provisions of the Exchange Act, subject, in the case of the portions supplied by the Comet Parties, to the accuracy of the last sentence of Section 5.8(a).

(b) Notwithstanding the foregoing provisions of this Section 6.8, no representation or warranty is made by the Moon Parties with respect to statements made or incorporated by reference in the Form S-4, the Proxy Statement/Prospectus or the Exchange Offer Documents based on information supplied by the Comet Parties for inclusion or incorporation by reference therein.

Section 6.9 Litigation. There are no Proceedings pending or, to the knowledge of Moon, threatened against Moon or any of its Subsidiaries, or any director, officer or employee of Moon or any of its Subsidiaries or other Affiliates, in each case, for whom Moon or any of its Subsidiaries may be liable, or Orders relating thereto, except for those that would not, individually or in the aggregate, reasonably be expected to result in a Moon Material Adverse Effect. None of Moon or any of its Subsidiaries, or any director, officer or employee of Moon or any of its Subsidiaries or other Affiliates, in each case, for whom Moon or any of its Subsidiaries may be liable, is a party to or subject to the provisions of any Order which would, individually or in the aggregate, reasonably be expected to result in a Moon Material Adverse Effect. This Section 6.9 does not relate to Tax matters, employee benefits matters, labor matters, environmental matters, intellectual property matters, export control or trade matters or the Foreign Corrupt Practices Act, which are the subjects of Sections 6.11, 6.12, 6.13, 6.15, 6.16, 6.22 and 6.23, respectively.

Section 6.10 Absence of Certain Changes. Since December 31, 2016, there has not been any Moon Material Adverse Effect or any event, occurrence, change, discovery or development of a state of circumstances or facts which would, individually or in the aggregate, reasonably be expected to result in a Moon Material Adverse Effect or to prevent, materially delay or materially impair the ability of Moon to perform its obligations under this Agreement or to consummate the Combination. Since December 31, 2016 and prior to the execution and delivery hereof, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, the business of Moon and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business.

Section 6.11 Taxes. Except as does not and would not reasonably be expected to have, individually or in the aggregate, a Moon Material Adverse Effect:

(a) (i) all Returns by or with respect to Moon or any of its Subsidiaries (including any Return required to be filed by an affiliated, consolidated, combined, unitary or similar group that includes Moon or any of its Subsidiaries) have been properly filed on a timely basis (taking into account any valid extensions of time within which to file) with the appropriate Governmental Entities, and all such Returns are true, complete and accurate and (ii) all Taxes required to be paid by Moon or any of its Subsidiaries (whether or not shown on any Return) have been duly paid, and all Taxes that Moon or any of its Subsidiaries are obligated to withhold from amounts payable to any employee, creditor, shareholder or other third party have been duly withheld and deposited, in each case in full and on a timely basis, except, in each case of clause (i) and (ii), with respect to matters contested in good faith or adequately reserved for, in accordance with GAAP, in the consolidated balance sheets included in the Moon Reports;

(b) no audits or other Proceedings are pending with regard to any Taxes or Returns of Moon or any of its Subsidiaries;

(c) no Governmental Entity is asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes of Moon or any of its Subsidiaries which have not been fully paid or finally settled or adequately reserved for, in accordance with GAAP, in the consolidated balance sheets included in the Moon Reports;

(d) neither Moon nor any of its Subsidiaries has any liability for Taxes of any Person (other than Taxes of Moon or its Subsidiaries) (A) under Treasury Regulation § 1.1502-6 or any similar provision of state, local, or non-U.S. Tax law, except for Taxes of the affiliated group of which Moon or any of its Subsidiaries is or was the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of state, local, or non-U.S. Tax law, or (B) as a transferee, a successor, by contract or otherwise;

(e) neither Moon nor any of its Subsidiaries has granted any currently effective requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any income or franchise Tax Returns of Moon or any of its Subsidiaries;

(f) neither Moon nor any of its Subsidiaries (i) is a party to any closing agreement described in Section 7121 of the Code or any predecessor provision thereof or any similar agreement under state, local, or non-U.S. Tax law, or (ii) has received or entered into (or has currently pending a request for) any private letter rulings, technical advice memoranda, or similar agreements or rulings from any taxing authority for any taxable year for which the statute of limitations has not expired;

(g) neither Moon nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing, allocation or indemnity agreement or any similar agreement or arrangement, except for any such agreement or arrangement solely between or among any of Moon and its Subsidiaries;

(h) neither Moon nor any of its Subsidiaries has participated in any “listed transaction,” within the meaning of Treasury Regulation § 1.6011-4(b);

(i) neither Moon nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code occurring during the two-year period ending on the date of this Agreement;

(j) there are no liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings) upon any of the assets of Moon or any of its Subsidiaries;

(k) to Moon’s knowledge, no claim has been made in the last three years by an authority in a jurisdiction where any of Moon or its Subsidiaries does not file income or franchise Tax Returns that Moon or any of its Subsidiaries is or may be subject to income or franchise taxation in that jurisdiction; and

(l) there are no arrangements, events or circumstances that could give rise to Moon or any of its Subsidiaries being liable for the repayment of unlawful state aid within the meaning of article 107, paragraph 1 of the Treaty on the Functioning of the European Union in relation to any Taxes.

Section 6.12 Employee Benefit Plans.

(a) Section 6.12(a) of the Moon Disclosure Letter sets forth a list of all material Moon Benefit Plans. The term “Moon Benefit Plans” means all employee benefit plans and other benefit arrangements, including all “employee benefit plans” as defined in Section 3(3) of ERISA, whether or not U.S.-based plans, and all other material employee benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, employment, change in control, retention, welfare (including post-retirement medical and life insurance) and fringe benefit plans, practices or agreements, whether or not subject to ERISA or U.S.-based and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by Moon or any of its Subsidiaries, to which Moon or any of its Subsidiaries is a party or is required to provide benefits under applicable Law, but shall not include any “multiemployer plan” within the meaning of Section 3(37) of ERISA. With respect to each Moon Benefit Plan subject to the laws of the United States (each a “Moon U.S. Benefit Plan” and collectively, the “Moon U.S. Benefit Plans”) that is a material Moon Benefit Plan, Moon has made available to Comet a true and correct copy of (i) the most recent annual report (Form 5500) filed with the applicable Governmental Entity (with respect to Moon U.S. Benefit Plans for which Form 5500’s are filed), (ii) each such

Moon U.S. Benefit Plan that has been reduced to writing and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to each such Moon U.S. Benefit Plan, (iv) the most recent summary plan description or other written explanation of each Moon U.S. Benefit Plan provided to participants, (v) the most recent actuarial report or valuation relating to a Moon U.S. Benefit Plan subject to Title IV of ERISA and (vi) the most recent determination letter or opinion letter, if any, issued by the IRS with respect to any Moon U.S. Benefit Plan intended to be qualified under Section 401(a) of the Code.

(b) With respect to each Moon U.S. Benefit Plan, except as does not and would not reasonably be expected to have, individually or in the aggregate, a Moon Material Adverse Effect:

(i) to the extent applicable, such Moon U.S. Benefit Plan complies and has complied with the requirements of ERISA, the Code, other applicable Law and with the operative documents for each such plan;

(ii) any Moon U.S. Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter, as applicable, from the IRS;

(iii) there are no pending or, to the knowledge of Moon, threatened claims against or otherwise involving any Moon U.S. Benefit Plan, and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Moon U.S. Benefit Plan activities) is pending against or with respect to any such Moon U.S. Benefit Plan;

(iv) there are no pending audits or investigations by any Governmental Entity involving any Moon U.S. Benefit Plan;

(v) all contributions required to be made as of the date of this Agreement to Moon U.S. Benefit Plans have been made or provided for;

(vi) Moon has not engaged in a transaction with respect to any Moon U.S. Benefit Plan for which it would reasonably be expected to be subject (either directly or indirectly) to a liability for either a civil penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code;

(vii) since January 1, 2005, each nonqualified deferred compensation plan or arrangement has been maintained in good faith operational compliance with Section 409A of the Code and, as of December 31, 2008, each nonqualified deferred compensation plan or arrangement is in documentary compliance with Section 409A of the Code, except for such noncompliance that may be corrected under IRS Notice 2008-113 or IRS Notice 2010-6 (without material liability to Moon);

(viii) with respect to Moon U.S. Benefit Plans or any “employee pension benefit plans,” as defined in Section 3(2) of ERISA, that are subject to Title IV of ERISA and have been maintained or contributed to within six years prior to the date of this Agreement by Moon, any of its Subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with Moon or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code (a “Moon ERISA Affiliate”), (A) neither Moon nor any Moon ERISA Affiliate has incurred any direct or indirect liability under Title IV of ERISA in connection with any termination thereof or withdrawal therefrom which remains unsatisfied, (B) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (C) since January 1, 2013, there has been no “reportable event,” as that term is defined in Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, and (D) the minimum funding standards of Section 412 of the Code have been satisfied and there are no restrictions on the payment or accrual of benefits under Section 436 of the Code and such plan is not in “at risk” status for the current plan year under Section 430(i) of the Code;

(ix) all individuals who performed any compensatory services for Moon or any Subsidiary of Moon, whether as an employee, independent contractor or “leased employee” (as defined in Section 414(n) of the Code) are, and have been, properly classified for purposes of withholding Taxes and eligibility to participate in, and coverage under, any Moon U.S. Benefit Plan;

(x) neither Moon nor any of its Subsidiaries nor any Moon ERISA Affiliate contributes to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to, a “multiemployer plan” within the meaning of Section 3(37) of ERISA, a “multiple employer welfare association” within the meaning of Section 3(40) of ERISA or a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code; and

(xi) neither Moon nor any Moon ERISA Affiliate has incurred any direct or indirect liability under Title IV of ERISA in connection with any termination of or withdrawal from a “multiemployer plan” within the meaning of Section 3(37) of ERISA, which remains unsatisfied.

(c) Except as provided in Section 6.12(c) of the Moon Disclosure Letter, no Moon U.S. Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Moon or any Subsidiary of Moon for periods extending beyond their retirement date or other termination of service other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary). Except as would not have, individually or in the aggregate, a Moon Material Adverse Effect, each Moon U.S. Benefit Plan which provides post-employment medical, surgical, hospitalization, death or similar benefits as of the date hereof may be unilaterally amended or terminated by Moon without material liability, except as to claims incurred prior to amendment or termination.

(d) Except as provided in Section 6.12(d) of the Moon Disclosure Letter, the execution and delivery of this Agreement, and the consummation of the Combination and the other transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) (i) result in any payment becoming due to any employee, former employee or group of employees or former employees, of Moon or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Moon Benefit Plans, (iii) result in the acceleration of the time of payment or vesting of any such benefits or (iv) result in the incurrence or acceleration of any other obligation related to the Moon Benefit Plans or to any employee, former employee or group of employees or former employees, including the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(e) With respect to each Moon Benefit Plan that is not a Moon U.S. Benefit Plan (each a “Moon Foreign Benefit Plan” and collectively, the “Moon Foreign Benefit Plans”), except as would not have, individually or in the aggregate, a Moon Material Adverse Effect, (i) each such Moon Foreign Benefit Plan is in material compliance with all applicable Laws and has been operated in accordance with its terms, (ii) all contributions required to have been made under such Moon Foreign Benefit Plans have been timely made and all liabilities thereunder have been properly accrued on the most recent financial statements of Moon and its Subsidiaries and (iii) each Moon Foreign Benefit Plan that is intended to or required by Law to be funded and/or book-reserved is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions. Moon has made available to Comet a true and correct copy of each material Moon Foreign Benefit Plan in effect on the date hereof.

Section 6.13 Labor Matters.

(a) Section 6.13(a) of the Moon Disclosure Letter sets forth a list of each Labor Agreement to which Moon or any of its Subsidiaries is a party to, or is bound by, that covers employees of Moon and its Subsidiaries in the United States. No later than the thirtieth (30th) day following the date hereof, Moon shall provide Comet with a list of each Labor Agreement to which Moon or any of its Subsidiaries is a party to, or is bound by, that covers employees of Moon and its Subsidiaries primarily located outside of the United States. To the knowledge of Moon, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened in the United States.

(b) Except for such matters as do not and would not reasonably be expected to have a Moon Material Adverse Effect, (i) Moon and its Subsidiaries have complied with all applicable Laws respecting the employment of labor; (ii) neither Moon nor any Subsidiary of Moon has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any violation of any applicable Law with respect to the employment of individuals by, or the employment practices of, Moon or any Subsidiary of Moon or the work conditions or the terms and conditions of employment and wages and hours of their respective businesses; (iii) there are no unfair labor practice charges or other employee related complaints against Moon or any Subsidiary of Moon pending or, to the knowledge of Moon, threatened, before any Governmental Entity by or concerning the employees working in their respective businesses; and (iv) there are no labor strikes, slowdowns, stoppages, walkouts, lockouts or other labor-related disputes pending or, to the knowledge of Moon, threatened against or affecting Moon or any of its Subsidiaries; and (v) there are no pending or, to the knowledge of Moon, threatened employment-related lawsuits or administrative charges or arbitration proceedings against or involving Moon or any of its Subsidiaries brought or filed with any Governmental Entity.

Section 6.14 Properties.

(a) Section 6.14(a) of the Moon Disclosure Letter sets forth an accurate and complete list of (i) all property owned in fee by Moon or any of its Subsidiaries (the “Moon Owned Real Properties”) and (ii) all property leased, subleased, licensed or held or used under any similar occupancy or use agreement by Moon or any of its Subsidiaries (the “Moon Leased Real Properties”), together with the lease or other agreements creating such Moon Leased Real Properties (the “Moon Leases”). The Moon Owned Real Properties and the Moon Leased Real Properties (collectively, the “Moon Real Property”) constitute all of the real property interests owned or leased by Moon and its Subsidiaries.

(b) Except as do not and would not, individually or in the aggregate, reasonably be expected to have a Moon Material Adverse Effect, (i) each of Moon and its Subsidiaries has good and marketable title to the Moon Owned Real Properties and a good, valid and subsisting leasehold or, as applicable, other contractual interest in the Moon Leased Real Properties, and there are no outstanding options or rights of first refusal to purchase any of the Moon Real Property or any interest therein; (ii) all such Moon Real Property is free and clear of all Liens (other than Permitted Liens); and (iii) with respect to the Moon Leased Real Properties, each of Moon and its Subsidiaries has complied with the terms of all the leases or other agreements creating such Moon Leased Real Properties (“Moon Leases”) to which it is a party and under which it is in occupancy, there is no uncured default by Moon or its applicable Subsidiary, and no circumstance has occurred that, with the passage of time or the giving of notice or both would constitute a default by Moon or its applicable Subsidiary, under the Moon Leases, no party to any Moon Lease other than Moon or its Subsidiaries is in material default of its obligations thereunder, and all such Moon Leases are in full force and effect.

(c) Except as do not and would not, individually or in the aggregate, reasonably be expected to have a Moon Material Adverse Effect, Moon and its Subsidiaries have good and valid title to, or a valid and subsisting leasehold interest or other comparable contractual right in or relating to, all of the material personal properties and assets, tangible and intangible, that they purport to own or lease that are necessary for the conduct of their business as currently conducted, free and clear of all Liens except Permitted Liens. All personal properties and assets, tangible and intangible, and other assets owned by or leased to or by Moon and its Subsidiaries are sufficient for the uses to which they are being put, have been maintained and replaced from time to time substantially in accordance with prudent industry practice, except as is not and would not, individually or in the aggregate, reasonably be expected to have a Moon Material Adverse Effect.

Section 6.15 Environmental Matters. Except as does not and would not reasonably be expected to have, individually or in the aggregate, a Moon Material Adverse Effect:

(a) Moon and each of its Subsidiaries is, and has been in compliance with all Orders applicable to it and any applicable Law (including common law) related to (i) any exposure to or the release of Hazardous Materials, or (ii) Environmental Laws.

(b) Moon and each Subsidiary of Moon hold all Permits required under Environmental Laws for the conduct of their respective businesses (the “Moon Environmental Permits”). All Moon Environmental Permits are in full force and effect and there exists no default thereunder or breach thereof, and Moon has no notice or knowledge that such Moon Environmental Permits will not be renewed in the ordinary course. No Governmental Entity has given, or to the knowledge of Moon, threatened to give, any action to terminate, cancel or reform any Moon Environmental Permit.

(c) No Proceedings, governmental investigations or employee or third party claims are pending or, to the knowledge of Moon, threatened against Moon or its Subsidiaries that allege the violation of or seek to impose liability pursuant to any Environmental Law.

(d) Neither Moon nor any of its Subsidiaries has received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law that remains unresolved. Neither Moon nor any of its Subsidiaries is subject to any outstanding consent decree or Order under any Environmental Law or relating to the cleanup of or other obligation with respect to any Hazardous Materials.

(e) There are no Hazardous Materials at, in, under or migrating to or from properties owned or leased by Moon or each Subsidiary that require response, removal or remediation under Environmental Laws.

(f) Neither Moon nor any of its Subsidiaries is subject to any liability under Environmental Laws for a Release of any Hazardous Materials on, under, from or to the property of any third Person.

(g) Neither Moon nor its Subsidiaries has been named as a defendant in any litigation, or has received written notice of noncompliance, violation, liability or potential liability from any Governmental Entity, based on exposure to Hazardous Materials, in each case that remains unresolved.

(h) Neither Moon nor any of its Subsidiaries has Released any Hazardous Materials into the environment in violation of Environmental Laws.

Section 6.16 Intellectual Property; Information Technology.

(a) Except as does not and would not reasonably be expected to have, individually or in the aggregate, a Moon Material Adverse Effect, Moon and its Subsidiaries own or possess adequate licenses or other valid rights to use all Intellectual Property Rights necessary for the conduct of their respective businesses as currently being conducted. There are no assertions or claims challenging the validity of any Intellectual Property Rights of Moon or any of its Subsidiaries that are reasonably expected to have, individually or in the aggregate, a Moon Material Adverse Effect. The conduct of Moon’s and its Subsidiaries’ respective businesses as currently conducted does not conflict with, violate, or infringe any Intellectual

Property Rights of a third party, except for any such claims that, individually or in the aggregate, do not and would not reasonably be expected to have a Moon Material Adverse Effect. No claims are pending or, to the knowledge of Moon, threatened that Moon or any of its Subsidiaries are infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property Rights, except for any such claims that, individually or in the aggregate, do not and would not reasonably be expected to have a Moon Material Adverse Effect. To the knowledge of Moon, no Person is infringing, misappropriating or otherwise violating any of the Intellectual Property Rights owned by or licensed by or to Moon or any of its Subsidiaries except as do not and would not reasonably be expected to have, individually or in the aggregate, a Moon Material Adverse Effect. No Proceeding is pending or has been threatened by Moon or any of its Subsidiaries against any Person with regard to the ownership, use, infringement, misappropriation, violation, validity or enforceability of any Intellectual Property Rights, except as do not and would not reasonably be expected to have, individually or in the aggregate, a Moon Material Adverse Effect.

(b) Since January 1, 2015, there has been no failure, material substandard performance, breach of or unauthorized access to any IT Systems of Moon or any of its Subsidiaries that has caused any material disruption to the business of Moon or any of its Subsidiaries or, to the knowledge of Moon, resulted in any unauthorized disclosure of or access to any data owned, collected or controlled by Moon or any of its Subsidiaries, in each case except as do not and would not reasonably be expected to have, individually or in the aggregate, a Moon Material Adverse Effect. Moon and its Subsidiaries have taken commercially reasonable measures to protect the integrity and security of their respective information technology systems and the data stored thereon from unauthorized use, access or modification by third Persons.

Section 6.17 Insurance . Except as does not and would not reasonably be expected to have, individually or in the aggregate, a Moon Material Adverse Effect, Moon and its Subsidiaries maintain insurance policies, including with respect to fire, liability, workers’ compensation, and title insurance, containing coverages in such amounts and against such losses as are customary in the industries in which Moon and its Subsidiaries operate on the date of this Agreement. Except as does not and would not reasonably be expected to have, individually or in the aggregate, a Moon Material Adverse Effect, (i) all such policies (or substitute policies with substantially similar terms and underwritten by insurance carriers with substantially similar or higher ratings) are in full force and effect, and (ii) all premiums with respect thereto covering all periods up to and including the Closing Date have been (or, if not yet due as of the date of this Agreement, will prior to the Closing Date be) paid.

Section 6.18 No Brokers. None of the Moon Parties have entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of the Moon Parties, the Comet Parties or their respective Affiliates to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Combination and the other transactions contemplated by this Agreement, except as disclosed on Schedule 6.18.

Section 6.19 Opinion of Moon’s Financial Advisors. The Moon Board has received the opinions of Moon’s financial advisors, Goldman, Sachs & Co. LLC and Greenhill & Co., LLC, dated the date of this Agreement, to the effect that, as of such date and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the Exchange Offer Ratio is fair, from a financial point of view, to Moon (a written copy of which opinions will be provided to Comet solely for informational purposes within two days after the later of the execution of this Agreement and the receipt thereof by the Moon Board).

Section 6.20 Vote Required. No vote of the holders of any class of equity securities of any of the Moon Parties is required for the execution and delivery of this Agreement or any other agreements and documents contemplated hereby to which any of the Moon Parties is a party, the performance by any Moon Party of its obligations hereunder and thereunder, or to consummate the Combination and the transactions contemplated hereunder and thereunder, except that (a) each of the Moon Authorized Capital Articles Amendment and the Moon Reverse Stock Split Articles Amendment requires, under Panamanian Law, approval at the Moon Stockholders Meeting by the affirmative vote of the holders of at least a majority of the outstanding shares of Moon Common Stock, and (b) the Moon Stock Issuance requires, under the rules of the NYSE, the affirmative vote of holders of at least a majority of the votes cast on the matter at the Moon Stockholders Meeting (the approvals of the Moon Authorized Capital Articles Amendment and Moon Stock Issuance, respectively, being referred to as the “Moon Stockholder Approval”). “Moon Authorized Capital Articles Amendment” means an amendment to Moon’s articles of incorporation to increase Moon’s authorized capital to 255,000,000 shares of Moon Common Stock, an amount sufficient to enable the Moon Stock Issuance, assuming the Moon Reverse Stock Split Articles Amendment is approved at the Moon Stockholders Meeting before the vote on the Moon Authorized Capital Articles Amendment; provided that if the Moon Reverse Stock Split Articles Amendment is not approved at the Moon Stockholders Meeting before the vote on the Moon Authorized Capital Articles Amendment, such amendment to Moon’s articles of incorporation shall be to increase Moon’s authorized capital to 765,000,000 shares of Moon Common Stock. “Moon Reverse Stock Split Articles Amendment” means an amendment to Moon’s articles of incorporation to effect a 3-to-1 reverse stock split (the “Moon Reverse Stock Split”) of the Moon Common Stock prior to the Effective Time. “Moon Stock Issuance” means the proposed issuance of shares of Moon Common Stock in the Exchange Offer and in connection with the Core Transactions (including the issuance of the Exchangeable Note and of Moon Common Stock issuable upon exchange thereof). Assuming approval of the Moon Reverse Stock Split Articles Amendment is obtained, such amendment may be included in the same amendment to Moon’s articles of incorporation as the Moon Authorized Capital Articles Amendment.

Section 6.21 Certain Contracts.

(a) Except as set forth in Section 6.21 of the Moon Disclosure Letter, neither Moon nor any of its Subsidiaries is a party to or bound by:

(i) any lease of real or personal property providing for annual rentals of $5 million or more;

(ii) any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to Moon and its Subsidiaries, taken as a whole;

(iii) any Contract (other than among direct or indirect wholly owned Subsidiaries of Moon) relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $10 million;

(iv) any executory Contract relating to the disposition or acquisition of material assets not in the ordinary course of business;

(v) any Contract that would be required to be filed as an exhibit to any Moon Report as of the date of this Agreement pursuant to Item 601(b)(10) of Regulation S-K promulgated under the Securities Act and the Exchange Act;

(vi) any agreement or covenant restricting in any material respect the research, development, distribution, sale, supply, license or manufacturing of material products or services, or any agreement or covenant requiring Moon or any of its Subsidiaries to grant an exclusive right to a third party for the research, development, distribution, sale, supply, license or manufacturing of any material product or service;

(vii) any noncompetition Contract or other Contract that (A) purports to limit in any material respect either the type of business in which Moon or its Subsidiaries may engage or the manner in which any of them may so engage in any business or (B) would reasonably be expected to so limit Moon or its Subsidiaries (including Comet and its Subsidiaries) after the Effective Time, other than pursuant to Contracts entered into in the ordinary course of business;

(viii) any Contract with an affiliate or other Person that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act;

(ix) any Contract that prohibits the payment of dividends or distributions in respect of capital stock of Moon, prohibits the pledging of the capital stock of Moon or any of its Subsidiaries or prohibits the issuance of guarantees by Moon or any of its Subsidiaries;

(x) any agreement or covenant containing a right of first refusal, right of first negotiation or right of first offer in favor of a party other than Moon or any of its Subsidiaries;

(xi) any U.S. Government Contract or any subcontract under a U.S. Government Contract that remains executory in whole or in part (with appropriate identification of any such Contracts that are prime contracts with the U.S. government or any department or subdivision thereof, and any related security clearances, indicated in Section 6.21 of the Moon Disclosure Letter); and

(xii) any Contract that contains a put, call or similar right pursuant to which Moon or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person that have a fair market value or purchase price of more than $5 million or any other assets that have a fair market value or purchase price of more than $25 million (the Contracts described in clauses (i)–(xii), together with all exhibits and schedules to such Contracts, being the “Moon Material Contracts”).

(b) As of the date hereof, Moon has delivered, or made available, to Comet a true and complete copy of each Moon Material Contract (subject to applicable confidentiality restrictions). Except as does not and would not reasonably be expected to have a Moon Material Adverse Effect, each such Moon Material Contract is a valid and binding agreement of Moon or one of its Subsidiaries, as the case may be, and is in full force and effect, and neither Moon nor any of its Subsidiaries nor, to the knowledge of Moon, any other party thereto is in default or breach under the terms of any such Moon Material Contract.

Section 6.22 Export Controls and Trade Sanctions. Except for such matters as would not, individually or in the aggregate, reasonably be expected to result in a Moon Material Adverse Effect:

(a) Since January 1, 2015, Moon and its Subsidiaries and any director, officer, employee, agent or other person acting on behalf of Moon or any of its Subsidiaries have complied with all statutory and regulatory requirements relating to export controls and trade sanctions under applicable Laws, including the Export Administration Regulations (15 C.F.R. Parts 730 et seq.), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), Section 999 of the Code, the Trading with the Enemy Act of 1917 (50 U.S.C. §§ 1-44), the International Emergency Economic Powers Act (50 U.S.C. §§1701–1706), the Foreign Narcotics Kingpin Designation Act (21 U.S.C. 1901-1908, 8 U.S.C. 1182), and the regulations, rules, and executive orders administered by OFAC, and any similar rules or regulations of the European Union or other jurisdiction. To the knowledge of Moon, none of the Moon Parties, nor any director, officer, employee, agent or other person acting on behalf of Moon or any of its Subsidiaries, have, directly or indirectly, engaged in any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods, or services to or for the benefit of, provided any payments or material assistance to, or otherwise engaged in or facilitated any transactions with a Prohibited Person.

(b) Moon and its Subsidiaries and other Affiliates have developed and implemented an export control and trade sanctions compliance program which includes corporate policies and procedures designed to promote compliance with applicable Laws relating to export control and trade sanctions, including obtaining licenses or other authorizations as required for access by foreign nationals in the U.S. to controlled technology.

(c) No civil or criminal penalties have been imposed on any of the Moon Parties or any of their Subsidiaries or any director, officer, employee, agent or other person acting on behalf of Moon or any of its Subsidiaries with respect to violations of applicable Laws relating to export control or trade sanctions, nor have any voluntary disclosures relating to export control and trade sanctions issues been submitted to the U.S. Government or any other Governmental Entity.

(d) Neither the U.S. Government nor any other Governmental Entity has notified any of the Moon Parties or any of their Subsidiaries or any director, officer, employee, agent or other person acting on behalf of Moon or any of its Subsidiaries in writing since January 1, 2015 of any actual or alleged violation or breach of any applicable Laws relating to export controls or trade sanctions.

(e) To Moon’s knowledge, none of the Moon Parties nor their Subsidiaries or other Affiliates is undergoing, or since January 1, 2015, has undergone any internal or external audit, review, inspection, investigation, survey or examination of records relating to the export activities of any Moon Party or any of their Subsidiaries or other Affiliates that would, individually or in the aggregate, reasonably be expected to affect adversely its future export activity.

Section 6.23 Foreign Corrupt Practices Act. Except for such matters as would not, individually or in the aggregate, reasonably be expected to result in a Moon Material Adverse Effect:

(a) Moon and its Subsidiaries, directors, officers, employees, agents and other persons acting on behalf of Moon or any of its Subsidiaries have complied with the Foreign Corrupt Practices Act, and any other analogous anticorruption or antibribery laws. Except for “facilitating payments” (as such term is defined in the Foreign Corrupt Practices Act and other applicable Laws), none of the Moon Parties nor any of their Subsidiaries or other Affiliates, nor any of the directors, officers, employees, agents or other representatives of any of the foregoing acting on their behalf, have directly or indirectly (i) offered, authorized or used any funds of Moon or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) offered, authorized or made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Moon or any of its Subsidiaries; (iii) established or maintained any unlawful fund of monies or other assets of Moon or any of its Subsidiaries; (iv) made, promised or authorized any false or fraudulent entry on the books or records of Moon or any of its Subsidiaries; or (v) offered, authorized or made any unlawful bribe, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Moon or any of its Subsidiaries.

(b) Moon and its Subsidiaries and other Affiliates have developed and implemented a Foreign Corrupt Practices Act compliance program which includes corporate policies and procedures designed to promote compliance with the Foreign Corrupt Practices Act and any other analogous anticorruption and antibribery laws.

(c) No civil or criminal penalties have been imposed on any of the Moon Parties or any of their Subsidiaries or any director, officer, employee, agent or other person acting on behalf of Moon or any of its Subsidiaries with respect to violations of the Foreign

Corrupt Practices Act or any other applicable anticorruption or antibribery laws nor have any voluntary disclosures been submitted to the U.S. Government or any other Governmental Entity with respect to violations of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws.

(d) To Moon’s knowledge, none of the Moon Parties nor any of their Subsidiaries or other Affiliates have been since January 1, 2015 and are not now under any administrative, civil or criminal investigation or indictment involving alleged violations of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws. None of the Moon Parties nor any of their Subsidiaries or other Affiliates are participating in any investigation by a Governmental Entity relating to alleged violations by the Moon Parties or any of their Subsidiaries or other Affiliates of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws.

(e) Neither the U.S. Government nor any other Governmental Entity has notified any of the Moon Parties or any of their Subsidiaries or other Affiliates in writing since January 1, 2014 of any actual or alleged violation or breach of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery law.

Section 6.24 Charter Provisions; Takeover Laws; No Rights Plan. Moon has taken all action necessary to render any restrictions on business combinations in its Organizational Documents inapplicable to this Agreement, the Combination and the other transactions contemplated by this Agreement. No “fair price,” “moratorium,” “business combination” or “control share acquisition” statute or other similar statute or regulation is applicable to this Agreement, the Combination or the other transactions contemplated by this Agreement. Moon has not adopted a shareholder rights plan that is currently in effect.

Section 6.25 Moon Bidco. Moon owns all of the outstanding shares of capital stock of Moon Bidco. Moon Bidco has been organized solely for the purpose of effecting the Combination and the other transactions contemplated by this Agreement, has no assets, liabilities or obligations and has not, since the date of its formation, carried on any business or conducted any operations, except, in each case, as arising from the execution of this Agreement, the performance of its covenants and agreements hereunder and matters ancillary thereto.

Section 6.26 Financing.

(a) Section 6.26 of the Moon Disclosure Letter sets forth true, correct and complete copies of an executed debt commitment letter (including the exhibits thereto, the “Financing Commitment Letter”) and related (redacted to remove solely provisions related to fees and other economic terms, none of which could adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Financings) fee letter (the “Financing Fee Letter”), in each case dated as of the date hereof and including all exhibits, schedules, annexes and amendments to such letters in effect as of the date hereof (collectively, the “Financing Commitments”) pursuant to which, and subject only to the terms and conditions of which, each of the lenders identified therein (as such parties may be supplemented or amended, the “Lenders”) have severally committed to provide Moon with loans in the respective amounts described therein for the purposes set forth therein (the “Financings”).

(b) As of the date hereof, the Financing Commitments are in full force and effect and constitute the legal, valid and binding obligation of each of Moon and, to the knowledge of Moon, the Lenders, subject in each case to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at law). As of the date hereof, the Financing Commitments have not been amended, restated or otherwise modified or waived, and the respective obligations and commitments contained in the Financing Commitments have not been withdrawn, rescinded, repudiated, amended, restated, terminated or otherwise modified in any respect prior to the execution and delivery of this Agreement. There are no conditions precedent or contingencies related to the funding of the full amount of the Financings pursuant to the Financing Commitments, other than as set forth in the Financing Commitment Letter and there are no side letters or other agreements, Contracts or arrangements relating to the funding of the full amount of the Financings other than the Financing Commitments. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach or default on the part of Moon under the Financing Commitments or, to the knowledge of Moon, on the party of any other party to the Financing Commitments. As of the date hereof, Moon has no reason to believe that any of the conditions to the Financings will not be satisfied on a timely basis, or that the Financings will not be made available to Moon on the Closing Date in accordance with the terms of the Financing Commitments. As of the date hereof, no Lender has notified Moon of its intention to terminate its obligations under the Financing Commitments or to not provide the Financings.

(c) Assuming that the Financings are funded in accordance with the terms of the Financing Commitments, the net proceeds from the Financings, taken together with cash on hand, will provide Moon with funds at the Closing Date sufficient to refinance the Existing Debt and to pay all amounts contemplated by this Agreement to be paid by it, including to pay all fees and expenses required to be paid in connection with the consummation of the transactions contemplated hereby and under the Financing Commitments and to satisfy all of the other payment obligations of Moon contemplated hereunder and thereunder. Moon has paid in full all commitment and other fees and expenses required by the Financing Commitments to be paid on or prior to the date hereof.

Section 6.27 No Other Representations and Warranties. The Moon Parties acknowledge and agree that, except for the representations and warranties expressly set forth in Article 5, (a) the Comet Parties do not make, and have not made, any representations or warranties relating to themselves, their Subsidiaries or their businesses or otherwise in connection with the Combination and the Moon Parties are not relying on any representation or warranty of any of the Comet Parties except for those expressly set forth in this Agreement, (b) no person has been authorized by the Comet Parties to make any representation or warranty relating to themselves or their business or otherwise in connection with the Combination, and if made, such representation or warranty must not be relied upon by the Moon Parties as having been authorized by such Comet Party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Moon Parties or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article 5.

Article 7

COVENANTS

Section 7.1 Conduct of Comet’s Business.

(a) Comet covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time, unless Moon shall otherwise approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), and except as otherwise expressly contemplated by this Agreement (including Section 7.1 of the Comet Disclosure Letter), or as required by applicable Law, the business of Comet and its Subsidiaries shall be conducted in the ordinary course of business and, to the extent consistent therewith, Comet and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact, and maintain existing relations and goodwill with Governmental Entities, customers and suppliers; provided that no action by Comet or its Subsidiaries with respect to matters specifically addressed by Section 7.1(b) shall be deemed to be a breach of this sentence unless such action would constitute a breach of Section 7.1(b).

(b) From the date of this Agreement until the Effective Time, except (A) as otherwise expressly contemplated by this Agreement, (B) as Moon may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), (C) as set forth in Section 7.1 of the Comet Disclosure Letter, or (D) as required by applicable Law, Comet will not and will not permit any of its Subsidiaries to:

(i) amend or adopt any change in, or waive any provision of, its Organizational Documents;

(ii) merge or consolidate Comet or any of its Subsidiaries with any other Person, except as permitted under Section 7.1(b)(x) and except for any such transactions among wholly owned Subsidiaries of Comet;

(iii) adopt or implement a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Comet or any of its Subsidiaries, other than among Comet’s wholly owned Subsidiaries;

(iv) (A) authorize for issuance, issue or sell, pledge, dispose of or subject to any Lien or agree or commit to any of the foregoing in respect of, any shares of beneficial interest or shares of any class of capital stock or other equity interest of Comet or any Subsidiary or any options, warrants, convertible securities, stock appreciation rights, performance units, bonus stock, “phantom”

stock rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or other rights of any kind to acquire any such shares or any other equity interest, of Comet or any Subsidiary, other than (x) issuances of shares of Comet Common Stock upon the exercise or settlement of Comet Options, Comet Restricted Stock Unit Awards or Comet Performance Share Awards outstanding on the date of this Agreement or granted in accordance with this Agreement, as permitted under Section 7.1(b)(vii), and (y) in the case of any such pledge, disposition or Lien, to the extent required by the terms of any Existing Comet Debt; or (B) repurchase, redeem or otherwise acquire any securities or equity equivalents except in the ordinary course of business in connection with the exercise or settlement of Comet Restricted Stock Unit Awards, Comet Performance Share Awards or Comet Options, in each case, in order to satisfy withholding or exercise price obligations in accordance with the Comet Benefit Plans;

(v) declare, set aside, make or pay any dividend or other distribution or payment (whether in cash, equity interests or property or any combination thereof) with respect to any shares of beneficial interest or shares of any class of capital stock or other equity interests of Comet or any of its Subsidiaries, except for (1) dividends by any direct or indirect Subsidiary only to Comet or any wholly owned Subsidiary of Comet or (2) dividends or distributions required under the applicable Organizational Documents of such entity in effect on the date of this Agreement;

(vi) (1) adjust, reclassify, split, combine, subdivide or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock or other equity interest of Comet or any of its Subsidiaries or securities convertible or exchangeable into or exercisable for any shares of capital stock or other equity interest of Comet or any of its Subsidiaries (except (A) for any adjustment, reclassifications, stock splits, repurchases, redemptions or other acquisitions by Comet or any of its wholly owned Subsidiaries of capital stock or equity interests of wholly owned Subsidiaries of Comet or (B) in the ordinary course of business in connection with the exercise or settlement of Comet Restricted Stock Unit Awards, Comet Performance Share Awards or Comet Options, in each case, in order to satisfy withholding or exercise price obligations in accordance with the Comet Benefit Plans, or (2) purchase or otherwise acquire, directly or indirectly, any of the capital stock of Moon or securities convertible or exchangeable into or exercisable for any shares of capital stock of Moon;

(vii) except to the extent required under any Comet Benefit Plan as in effect on the date of this Agreement or as required by applicable Law, (1) increase the compensation (including bonus opportunities) or fringe benefits of any of its directors, executive officers or employees (except in the ordinary course of business consistent with past practice with employees who are not parties to a change-in-control agreement), (2) grant any severance or termination pay, other than nominal severance to terminated employees, except in the ordinary course of business consistent with past practice, (3) make any new equity awards to any director, officer or employee, except in the ordinary course of business consistent with past practice, which equity awards shall comply with the requirements of Section 4.1(d) and provided that Comet shall grant Comet Restricted Stock Unit Awards in lieu of Comet Performance Share Awards, (4) enter into or amend any employment, consulting, change-in-control or severance agreement or arrangement with any of its present, former or future directors, executive officers, or employees, except as necessary to effectuate the provisions of this Agreement or, except with respect to employees party to a change-in-control agreement, in the ordinary course of business, (5) establish, adopt, enter into, freeze or amend in any material respect or terminate any Comet Benefit Plan or take any action to accelerate entitlement to benefits under any Comet Benefit Plan, in each such case, except as otherwise permitted pursuant to clauses (1), (2), (3) or (4) of this paragraph or as necessary to effectuate the provisions of this Agreement, provided that in no event may any tax gross-up or tax reimbursement feature be granted or made more favorable to any individual, (6) make any contribution to any Comet Benefit Plan, other than contributions required by applicable Law or in the ordinary course of business consistent with past practice, (7) pay, accrue or certify performance level achievements at levels in excess of actually achieved performance in respect of any component of an incentive-based award, or amend or waive any performance or vesting criteria or accelerate vesting, exercisability, distribution, settlement or funding under any Comet Benefit Plan, except as required by the terms of the Comet Benefit Plans as in effect on the date of this Agreement or as necessary to effectuate the provisions of this Agreement, (8) take any action with respect to salary, compensation, benefits or other terms and conditions of employment that would result in the holder of a change-in-control agreement having “good reason” to terminate employment and collect severance payments and benefits pursuant to such agreement, (9) terminate the employment of any holder of a change-in-control agreement other than for “cause” (within the meaning of such agreement); or (10) execute, establish, adopt or amend, except in the ordinary course of business, any Labor Agreement;

(viii) redeem, purchase or otherwise acquire, directly or indirectly, any of Comet’s or any of its Subsidiaries’ capital stock, or make any commitment for any such action, other than pursuant to the Comet Benefit Plans and other than transactions between Comet and its wholly owned Subsidiaries and transactions among Comet’s wholly owned Subsidiaries;

(ix) sell, lease, license, subject to a Lien, encumber (including by the grant of any option thereon) or otherwise surrender, relinquish or dispose of any of the assets or properties of Comet or its Subsidiaries (including capital stock of Subsidiaries), except for (1) sales, leases, licenses or other dispositions of assets or properties with a fair market value not in excess of $5 million in respect of any one asset or property and not in excess of $25 million in the aggregate, (2) sales of surplus or obsolete equipment, (3) sales, leases, licenses or other transfers between Comet and its wholly owned Subsidiaries or between those Subsidiaries, (4) sales of inventory, products and services in the ordinary course of business consistent with past practice and (5) in the case of Liens, to the extent required by the terms of any Existing Comet Debt and other Permitted Liens;

(x) acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a substantial portion of the assets or properties of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, in each case for consideration in excess of $25 million in respect of any one acquisition or for aggregate consideration for all such acquisitions in excess of $50 million;

(xi) enter into any joint venture, partnership or other similar arrangement or make any loan, capital contribution or advance to or investment in any other Person (in each case other than to or in Comet, any wholly owned Subsidiary of Comet or any joint venture, partnership or other similar arrangement existing as of the date hereof to the extent a capital contribution, advance or investment is required under the terms of any agreement relating thereto, as in effect on the date hereof), other than in the ordinary course of business consistent with past practice in an amount not exceeding $25 million individually or $50 million in the aggregate;

(xii) other than in the ordinary course of business consistent with past practice, sell, transfer or license to any Person, covenant not to sue regarding, or adversely amend or modify any rights to any material Intellectual Property Rights of Comet or any of its Subsidiaries;

(xiii) change its fiscal year or make any material changes with respect to financial accounting policies or procedures, except as required by changes in GAAP or by applicable Law;

(xiv) except in the ordinary course of business consistent with past practice, (A) make or rescind any material election relating to Taxes, including material elections for any joint venture, partnership, limited liability company or other investment, (B) settle or compromise any material Proceeding relating to Taxes for an amount that materially exceeds the amount reserved, in accordance with GAAP, in the consolidated balance sheets included in the Comet Reports filed prior to the date hereof with respect thereto, (C) change any of its methods of reporting any material item for Tax purposes from those employed in the preparation of its tax returns for the most recent taxable year for which a return has been filed, (D) change any annual tax accounting period, (E) surrender any right to claim any material Tax refund, or (F) file any materially amended Return;

(xv) settle or compromise any material Proceeding (excluding any audit, claim or other proceeding in respect of Taxes in accordance with Section 7.1(b)(xiv), and excluding claims of creditors, shareholders and any shareholder litigation relating to this Agreement, the Combination, including the Merger, or any other transaction contemplated by this Agreement or otherwise), enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of any material Proceeding or waive, release or assign any rights or claims or provide security for amounts (net of any reasonably expected insurance or indemnification proceeds) greater than $50 million in the aggregate;

(xvi) create, incur or assume any Debt or guarantee any Debt of another Person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of Comet or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except (1) indebtedness for borrowed money incurred under Comet’s or its Subsidiaries’ existing revolving credit facilities or other existing similar lines of credit in the ordinary course of business, (2) other Debt not to exceed $5 million in the aggregate, (3) intercompany Debt among Comet and its Subsidiaries in the ordinary course of business consistent with past practice, and (4) indebtedness incurred to repay or refinance other indebtedness that comes due; provided that (x) the aggregate principal amount of the refinanced indebtedness is not increased as a result of such refinancing, except in an amount necessary to cover fees and expenses incurred in connection with such refinancing and (y) such refinancing indebtedness is prepayable at the applicable borrower’s option upon reasonable advance notice without premium or penalty (other than customary LIBOR breakage);

(xvii) repurchase, repay, defease or pre-pay any Debt, except (1) repayments, including in respect of revolving credit facilities or other existing similar lines of credit, in the ordinary course of business or otherwise of due and payable amounts, (2) repayments of mortgage indebtedness secured by one or more real property assets of Comet or any of its Subsidiaries in accordance with their terms, as such loans become due and payable or payment of Debt in accordance with its terms or (3) repayments of indebtedness among Comet and its wholly owned Subsidiaries or by a Subsidiary of Comet to Comet or its wholly owned Subsidiaries;

(xviii) except as required by lenders under the terms of Existing Comet Debt, mortgage or pledge, or suffer to exist any Liens (other than Permitted Liens) on, any material asset or property, other than in the ordinary course of business consistent with past practice;

(xix) except for capital expenditures for items and in the amounts (other than immaterial changes) set forth in the capital budget included in Section 7.1(b)(xix) of the Comet Disclosure Letter, make, authorize or enter into any commitment for any capital expenditures in excess of $15 million in the aggregate;

(xx) other than in the ordinary course of business consistent with past practice and other than in connection with any matter to the extent such matter is permitted by any other clause of this Section 7.1(b), (1) materially modify, amend or terminate or waive any material rights under any Comet Material Contract, (2) enter into any successor agreement to an expiring Comet Specified Contract that changes the terms of such expiring Comet Specified Contract in a way that is materially adverse to Comet and its Subsidiaries or (3) enter into any new agreement that would constitute a Comet Specified Contract;

(xxi) enter into, renew or extend any agreements or arrangements that would reasonably be expected to, after the Effective Time, limit or restrict Moon or any of its Affiliates (other than Comet and its Subsidiaries) or any successor thereto, from engaging or competing in any line of business or in any geographic area during any period;

(xxii) unless not taking such actions would be inconsistent with the fiduciary duties of the Comet Boards under applicable Law (in their good faith opinion), release or permit the release of any Person from, waive or permit the waiver of any right under, fail to enforce any provision of, or grant any consent or make any election under, any confidentiality, “standstill” or similar agreement to which Comet or any of its Subsidiaries is a party;

(xxiii) take any action that would, or would reasonably be expected to, (1) result in the failure of a condition set forth in Section 8.2, or (2) prevent, materially delay or materially impede the consummation of the Combination and the other transactions contemplated by this Agreement;

(xxiv) take any action that would reasonably be expected to delay materially or adversely affect the ability of any of the Parties to obtain any consent, authorization, order or approval of any Governmental Entity or the expiration of any waiting period under applicable antitrust laws required to consummate the transactions contemplated by this Agreement; or

(xxv) agree or commit to do any of the foregoing.

Section 7.2 Conduct of Moon’s Business.

(a) Moon covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time, unless Comet shall otherwise approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), and except as otherwise expressly contemplated by this Agreement (including Section 7.2 of the Moon Disclosure Letter), or as required by applicable Law, the business of Moon and its Subsidiaries shall be conducted in the ordinary course of business and, to the extent consistent therewith, Moon and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact, and maintain existing relations and goodwill with Governmental Entities, customers and suppliers; provided that no action by Moon or its Subsidiaries with respect to matters specifically addressed by Section 7.2(b) shall be deemed to be a breach of this sentence unless such action would constitute a breach of Section 7.2(b).

(b) From the date of this Agreement until the Effective Time, except (A) as otherwise expressly contemplated by this Agreement, (B) as Comet may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), (C) as set forth in Section 7.2 of the Moon Disclosure Letter, or (D) as required by applicable Law, Moon will not and will not permit any of its Subsidiaries to:

(i) amend or adopt any change in, or waive any provision of, its Organizational Documents;

(ii) merge or consolidate Moon or any of its Subsidiaries with any other Person, except as permitted under Section 7.2(b)(x) and except for any such transactions among wholly owned Subsidiaries of Moon;

(iii) adopt or implement a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Moon or any of its Subsidiaries, other than among Moon’s wholly owned Subsidiaries;

(iv) (1) authorize for issuance, issue or sell, pledge, dispose of or subject to any Lien or agree or commit to any of the foregoing in respect of, any shares of beneficial interest or shares of any class of capital stock or other equity interest of Moon or any Subsidiary or any options, warrants, convertible securities, stock appreciation rights, performance units, bonus stock, “phantom” stock rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or other rights of any kind to acquire any such shares or any other equity interest, of Moon or any Subsidiary, other than (x) issuances of shares of Moon Common Stock upon the exercise or settlement of Moon Options, Moon Restricted Stock Unit Awards or moon Performance Unit Awards outstanding on the date of this Agreement granted in accordance with the terms of this Agreement, as permitted under Section 7.2(b)(vii), and (y) in the case of any such pledge, disposition or Lien, to the extent required by the terms of any Existing Moon Debt; or (2) repurchase, redeem or otherwise acquire any securities or equity equivalents except in the ordinary course of business in connection with the exercise or settlement of Moon Restricted Stock Unit Awards, Moon Performance Unit Awards or Moon Options, in each case, in order to satisfy withholding or exercise price obligations in accordance with the Moon Benefit Plans;

(v) declare, set aside, make or pay any dividend or other distribution or payment (whether in cash, equity interests or property or any combination thereof) with respect to any shares of beneficial interest or shares of any class of capital stock or other equity interests of Moon or any of its Subsidiaries, except for (1) dividends by any direct or indirect Subsidiary only to Moon or any wholly owned Subsidiary of Moon or (2) dividends or distributions required under the applicable Organizational Documents of such entity in effect on the date of this Agreement;

(vi) (1) adjust, reclassify, split, combine, subdivide or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock or other equity interest of Moon or any of its Subsidiaries or securities convertible or exchangeable into or exercisable for any shares of capital stock or other equity interest of Moon or any of its Subsidiaries (except (A) for any adjustment, reclassifications, stock splits, repurchases, redemptions or other acquisitions by Moon or any of its wholly owned Subsidiaries of capital stock or equity interests of wholly owned Subsidiaries of Moon or (B) in the ordinary course of business in connection with the exercise or settlement of Moon Restricted Stock Unit Awards, Moon Performance Unit Awards or Moon Options, in each case, in order to satisfy withholding or exercise price obligations in accordance with the Moon Benefit Plans, or (2) purchase or otherwise acquire, directly or indirectly, any of the capital stock of Comet or securities convertible or exchangeable into or exercisable for any shares of capital stock of Comet;

(vii) except to the extent required under any Moon Benefit Plan as in effect on the date of this Agreement or as required by applicable Law, (1) increase the compensation (including bonus opportunities) or fringe benefits of any of its directors, executive officers or employees (except in the ordinary course of business consistent with past practice with employees who are not parties to a change-in-control agreement), (2) grant any severance or termination pay, other than nominal severance to terminated employees, except in the ordinary course of business consistent with past practice, (3) make any new equity awards to any director, officer or employee, except in the ordinary course of business consistent with past practice, which equity awards shall provide that the consummation of the transactions contemplated by this Agreement will not result in a change-in-control acceleration either alone or in combination with any other event, (4) enter into or amend any employment, consulting, change-in-control or severance agreement or arrangement with any of its present, former or future directors, executive officers, or employees, except as necessary to effectuate the provisions of this Agreement or, except with respect to employees party to a change-in-control agreement, in the ordinary course of business, (5) establish, adopt, enter into, freeze or amend in any material respect or terminate any Moon Benefit Plan or take any action to accelerate entitlement to benefits under any Moon Benefit Plan, in each such case, except as otherwise permitted pursuant to clauses (1), (2), (3) or (4) of this paragraph or as necessary to effectuate the provisions of this Agreement, provided that in no event may any tax gross-up or tax reimbursement feature be granted or made more favorable to any individual, (6) make any contribution to any Moon Benefit Plan, other than contributions required by applicable Law or in the ordinary course of business consistent with past practice, (7) pay, accrue or certify performance level achievements at levels in excess of actually achieved performance in respect of any component of an incentive-based award, or amend or waive any performance or vesting criteria or accelerate vesting, exercisability, distribution, settlement or funding under any Moon Benefit Plan, except as required by the terms of the Moon Benefit Plans as in effect on the date of this Agreement or as necessary to effectuate the provisions of this Agreement, (8) take any action with respect to salary, compensation, benefits or other terms and conditions of employment that would result in the holder of a change-in-control agreement having “good reason” to terminate employment and collect severance payments and benefits pursuant to such agreement, (9) terminate the employment of any holder of a change-in-control agreement other than for “cause” (within the meaning of such agreement); or (10) execute, establish, adopt or amend, except in the ordinary course of business, any Labor Agreement;

(viii) redeem, purchase or otherwise acquire, directly or indirectly, any of Moon’s or any of its Subsidiaries’ capital stock, or make any commitment for any such action, other than pursuant to the Moon Benefit Plans and other than transactions between Moon and its wholly owned Subsidiaries and transactions among Moon’s wholly owned Subsidiaries;

(ix) sell, lease, license, subject to a Lien, encumber (including by the grant of any option thereon) or otherwise surrender, relinquish or dispose of any of the assets or properties of Moon or its Subsidiaries (including capital stock of Subsidiaries), except for (1) sales, leases, licenses or other dispositions of assets or properties with a fair market value not in excess of $5 million in respect of any one asset or property and not in excess of $25 million in the aggregate, (2) sales of surplus or obsolete equipment, (3) sales, leases, licenses or other transfers between Moon and its wholly owned Subsidiaries or between those Subsidiaries, (4) sales of inventory, products and services in the ordinary course of business consistent with past practice and (5) in the case of Liens, to the extent required by the terms of any Existing Moon Debt and other Permitted Liens;

(x) acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a substantial portion of the assets or properties of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, in each case for consideration in excess of $25 million in respect of any one acquisition or for aggregate consideration for all such acquisitions in excess of $50 million;

(xi) enter into any joint venture, partnership or other similar arrangement or make any loan, capital contribution or advance to or investment in any other Person (in each case other than to or in Moon, any wholly owned Subsidiary of Moon or any joint venture, partnership or other similar arrangement existing as of the date hereof to the extent a capital contribution, advance or investment is required under the terms of any agreement relating thereto, as in effect on the date hereof), other than in the ordinary course of business consistent with past practice in an amount not exceeding $25 million individually or $50 million in the aggregate;

(xii) other than in the ordinary course of business consistent with past practice, sell, transfer or license to any Person, covenant not to sue regarding, or adversely amend or modify any rights to any material Intellectual Property Rights of Moon or any of its Subsidiaries;

(xiii) change its fiscal year or make any material changes with respect to financial accounting policies or procedures, except as required by changes in GAAP or by applicable Law;

(xiv) except in the ordinary course of business consistent with past practice, (A) make or rescind any material election relating to Taxes, including material elections for any joint venture, partnership, limited liability company or other investment, (B) settle or compromise any material Proceeding relating to Taxes for an amount that materially exceeds the amount reserved, in accordance with GAAP, in the consolidated balance sheets included in the Moon Reports filed prior to the date hereof with respect thereto, (C) change any of its methods of reporting any material item for Tax purposes from those employed in the preparation of its tax returns for the most recent taxable year for which a return has been filed, (D) change any annual tax accounting period, (E) surrender any right to claim any material Tax refund, or (F) file any materially amended Return;

(xv) settle or compromise any material Proceeding (excluding any audit, claim or other proceeding in respect of Taxes in accordance with Section 7.2(b)(xiv), and excluding claims of stockholders and any stockholder litigation relating to this Agreement, the Combination, or any other transaction contemplated by this Agreement or otherwise), enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of any material Proceeding or waive, release or assign any rights or claims or provide security for amounts (net of any reasonably expected insurance or indemnification proceeds) greater than $50 million in the aggregate;

(xvi) create, incur or assume any Debt or guarantee any Debt of another Person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of Moon or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except (1) indebtedness for borrowed money incurred under Moon’s or its Subsidiaries’ existing revolving credit facilities or other existing similar lines of credit in the ordinary course of business, (2) other Debt not to exceed $5 million in the aggregate, (3) intercompany Debt among Moon and its Subsidiaries in the ordinary course of business consistent with past practice, and (4) indebtedness incurred to repay or refinance other indebtedness that comes due; provided that (x) the aggregate principal amount of the refinanced indebtedness is not increased as a result of such refinancing, except in an amount necessary to cover fees and expenses incurred in connection with such refinancing and (y) such refinancing indebtedness is prepayable at the applicable borrower’s option upon reasonable advance notice without premium or penalty (other than customary LIBOR breakage);

(xvii) repurchase, repay, defease or pre-pay any Debt, except (1) repayments, including in respect of revolving credit facilities or other existing similar lines of credit, in the ordinary course of business or otherwise of due and payable amounts, (2) repayments, of mortgage indebtedness secured by one or more real property assets of Moon or any of its Subsidiaries in accordance with their terms, as such loans become due and payable or payment of Debt in accordance with its terms or (3) repayments of indebtedness among Moon and its wholly owned Subsidiaries or by a Subsidiary of Moon to Moon or its wholly owned Subsidiaries;

(xviii) except as required by lenders under the terms of Existing Moon Debt, mortgage or pledge, or suffer to exist any Liens (other than Permitted Liens) on, any material asset or property, other than in the ordinary course of business consistent with past practice;

(xix) except for capital expenditures for items and in the amounts (other than immaterial changes) set forth in the capital budget included in Section 7.1(b)(xix) of the Moon Disclosure Letter, make, authorize or enter into any commitment for any capital expenditures in excess of $15 million in the aggregate;

(xx) other than in the ordinary course of business consistent with past practice and other than in connection with any matter to the extent such matter is permitted by any other clause of this Section 7.2(b), (1) materially modify, amend or terminate or waive any material rights under any Moon Material Contract, (2) enter into any successor agreement to an expiring Moon Specified Contract that changes the terms of such expiring Moon Specified Contract in a way that is materially adverse to Moon and its Subsidiaries or (3) enter into any new agreement that would constitute a Moon Specified Contract;

(xxi) enter into, renew or extend any agreements or arrangements that would reasonably be expected to, after the Effective Time, limit or restrict Comet or any of its Affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area during any period;

(xxii) unless not taking such actions would be inconsistent with the fiduciary duties of the Moon Board under applicable Law (in its good faith opinion), release or permit the release of any Person from, waive or permit the waiver of any right under, fail to enforce any provision of, or grant any consent or make any election under, any confidentiality, “standstill” or similar agreement to which Moon or any of its Subsidiaries is a party;

(xxiii) take any action that would, or would reasonably be expected to, (1) result in the failure of a condition set forth in Section 8.3, or (2) prevent, materially delay or materially impede the consummation of the Combination and the other transactions contemplated by this Agreement;

(xxiv) take any action that would reasonably be expected to delay materially or adversely affect the ability of any of the Parties to obtain any consent, authorization, order or approval of any Governmental Entity or the expiration of any waiting period under applicable antitrust laws required to consummate the transactions contemplated by this Agreement; or

(xxv) agree or commit to do any of the foregoing.

Section 7.3 Preparation of Proxy Statement/Prospectus.

(a) As promptly as reasonably practicable following the date of this Agreement, Moon and Comet shall jointly prepare and cause to be filed with the SEC a joint proxy statement to be mailed to the stockholders or shareholders of each of Moon and Comet relating to the Moon Stockholders Meeting and the Comet Shareholders Meeting (together with any amendments or supplements thereto, and the Form S-4 of which it forms a part, the “Proxy Statement/Prospectus”), and Moon and Comet shall jointly prepare and Moon shall file with the SEC a registration statement on Form S-4 in connection with the issuance of the shares of Moon Common Stock in the Combination, the Comet Shareholders Meeting and the Moon Stockholders Meeting (with any amendments or supplements thereto, the “Form S-4”). The Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4. The Form S-4 and the Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. Each of Moon and Comet shall furnish all information concerning itself and its Affiliates to the other Parties, and provide such other assistance, as may be reasonably requested by the other Parties or their outside legal counsel in connection with the preparation, filing and distribution of the Proxy Statement/Prospectus.

(b) Each of Moon and Comet shall use reasonable best efforts to have the Form S-4 declared effective by the SEC as promptly as practicable after the date of this Agreement and to keep the Form S-4 effective as long as is necessary to consummate the Exchange Offer and the other transactions contemplated hereby. Each of Moon and Comet shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comment from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement/Prospectus or any other parts of the Form S-4. Each of Moon and Comet shall use its reasonable best efforts to have the SEC advise Moon and Comet as promptly as reasonably practicable that the SEC has no further comments on the Proxy Statement/Prospectus or any other parts of the Form S-4.

(c) On the date of commencement of the Exchange Offer, Moon and Moon Bidco shall prepare and file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Exchange Offer, which Schedule TO shall contain as an exhibit the Proxy Statement/Prospectus constituting the offer to purchase and forms of the letter(s) of transmittal in customary form and other customary ancillary documents and instruments pursuant to which the Exchange Offer will be made (together with any supplements or amendments thereto, the “Exchange Offer Documents”). Moon and Moon Bidco will cause the Exchange Offer Documents to comply in all material respects with the applicable requirements of U.S. Federal securities laws. Moon and Moon Bidco will take all steps necessary to cause the Exchange Offer Documents to be disseminated to holders of shares of Comet Common Stock, as and to the extent required by applicable U.S. federal securities laws. Each of Moon and Moon Bidco and Comet shall promptly correct any information provided by it or on its behalf specifically for inclusion in the Exchange Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable law, and Moon and Moon Bidco shall take all steps necessary to amend or supplement the Exchange Offer Documents and to cause the Exchange Offer Documents as so amended and supplemented to be disseminated to holders of shares of Comet Common Stock, in each case as and to the extent required by applicable U.S. federal securities laws.

(d) On the date of the commencement of the Exchange Offer, concurrently with the filing of the Schedule TO, Comet shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Exchange Offer (together with all amendments and supplements thereto, the “Schedule 14D-9”) and disseminate the Schedule 14D-9, to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable laws, to the holders of shares of Comet Common Stock. Comet shall cause the Schedule 14D-9 to comply as to form in all material respects with the applicable requirements of U.S. federal securities laws.

(e) Each of Moon and Comet shall, as promptly as practicable after receipt thereof, provide the other Party copies of any written comments, and advise the other Party of any oral comments, received from the SEC with respect to the Proxy Statement/Prospectus, the Form S-4, the Exchange Offer Documents or the Schedule 14D-9 and shall provide the other Parties with copies of all correspondence between it and its Affiliates, on the one hand, and the SEC, on the other hand. Each of Moon and Comet, as applicable, shall provide the other with a reasonable opportunity to review and comment on the Form S-4, the Exchange Offer Documents and the Schedule 14D-9 or any amendment or supplement to any of the foregoing and any communications with the SEC prior to filing such with the SEC, and will promptly provide Comet with a copy of all such filings and communications made with the SEC.

(f) Moon shall take any action required to be taken under any applicable state securities laws in connection with the issuance of Moon Common Stock in connection with the Combination, and Comet shall, as applicable, furnish all information concerning Comet as may be reasonably requested in connection with any such action. Moon shall advise Comet, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, or the suspension of the qualification of the Moon Common Stock issuable in connection with the Combination for offering or sale in any jurisdiction, and Moon shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(g) If at any time prior to the making of the Liquidation Distribution any information relating to Moon or Comet, or any of their respective Affiliates, officers or directors, should be discovered by Moon or Comet which should be set forth in an amendment or supplement to any of the Form S-4, the Proxy Statement/Prospectus, the Exchange Offer Documents or the Schedule 14D-9 so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and disseminated to the stockholders or shareholders of Moon and Comet.

Section 7.4 Stockholders Meetings.

(a) Comet Shareholders Meeting. Comet shall (i) as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act, duly call and give notice of a meeting of its shareholders (the “Comet Shareholders Meeting”) for the purpose of obtaining the Comet Shareholder Approval, (ii) use its reasonable best efforts to cause the Proxy Statement/Prospectus and any other appropriate materials for the Comet Shareholders Meeting (together with the Proxy Statement/Prospectus, the “Comet Shareholders Meeting Materials”) to be mailed to Comet’s shareholders, and (iii) hold the Comet Shareholders Meeting as soon as reasonably practicable, but not earlier than one month after the announcements and filings set out in Section 2.3(c)(iii) have been made.

(b) Comet Shareholders Meeting Resolutions. The Comet Shareholders Meeting shall be held to:

(i) provide information regarding the Combination;

(ii) adopt a resolution to amend the articles of association of Comet substantially in accordance with the draft of the amendment to the articles of association attached as Schedule 7.4(b)(ii) (Amendment to the Articles of Association of Comet) (the “Articles Amendment Resolution”), which shall become effective directly and shall be executed directly after the adoption of this resolution and prior to adopting any other resolution at the Comet Shareholders Meeting;

(iii) adopt resolutions to:

(A) enter into and effectuate the Merger in accordance with the Merger Proposal (the “Merger Resolution”);

(B) approve the Comet Technology Acquisition (to the extent required by applicable Law), and, subject to the Merger having been completed, approve the Share Sale as contemplated by the Share Sale Agreement (the “Sale Resolutions”); and

(C) effective as of the Share Sale Effective Time, approve the dissolution of Comet Newco and approve the appointment of Stichting Vereffening Comet Newco, as liquidator of Comet Newco (the “Liquidator”) and approve the appointment of an Affiliate of Moon Bidco as the custodian of the books and records of Comet Newco in accordance with Section 2:24 of the Dutch Code (the “Liquidation Resolutions”); and

(iv) adopt one or more resolutions effective upon the Effective Time to provide full and final discharge to each member of the Comet Boards for their acts of management or supervision, as applicable, up to the date of the Comet Shareholders Meeting; provided that no discharge shall be given to any director for acts as a result of fraud (bedrog), gross negligence (grove schuld) or willful misconduct (opzet) of such director (the “Discharge Resolutions” and together with the Merger Resolution, the Sale Resolutions and the Liquidation Resolutions, the “Comet Shareholders Meeting Resolutions”).

(c) Coordination Regarding Comet Shareholders Meeting. Comet shall coordinate and cooperate with Moon and its Affiliates with respect to the convening materials and the timing of the Comet Shareholders Meeting and will otherwise comply with all legal requirements applicable to the Comet Shareholders Meeting. Comet may cancel and reconvene the Comet Shareholders Meeting, solely to the extent reasonably necessary (x) to ensure that any supplement or amendment of Comet Shareholders Meeting Materials that the Comet Boards, after consultation with outside counsel, reasonably determine is necessary to comply with applicable Law is made available to the Comet Shareholders in advance of the Comet Shareholders Meeting or (y) to solicit additional proxies in favor of the approvals set forth in Section 7.4(b) if, as of such time, insufficient proxies have been received to approve the Comet Shareholders Meeting Resolutions; provided, that, without the consent of Moon, Comet shall not cancel and reconvene the Comet Shareholders Meeting pursuant to this sentence on more than one occasion. In the event that the Comet Shareholders Meeting is cancelled and reconvened pursuant to the foregoing provision, Comet shall duly give notice of and reconvene the Comet Shareholders Meeting on a date scheduled by mutual agreement of Comet and Moon, acting reasonably, or, in the absence of such agreement, as soon as practicable following the date of such cancellation; provided, further, that Comet shall in no event cancel and reconvene the Comet Shareholders Meeting to a date that is more than 30 days after the originally scheduled Comet Shareholders Meeting.

(d) Consummation of the Merger. If the Merger is not consummated within six months after the announcement of the filing of the Merger Proposal, Comet shall take all required steps in order to have the Merger Resolution replaced by a new resolution of the Comet general meeting to enter into and effectuate a merger in accordance with the terms of the Merger Proposal (which resolution shall then for all purposes of this Agreement be considered the Merger Resolution and which merger shall for all purposes of this Agreement be considered the Merger).

(e) Moon Stockholders Meeting. Moon shall (i) as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act, duly call and give notice of a meeting of its stockholders (including any adjournment or postponement thereof, the “Moon Stockholders Meeting”) for the purpose of obtaining the Moon Stockholder Approval as soon as practicable after the Form S-4 is declared effective under the Securities Act, (ii) use its reasonable best efforts to cause the Proxy Statement/Prospectus and any other appropriate materials for the Moon Stockholders Meeting (together with the Proxy Statement, the “Moon Stockholders Meeting Materials”) to be mailed to Moon’s stockholders as soon as practicable after the Form S-4 is declared effective under the Securities Act, and (iii) convene and hold the Moon Stockholders Meeting as soon as reasonably practicable for the purpose of obtaining the Moon Stockholder Approval. Promptly following the receipt of the Moon Stockholder Approval, Moon shall file the Moon Articles Amendment with the Public Registry of the Republic of Panama.

(f) Coordination Regarding Moon Stockholders Meeting. Moon shall coordinate and cooperate with Comet and its Affiliates with respect to the timing of the Moon Stockholders Meeting and will otherwise comply with all legal requirements applicable to the Moon Stockholders Meeting. Once the Moon Stockholders Meeting has been called and noticed, Moon shall not postpone or adjourn the Moon Stockholders Meeting without the consent of Comet (which consent shall not be unreasonably withheld, conditioned or delayed), other than to the extent necessary (i) for the absence of a quorum or (ii) to solicit additional proxies if, on the date for which the Moon Stockholders Meeting is scheduled, Moon has not received proxies representing a sufficient number of shares of Moon Common Stock to obtain the Moon Stockholder Approval or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that the Moon Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Moon’s stockholders prior to the Moon Stockholders Meeting; provided that in the event that the Moon Stockholders Meeting is delayed to a date after the Termination Date as a result of the facts or circumstances as described in either clause (i), (ii), or (iii) of this sentence, then Comet may extend the Termination Date to the fifth Business Day immediately following such date.

Section 7.5 No Solicitation by Comet.

(a) Except as permitted by this Section 7.5, Comet agrees that from and after the date of this Agreement, it shall (i) immediately cease and terminate, and cause all of its and its Subsidiaries’ respective officers, directors, employees, investment bankers, consultants, attorneys, accountants, advisors, agents and other representatives (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) to cease and terminate, any discussions or negotiations with any other Person (other than Moon or its Affiliates) regarding any Comet Acquisition Proposal, (ii) promptly request, and cause to be requested, that each Person that has received confidential information in connection with a possible Comet Acquisition Proposal within the last 12 months return to Comet or destroy all confidential information heretofore furnished to such Person by or on behalf of Comet or any of its Subsidiaries and promptly prohibit any access by any Person (other than Moon and its Representatives) to any physical or electronic data room relating to a possible Comet Acquisition Proposal and (iii) not grant any waiver or release under or knowingly fail to enforce any confidentiality, standstill or similar agreement entered into or amended during the 12 months immediately preceding the date of this Agreement in respect of a proposed Comet Acquisition Proposal unless the Comet Boards conclude in good faith that a failure to take any action described in this clause (iii) would be inconsistent with the directors’ fiduciary obligations to Comet’s shareholders and other stakeholders under applicable Law. From and after the date of this Agreement, except as otherwise permitted by this Section 7.5 or Section 9.3(b), Comet shall not, directly or indirectly, nor shall Comet authorize or permit its Subsidiaries or its or their respective Representatives to, directly or indirectly, (i) take any action to solicit, initiate or knowingly encourage or facilitate (including by way of furnishing nonpublic information), or engage in, continue or otherwise participate in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its shareholders) which constitutes or would be reasonably expected to lead to a Comet Acquisition Proposal (except to notify such Person of the existence of the provisions of this

Section 7.5), (ii) furnish any nonpublic or confidential information or afford access to properties, books or records to any Person in connection with or for the purpose of soliciting, encouraging or facilitating a Comet Acquisition Proposal, (iii) approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement or stock exchange, or option agreement, relating to a Comet Acquisition Proposal (other than confidentiality agreements contemplated by this Section 7.5 or a definitive agreement entered into or to be entered into concurrently with a termination of this Agreement by Comet pursuant to Section 9.3(b)), or (iv) propose publicly or agree to do any of the foregoing. Without limiting the generality of the foregoing, Comet acknowledges and agrees that, in the event any officer, director or financial advisor of Comet takes any action that if taken by Comet would be a breach of this Section 7.5, the taking of such action by such officer, director or financial advisor shall be deemed to constitute a breach of this Section 7.5 by Comet. In furtherance of its obligations hereunder, to the extent that any of the Comet Parties has knowledge that any Representative of the Comet Parties has taken an action that, if taken by any of the Comet Parties, would violate the restrictions set forth in this Section 7.5, then such Comet Party shall promptly instruct such Representative to cease such action.

(b) Notwithstanding the provisions of Section 7.5(a), prior to (but not after) the occurrence of the Comet Shareholder Approval, Comet may, directly or indirectly through its Representatives, (i) furnish information and access, but only in response to an unsolicited Comet Acquisition Proposal that is submitted to Comet by a third Person after the date of this Agreement (for so long as such Comet Acquisition Proposal has not been withdrawn) and (ii) participate in discussions and negotiate with such Person concerning any such unsolicited Comet Acquisition Proposal, if and only if, (A) the submission of such Comet Acquisition Proposal did not result from or arise in connection with a breach of this Section 7.5 and (B) the Comet Boards conclude, after receipt of the advice of a financial advisor and outside legal counsel, that such Comet Acquisition Proposal is reasonably likely to result in a Comet Superior Proposal, and (iii) Comet receives from the Person making such Comet Acquisition Proposal an executed confidentiality agreement the material terms of which, as they relate to confidentiality, are (without regard to the terms of such Comet Acquisition Proposal) in all material respects (A) no less favorable in the aggregate to Comet and (B) no less restrictive in the aggregate to the Person making such Comet Acquisition Proposal than those contained in the Confidentiality Agreement dated August 15, 2017 between Moon and Comet (the “Confidentiality Agreement”). Moon shall be entitled to receive an executed copy of any such confidentiality agreement and notification of the identity of such Person promptly (and in any event within 24 hours) after Comet’s entering into such discussions or negotiations or furnishing information to the Person making such Comet Acquisition Proposal or its Representatives. Comet shall promptly provide or make available to Moon any nonpublic information concerning Comet and any of its Subsidiaries that is provided to the Person making such Comet Acquisition Proposal or its Representatives which was not previously provided or made available to Moon.

(c) Except as expressly permitted by this Section 7.5(c), the Comet Boards shall make the Comet Recommendation, and unless permitted by this Section 7.5(c), neither the Comet Boards nor any committee thereof shall (i) (A) withdraw, modify or qualify, or propose to withhold, withdraw, modify or qualify, in any manner adverse to Moon or its

Affiliates, the approval of this Agreement or the Comet Recommendation, (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve any Comet Acquisition Proposal, or (C) resolve, or publicly propose or agree to do any of the foregoing (any action described in this clause (i) being referred to as a “Comet Change in Recommendation”) or (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, or allow Comet or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any Comet Acquisition Proposal or that would require Comet to abandon, terminate or fail to consummate the Combination (other than a confidentiality agreement entered into in accordance with Section 7.5(b)) (a “Comet Acquisition Agreement”) or (iii) resolve, agree or publicly propose to do any of the foregoing. For purposes of this Agreement, a Comet Change in Recommendation shall include any approval, endorsement or recommendation (or public proposal to approve, endorse or recommend), by the Comet Boards or any committee thereof of a Comet Acquisition Proposal, but shall not include any notice provided to Moon with respect to such Comet Acquisition Proposal and Comet’s views thereof prior to any definitive Comet Change in Recommendation. Notwithstanding the foregoing but subject to Comet’s compliance with the provisions of Section 7.5(d), if the Comet Boards have determined in good faith, after consultation with its financial advisor and outside legal counsel, that a Comet Acquisition Proposal made after the date hereof that did not result from and was not proximately caused by a breach of any of the provisions of this Section 7.5 constitutes a Comet Superior Proposal, (i) the Comet Boards may make a Comet Change in Recommendation or (ii) Comet may terminate this Agreement, upon payment of the Comet Termination Fee in accordance with Section 9.5(a), in order to enter into any agreement, understanding or arrangement providing for a Comet Acquisition Proposal if all of the following conditions are met: (x) the Comet Shareholder Approval has not been obtained; (y) (1) Comet gives Moon written notice (a “Comet Superior Proposal Notice”) at least four Business Days prior to taking such action, which notice advises Moon of the intention of the Comet Boards to take such action and such notice specifies the material terms and conditions of such Comet Acquisition Proposal, identifies the Person making such Comet Acquisition Proposal and includes a copy of the proposed Comet Acquisition Agreement (if any) (provided that if there are any subsequent changes in the financial terms of such proposal, Comet will not take any such action prior to the second Business Day following a subsequent notice to Moon of such changes) (it being understood that there may be multiple extensions), (2) during a period of four Business Days following Moon’s receipt of a Comet Superior Proposal Notice (or, in the event of a new Comet Superior Proposal Notice as a result of any such amendment, an extension of two additional Business Days), if requested by Moon, Comet and its Representatives shall have negotiated with Moon and its Representatives in good faith to make such revisions or adjustments proposed by Moon to the terms and conditions of this Agreement as would cause such Comet Acquisition Proposal to no longer be a Comet Superior Proposal; and (z) if applicable, at the end of such applicable four- or two-Business Day period, the Comet Boards, after considering in good faith any such revisions or adjustments to the terms and conditions of this Agreement that Moon, prior to the expiration of such applicable period, shall have offered in writing in a manner that would form a binding contract if accepted by Comet, continues to determine in good faith (after consultation with its outside counsel and financial advisors) that the Comet Acquisition Proposal constitutes a Comet Superior Proposal and that failure to make such Comet Change in Recommendation or to terminate this Agreement would be inconsistent with the directors’ exercise of their fiduciary obligations to Comet’s shareholders and other stakeholders under applicable Law; provided, however, that, unless this Agreement is terminated in accordance with the terms hereof, Comet shall nevertheless submit the resolutions subject to the Comet Shareholder Approval to the shareholders of Comet for the purpose of obtaining the Comet Shareholder Approval at the Comet Shareholders Meeting, and nothing contained herein shall be deemed to relieve Comet of such obligation, unless Moon otherwise requests Comet in writing or this Agreement shall have been terminated in accordance with its terms prior to the Comet Shareholders Meeting.

(d) In the event Comet receives a Comet Acquisition Proposal, any inquiry, proposal or indication of interest that would reasonably be expected to lead to a Comet Acquisition Proposal, any request for nonpublic information relating to Comet or any Comet Subsidiary or for access to the properties, books or records of Comet or any Comet Subsidiary by any Person that has made or, to the knowledge of Comet, would reasonably be expected to make, a Comet Acquisition Proposal, or any request for discussions or negotiations are sought to be initiated or continued with, Comet in respect of any Comet Acquisition Proposal, Comet will (i) as promptly as practicable (and in no event later than 48 hours after receipt of any such Comet Acquisition Proposal, inquiry, proposal, indication of interest or request) notify (which notice shall be provided orally and confirmed in writing and shall identify the Person making such Comet Acquisition Proposal or request and set forth the material terms thereof (including a copy of such Comet Acquisition Proposal), to the extent known) Moon thereof and (ii) keep Moon reasonably and promptly informed of the status and material terms of (including with respect to changes to the status or material terms of) any such Comet Acquisition Proposal, inquiry, proposal, indication of interest or request.

(e) Subject to Moon’s rights under Article 9, nothing in this Section 7.5 shall prohibit either Comet Board from taking and disclosing to Comet’s shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 (including any “stop, look and listen” communication pursuant to Rule 14d-9(f)) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law; provided, however, that no such disclosure that would amount to a Comet Change in Recommendation shall be permitted, made or taken other than in accordance with Section 7.5(c).

(f) Other than in connection with a Comet Acquisition Proposal, Comet may, at any time prior to, but not after, occurrence of the Comet Shareholder Approval, make a Comet Change in Recommendation in response to a Comet Intervening Event (a “Comet Intervening Event Change in Recommendation”) if the Comet Boards determine in good faith, after consulting with outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Comet Boards to Comet’s shareholders and other stakeholders under applicable Law, provided that: (A) Moon shall have received written notice from Comet of Comet’s intention to make a Comet Intervening Event Change in Recommendation at least four Business Days prior to the taking of such action by Comet, which notice shall specify the applicable Comet Intervening Event in reasonable detail, (B) during such period and prior to making a Comet Intervening Event Change in Recommendation, if requested by Moon, Comet and its Representatives shall have negotiated in good faith with Moon and its Representatives regarding any revisions or adjustments proposed by Moon to the terms and conditions of this Agreement as would enable Comet to proceed with its recommendation of this Agreement and the Combination and not make such Comet Intervening Event Change in Recommendation and (C) Comet may make a Comet Intervening Event Change in Recommendation only if the Comet Boards, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that Moon shall have, prior to the expiration of the four-Business Day period, offered in writing in a manner that would form a binding contract if accepted by Comet, continue to determine in good faith that failure to make a Comet Intervening Event Change in Recommendation would be inconsistent with their fiduciary duties to Comet’s shareholders and other stakeholders under applicable Law.

(g) For purposes of this Agreement:

“Comet Acquisition Proposal” means any bona fide written offer or proposal for, or any bona fide written indication of interest in, any (i) direct or indirect acquisition or purchase of any business or assets of (A) Comet or any of its Subsidiaries that, individually or in the aggregate, constitutes 15% or more of the net revenues, net income or assets of Comet and its Subsidiaries, taken as a whole, or (B) all or substantially all of the business or assets of the CT Entities, (ii) direct or indirect acquisition or purchase of 15% or more of any class of equity securities of Comet, (iii) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity securities of Comet, or (iv) merger, consolidation, business combination, joint venture, partnership, recapitalization, liquidation, dissolution or similar transaction involving Comet or any of its Subsidiaries whose business constitutes 15% or more of the net revenue, net income or assets of Comet and its Subsidiaries, taken as a whole.

“Comet Intervening Event” means any fact, circumstance, occurrence, event, development, change or condition or combination thereof that (i) was not known to the Comet Boards as of the date of this Agreement (or if known, the consequences or magnitude of which were not known or reasonably foreseeable), but becomes known to a Comet Board prior to the Comet Shareholder Approval, and (ii) does not relate to (A) any Comet Acquisition Proposal or (B) clearance of the Combination under the HSR Act or any other Regulatory Law, including any action in connection therewith taken pursuant to or required to be taken pursuant to Section 7.8; provided, however, that (1) any change in the price or trading volume of Comet Common Stock or Moon Common Stock shall not be taken into account for purposes of determining whether a Comet Intervening Event has occurred (it being acknowledged, however, that any underlying cause thereof may be taken into account for purposes of determining whether a Comet Intervening Event has occurred); (2) in no event shall any fact, circumstance, occurrence, event, development, change or condition or combination thereof that has had or would reasonably be expected to have an adverse effect on the business or financial condition of Moon or any of its Subsidiaries constitute a Comet Intervening Event unless such fact, circumstance, occurrence, event, development, change or condition or combination thereof constitutes a Moon Material Adverse Effect; and (3) Comet or Moon meeting, failing to meet or exceeding projections shall not be taken into account for purposes of determining whether a Comet Intervening Event has occurred (it being acknowledged, however, that any underlying cause thereof may be taken into account for purposes of determining whether a Comet Intervening Event has occurred).

“Comet Superior Proposal” means any Comet Acquisition Proposal, substituting “75%” for “15%,” on terms that the Comet Boards determine in their good faith judgment (after taking into account all financial, legal, regulatory, timing, risk of consummation and other aspects of such Comet Acquisition Proposal and after consultation with its financial advisor and outside legal counsel) are substantially more favorable to Comet and its shareholders and other stakeholders than the Combination and the other transactions contemplated hereby (taking into account the likelihood of consummation on the terms so proposed and all such other factors as the Comet Boards deem relevant).

Section 7.6 No Solicitation by Moon.

(a) Except as permitted by this Section 7.6, Moon agrees that from and after the date of this Agreement, it shall (i) immediately cease and terminate, and cause all of its and its Subsidiaries’ Representatives to cease and terminate, any discussions or negotiations with any other Person (other than Comet or its Affiliates) regarding any Moon Acquisition Proposal, (ii) promptly request, and cause to be requested, that each Person that has received confidential information in connection with a possible Moon Acquisition Proposal within the last 12 months return to Moon or destroy all confidential information heretofore furnished to such Person by or on behalf of Moon or any of its Subsidiaries and promptly prohibit any access by any Person (other than Comet and its Representatives) to any physical or electronic data room relating to a possible Moon Acquisition Proposal and (iii) not grant any waiver or release under or knowingly fail to enforce any confidentiality, standstill or similar agreement entered into or amended during the 12 months immediately preceding the date of this Agreement in respect of a proposed Moon Acquisition Proposal unless the Moon Board concludes in good faith that a failure to take any action described in this clause (iii) would be inconsistent with the directors’ fiduciary obligations to Moon’s stockholders under applicable Law. From and after the date of this Agreement, except as otherwise permitted by this Section 7.6 and Section 9.3(b), Moon shall not, directly or indirectly, nor shall Moon authorize or permit its Subsidiaries or its or their respective Representatives to, directly or indirectly, (i) take any action to solicit, initiate or knowingly encourage or facilitate (including by way of furnishing nonpublic information), or engage in, continue or otherwise participate in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its stockholders) which constitutes or would be reasonably expected to lead to a Moon Acquisition Proposal (except to notify such Person of the existence of the provisions of this Section 7.6), (ii) furnish any nonpublic or confidential information or afford access to properties, books or records to any Person in connection with or for the purpose of soliciting, encouraging or facilitating a Moon Acquisition Proposal, (iii) approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement or stock exchange, or option agreement, relating to a Moon Acquisition Proposal (other than confidentiality agreements contemplated by this Section 7.6 or a definitive agreement entered into or to be entered into concurrently with a termination of this Agreement by Moon pursuant to Section 9.4(b)), or (iv) propose publicly or agree to do any of the foregoing. Without limiting the generality of the foregoing, Moon acknowledges and agrees that, in the event any officer, director or financial advisor of Moon takes any action that if taken by Moon would be a breach of this Section 7.6, the taking of such action by such officer, director or financial advisor shall be deemed to constitute a breach of this Section 7.6 by Moon. In furtherance of its obligations hereunder, to the extent that any of the Moon Parties has knowledge that any Representative of the Moon Parties has taken an action that, if taken by any of the Moon Parties, would violate the restrictions set forth in this Section 7.6, then such Moon Party shall promptly instruct such Representative to cease such action.

(b) Notwithstanding the provisions of Section 7.6(a), prior to (but not after) the occurrence of the Moon Stockholder Approval, Moon may, directly or indirectly through its Representatives, (i) furnish information and access, but only in response to an unsolicited Moon Acquisition Proposal that is submitted to Moon by a third Person after the date of this Agreement (for so long as such Moon Acquisition Proposal has not been withdrawn) and (ii) participate in discussions and negotiate with such Person concerning any such unsolicited Moon Acquisition Proposal, if and only if, (A) the submission of such Moon Acquisition Proposal did not result from or arise in connection with a breach of this Section 7.6 and (B) the Moon Board concludes in good faith, after receipt of the advice of a financial advisor and outside legal counsel, that such Moon Acquisition Proposal is reasonably likely to result in a Moon Superior Proposal, and (iii) Moon receives from the Person making such Moon Acquisition Proposal an executed confidentiality agreement the material terms of which, as they relate to confidentiality, are (without regard to the terms of such Moon Acquisition Proposal) in all material respects (A) no less favorable in the aggregate to Moon and (B) no less restrictive in the aggregate to the Person making such Moon Acquisition Proposal than those contained in the Confidentiality Agreement. Comet shall be entitled to receive an executed copy of any such confidentiality agreement and notification of the identity of such Person promptly (and in any event within 24 hours) after Moon’s entering into such discussions or negotiations or furnishing information to the Person making such Moon Acquisition Proposal or its Representatives. Moon shall promptly provide or make available to Comet any nonpublic information concerning Moon and any of its Subsidiaries that is provided to the Person making such Moon Acquisition Proposal or its Representatives which was not previously provided or made available to Comet.

(c) Except as expressly permitted by this Section 7.6(c), the Moon Board shall make the Moon Recommendation, and unless permitted by this Section 7.6(c), neither the Moon Board nor any committee thereof shall (i) (A) withdraw, modify or qualify, or propose to withhold, withdraw, modify or qualify, in any manner adverse to Comet or its Affiliates, the approval of this Agreement or the Moon Recommendation, (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve any Moon Acquisition Proposal, or (C) resolve or publicly propose or agree to do any of the foregoing (any action described in this clause (i) being referred to as a “Moon Change in Recommendation”) or (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, or allow Moon or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any Moon Acquisition Proposal or that would require Moon to abandon, terminate or fail to consummate the Combination (other than a confidentiality agreement entered into in accordance with Section 7.6(b)) (a “Moon Acquisition Agreement”) or (iii) resolve, agree or publicly propose to do any of the foregoing. For purposes of this Agreement, a Moon Change in Recommendation shall include any approval, endorsement or recommendation (or public proposal to approve, endorse or recommend), by the Moon Board or any committee thereof of a Moon Acquisition Proposal, but shall not include any notice provided to Comet with respect to such Moon Acquisition Proposal and Moon’s views thereof prior to any definitive Moon Change in Recommendation. Notwithstanding the foregoing but subject to Moon’s compliance with the provisions of Section 7.6(d), if the Moon Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that a Moon Acquisition Proposal made after the date hereof that did not result from and was not proximately caused by a breach of any of the provisions of this Section 7.6 constitutes a Moon Superior Proposal, (i) the Moon Board may make a Moon Change in Recommendation or (ii) Moon may terminate this Agreement, upon payment of the Moon Termination Fee in accordance with Section 9.5(b), in order to enter into any agreement, understanding or arrangement providing for a Moon Acquisition Proposal if all of the following conditions are met: (x) the Moon Stockholder Approval has not been obtained; (y) (1) Moon gives Comet written notice (a “Moon Superior Proposal Notice”) at least four Business Days prior to taking such action, which notice advises Comet of the intention of the Moon Board to take such action and such notice specifies the material terms and conditions of such Moon Acquisition Proposal, identifies the Person making such Moon Acquisition Proposal and includes a copy of the proposed Moon Acquisition Agreement (if any) (provided that if there are any subsequent changes in the financial terms of such proposal, Moon will not take any such action prior to the second Business Day following a subsequent notice to Comet of such changes) (it being understood that there may be multiple extensions), (2) during a period of four Business Days following Comet’s receipt of a Moon Superior Proposal Notice (or, in the event of a new Moon Superior Proposal Notice as a result of any such amendment, an extension of two additional Business Days), if requested by Comet, Moon and its Representatives shall have negotiated with Comet and its Representatives in good faith to make such revisions or adjustments proposed by Comet to the terms and conditions of this Agreement as would cause such Moon Acquisition Proposal to no longer be a Moon Superior Proposal; and (z) if applicable, at the end of such applicable four- or two-Business Day period, the Moon Board, after considering in good faith any such revisions or adjustments to the terms and conditions of this Agreement that Comet, prior to the expiration of such applicable period, shall have offered in writing in a manner that would form a binding contract if accepted by Moon, continues to determine in good faith (after consultation with its outside counsel and financial advisors) that the Moon Acquisition Proposal constitutes a Moon Superior Proposal and that failure to make such Moon Change in Recommendation or to terminate this Agreement would be inconsistent with the directors’ exercise of their fiduciary obligations to Moon’s Stockholders and other stakeholders under applicable Law, provided, however, that, unless this Agreement is terminated in accordance with the terms hereof, Moon shall nevertheless submit this Agreement and the Combination to the stockholders of Moon for the purpose of obtaining the Moon Stockholder Approval at the Moon Stockholders Meeting, and nothing contained herein shall be deemed to relieve Moon of such obligation, unless Comet otherwise requests Moon in writing or this Agreement shall have been terminated in accordance with its terms prior to the Moon Stockholders Meeting.

(d) In the event Moon receives a Moon Acquisition Proposal, any inquiry, proposal or indication of interest that would reasonably be expected to lead to a Moon Acquisition Proposal, any request for nonpublic information relating to Moon or any Moon Subsidiary or for access to the properties, books or records of Moon or any Moon Subsidiary by any Person that has made or, to the knowledge of Moon, would reasonably be expected to make, a Moon Acquisition Proposal, or any request for discussions or negotiations are sought to be initiated or continued with, Moon in respect of any Moon Acquisition Proposal, Moon will (i) as promptly as practicable (and in no event later than 48 hours after receipt of any such Moon Acquisition Proposal, inquiry, proposal, indication of interest or request) notify (which notice shall be provided orally and confirmed in writing and shall identify the Person making such Moon Acquisition Proposal or request and set forth the material terms thereof (including a copy of such Moon Acquisition Proposal), to the extent known) Comet thereof and (ii) keep Comet reasonably and promptly informed of the status and material terms of (including with respect to changes to the status or material terms of) any such Moon Acquisition Proposal, inquiry, proposal, indication of interest or request.

(e) Subject to Comet’s rights under Article 9, nothing in this Section 7.6 shall prohibit the Moon Board from taking and disclosing to Moon’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 (including any “stop, look and listen” communication pursuant to Rule 14d-9(f)) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law; provided, however, that no such disclosure that would amount to a Moon Change in Recommendation shall be permitted, made or taken other than in accordance with Section 7.6(c).

(f) Other than in connection with a Moon Acquisition Proposal, Moon may, at any time prior to, but not after, occurrence of the Moon Stockholder Approval, make a Moon Change in Recommendation in response to a Moon Intervening Event (a “Moon Intervening Event Change in Recommendation”) if the Moon Board determines in good faith, after consulting with outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Moon Board to Moon’s stockholders under applicable Law, provided that: (A) Comet shall have received written notice from Moon of Moon’s intention to make a Moon Intervening Event Change in Recommendation at least four Business Days prior to the taking of such action by Moon, which notice shall specify the applicable Moon Intervening Event in reasonable detail, (B) during such period and prior to making a Moon Intervening Event Change in Recommendation, if requested by Comet, Moon and its Representatives shall have negotiated in good faith with Comet and its Representatives regarding any revisions or adjustments proposed by Comet to the terms and conditions of this Agreement as would enable Moon to proceed with its recommendation of this Agreement and the Combination and not make such Moon Intervening Event Change in Recommendation and (C) Moon may make a Moon Intervening Event Change in Recommendation only if the Moon Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that Comet shall have, prior to the expiration of the four-Business Day period, offered in writing in a manner that would form a binding contract if accepted by Moon, continues to determine in good faith that failure to make a Moon Intervening Event Change in Recommendation would be inconsistent with its fiduciary duties to Moon’s stockholders under applicable Law.

(g) For purposes of this Agreement:

“Moon Acquisition Proposal” means any bona fide written offer or proposal for, or any bona fide written indication of interest in, any (i) direct or indirect acquisition or purchase of any business or assets of Moon or any of its Subsidiaries that, individually or in the aggregate, constitutes 15% or more of the net revenues, net income or assets of Moon and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 15% or more of any class of equity securities of Moon, (iii) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity securities of Moon, or (iv) merger, consolidation, business combination, joint venture, partnership, recapitalization, liquidation, dissolution or similar transaction involving Moon or any of its Subsidiaries whose business constitutes 15% or more of the net revenue, net income or assets of Moon and its Subsidiaries, taken as a whole.

“Moon Intervening Event” means any fact, circumstance, occurrence, event, development, change or condition or combination thereof that (i) was not known to the Moon Board as of the date of this Agreement (or if known, the consequences or magnitude of which were not known or reasonably foreseeable), but becomes known to the Moon Board prior to the Moon Stockholder Approval, and (ii) does not relate to (A) any Moon Acquisition Proposal or (B) clearance of the Combination under the HSR Act or any other Regulatory Law, including any action in connection therewith taken pursuant to or required to be taken pursuant to Section 7.8; provided, however, that (1) any change in the price or trading volume of Moon Common Stock or Comet Common Stock shall not be taken into account for purposes of determining whether a Moon Intervening Event has occurred (it being acknowledged, however, that any underlying cause thereof may be taken into account for purposes of determining whether a Moon Intervening Event has occurred); (2) in no event shall any fact, circumstance, occurrence, event, development, change or condition or combination thereof that has had or would reasonably be expected to have an adverse effect on the business or financial condition of Comet or any of its Subsidiaries constitute a Moon Intervening Event unless such fact, circumstance, occurrence, event, development, change or condition or combination thereof constitutes a Comet Material Adverse Effect; and (3) Moon or Comet meeting, failing to meet or exceeding projections shall not be taken into account for purposes of determining whether a Moon Intervening Event has occurred (it being acknowledged, however, that any underlying cause thereof may be taken into account for purposes of determining whether a Moon Intervening Event has occurred).

“Moon Superior Proposal” means any Moon Acquisition Proposal, substituting “75%” for “15%,” on terms that the Moon Board determines in its good faith judgment (after consultation with its financial advisors and outside legal counsel) are more favorable to Moon and its stockholders than the Combination and the other transactions contemplated (taking into account the likelihood of consummation on the terms so proposed and all such other factors as the Moon Board deems relevant).

Section 7.7 Reasonable Best Efforts. Subject to Section 7.4 and Section 7.8, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary under applicable Law to consummate and make effective the Combination and the other transactions contemplated by this Agreement as promptly as practicable, including

(i) the obtaining of all necessary actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

Section 7.8 Certain Regulatory Filings, Etc.

(a) Subject to the terms and conditions set forth in this Agreement, including the limitations set forth in Section 7.8(e), each of the Parties shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts (subject to, and in accordance with applicable Law) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the Combination and the other transactions contemplated hereby as promptly as practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby.

(b) Subject to Section 7.8(c) and the other terms and conditions herein provided and without limiting the foregoing, Comet and Moon shall (and shall cause their respective Subsidiaries to):

(i) make their respective required filings (and, subject to the consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) any filings considered by either Comet or Moon to be advisable) under the HSR Act and any other Regulatory Laws, which filings shall be made promptly, but in no event later than 15 Business Days after the date hereof with respect to the filings under the HSR Act, and thereafter shall promptly make any other required submissions under the HSR Act or other such laws; without limiting the generality of the foregoing, each Party shall use its reasonable best efforts to respond to and comply promptly with and expeditiously achieve substantial compliance with any request for additional information or documentary material regarding the Combination or any such filings for any Governmental Entity charged with enforcing, applying, administering, or investigating any Regulatory Law;

(ii) use their reasonable best efforts to cooperate with one another in (A) determining which filings are required (or, subject to the consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), considered by Comet or Moon to be advisable) to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities in connection with the execution and delivery of this Agreement, and the consummation of the Combination and the other transactions contemplated hereby, (B) promptly furnishing the other Parties, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such necessary information and reasonable assistance as such other Parties and their Affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entity, including any filings necessary or appropriate under the provisions of Regulatory Laws, (C) timely making all such filings and (D) delivering to the other Parties’ outside counsel complete copies of all documents furnished to any Governmental Entity as part of any filing;

(iii) promptly notify each other of any communication concerning this Agreement, the Combination or the other transactions contemplated by this Agreement to that Party from any Governmental Entity; it being understood that correspondence, filings and communications received from any Governmental Entity shall be immediately provided to the other Parties upon receipt, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants;

(iv) not participate or agree to participate in any meeting or discussion (other than discussions that cover only administrative and non-substantive matters) with any Governmental Entity relating to any filings or investigation concerning this Agreement, the Combination or the other transactions contemplated by this Agreement unless it consults with the other Parties and their Representatives in advance and invites the other Parties’ representatives to attend, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, unless the Governmental Entity prohibits such attendance; and

(v) promptly furnish the other Parties, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with draft copies prior to submission to a Governmental Entity, with reasonable time and opportunity to comment and consult, of all correspondence, filings and communications (and memoranda setting forth the substance thereof) that they, their Affiliates or their respective representatives intend to submit to any Governmental Entity.

(c) Moon shall be entitled to direct the antitrust defense of the transaction contemplated by this Agreement in any investigation or litigation by, or negotiations with, any Governmental Entity or any other Person relating to the Combination or regulatory filings under applicable Regulatory Law, subject to and consistent with the provisions of Section 7.8(a), Section 7.8(b) and Section 7.8(e) and provided that Moon shall consult with, and consider in good faith the views of, Comet throughout the antitrust defense of the transaction contemplated by this Agreement, including by providing Comet with reasonable opportunity to evaluate, as promptly as practicable, steps to be taken in pursuit of such defense, and provided further that, subject to Section 7.8(e), Moon shall exercise its direction in furtherance of, and not in a manner inconsistent with, the objective of the Parties to consummate and make effective the Combination and the other transactions contemplated hereby as promptly as practicable and Moon shall not be entitled to take any action or exercise direction in a manner intended to, or that would reasonably be expected to, delay the consummation of the Combination and the other transactions contemplated by this Agreement.

(d) Comet shall not make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Entity with respect to any proposed settlement, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with Moon. Comet shall use its reasonable best efforts to provide full and effective support of Moon in all material respects in all such investigations, litigation, negotiations and discussions to the extent requested by Moon.

(e) Without limiting the foregoing, the Moon Parties shall take all such action as may be necessary to resolve such objections, if any, that the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction, or any other Person, may assert under Regulatory Laws with respect to the transactions contemplated hereby, and to avoid or eliminate, and minimize the impact of, each and every impediment under Regulatory Laws that may be asserted by any Governmental Entity with respect to the Combination so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Termination Date); provided, however, that nothing contained in this Agreement requires any of the Comet Parties or the Moon Parties to take, or cause to be taken, any action with respect to any of the assets, businesses or product lines of Comet or any of its Subsidiaries, or of Moon or any of its Subsidiaries (including the Surviving Entities), or any combination thereof, if such action, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the business, assets, results of operations or financial condition of Moon, Comet and their respective Subsidiaries, taken as a whole. If requested by Moon, Comet will agree to and take any action contemplated by this Section 7.8(e), provided that the consummation of any divestiture or the effectiveness of any other remedy is conditioned on the consummation of the Combination. The foregoing agreement in this Section 7.8(e) is made solely to facilitate the closing of the Combination and does not constitute a representation or admission that the Combination, if consummated without any modification, would violate any Regulatory Law or that agreeing to any divestitures, hold separate conditions or other restrictions permitted herein or suggested by any Person or authority acting under any Regulatory Law would not be harmful to the Parties.

(f) For purposes of this Agreement, “Regulatory Laws” means the U.S. Sherman Antitrust Act, as amended, the U.S. Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws or Orders, including any antitrust, competition or trade regulation laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

(g) The Parties will cooperate and use their respective reasonable efforts to identify and comply with any so called “transaction triggered” or “responsible property transfer” requirements under Environmental Laws that result from the Combination.

Section 7.9 Listing Application. Moon shall use its reasonable best efforts to cause the shares of Moon Common Stock to be issued in the Combination, and the shares of Moon Common Stock subject to issuance upon exercise or vesting, as applicable, of the Assumed Awards to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 7.10 Section 16 Matters. Prior to the Effective Time, Comet and Moon shall take all such steps as may be required to cause any dispositions of Comet Common Stock (including derivative securities with respect to Comet Common Stock) or acquisitions of Moon Common Stock (including derivative securities with respect to Moon Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Comet or will become subject to such reporting obligations with respect to Moon, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.11 Assumed Awards. As of the Closing Date, to the extent necessary to provide for registration of shares of Moon Common Stock subject to Assumed Awards, Moon shall file with the SEC a registration statement on Form S-8 (or any successor form), a post-effective amendment on Form S-8 (or any successor form) to the Form S-4 (or any successor form), a post-effective amendment to Form S-3 (or any successor form), or such other registration statement or amendment as may be required to effect such registration with respect to such shares of Moon Common Stock and shall use its reasonable best efforts to maintain such registration statement, including the current status of any related prospectus or prospectuses, for so long as such Assumed Awards remain outstanding.

Section 7.12 Inspection. From the date of this Agreement to the Effective Time, each of Comet, on the one hand, and Moon, on the other hand, shall allow designated officers, attorneys, accountants and other representatives of the other reasonable access, during normal business hours, upon reasonable notice, to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to its and its Subsidiaries’ business and affairs, including inspection of such properties. Each of Comet and Moon shall use its reasonable best efforts to minimize any disruption to the business of the other Party that may result from such requests for access pursuant to this Section 7.12. No investigation pursuant to this Section 7.12 shall affect any representation or warranty given by it hereunder. Notwithstanding any provision of this Agreement or a Party’s provision of information or investigation pursuant to the preceding sentence, no Party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, neither Comet, on the one hand, nor Moon, on the other hand, shall be required to provide any information which it reasonably believes it may not provide to the other by reason of any applicable Law (including with respect to privacy of employees), which constitutes information protected by attorney/client privilege, which would result in the disclosure of any trade secrets of such Party or which it is required to keep confidential by reason of contract or agreement with third parties. Each Party shall use reasonable efforts to make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Each Party agrees that it shall not, and shall cause its representatives not to, use any information obtained pursuant to this Section 7.12 for any purpose unrelated to the consummation of the Combination and the other transactions contemplated by this Agreement. All nonpublic information obtained pursuant to this Section 7.12 shall be governed by the Confidentiality Agreement.

Section 7.13 Publicity. Moon and Comet shall, unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement or communication with respect to this Agreement, the Combination or the other transactions contemplated by this Agreement; provided that, (i) each of Comet and Moon may make press releases or public announcements concerning this Agreement or the transactions contemplated hereby that consist solely of information previously disclosed in previous press releases or announcements made by Comet and/or Moon in compliance with this Section 7.13 and (ii) each of Comet and Moon may make any public statements in response to questions by the press, analysts, investors or analysts or those participating in investor calls or industry conferences, so long as such statements consist solely of information previously disclosed in previous press releases, public disclosures or public statements made by Comet and/or Moon in compliance with this Section 7.13. In addition to the foregoing, except to the extent disclosed in or consistent with the Proxy Statement/Prospectus in accordance with the provisions of Section 7.3, neither Moon nor Comet shall issue any press release or otherwise make any public statement or disclosure concerning such other Party or such other Party’s business, financial condition or results of operations without the consent of such other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Comet shall not be required to provide for review or comment to Moon any statement, release or disclosure in response to or in connection with the receipt and existence of a Comet Acquisition Proposal, its consideration of making or its making of a Comet Change in Recommendation or any matters related thereto, and following any public statement, release or disclosure by Comet in respect of any of the foregoing matters, Moon shall not be required to provide for review or comment to Comet any statement, release or disclosure made by Moon with respect to such matters. Moon shall not be required to provide for review or comment to Comet any statement, release or disclosure in response to or in connection with the receipt and existence of a Moon Acquisition Proposal, its consideration of making or its making of a Moon Change in Recommendation or any matters related thereto, and following any public statement, release or disclosure by Moon in respect of any of the foregoing matters, Comet shall not be required to provide for review or comment to Moon any statement, release or disclosure made by Comet with respect to such matters. Moon and Comet agree to issue the previously agreed upon form of joint press release announcing this Agreement.

Section 7.14 Expenses. Whether or not the Combination is consummated, all costs and expenses incurred in connection with this Agreement, the Combination and the other transactions contemplated hereby shall be paid by the Party incurring such expenses, except as otherwise agreed in writing by the Parties, including the costs of any economists or other experts utilized by outside counsel in connection with the transactions contemplated by this Agreement.

Section 7.15 Charter Provisions; Takeover Laws. If (a) the restrictions on business combinations set forth in Comet’s and/or Moon’s Organizational Documents or (b) any “fair price,” “moratorium,” “business combination,” or “control share acquisition” statute or other similar statute or regulation is or shall become applicable to the transactions contemplated by this Agreement, Comet and the Comet Boards and/or Moon and the Moon Board shall use all reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated by this Agreement.

Section 7.16 Creditor Opposition. In accordance with Dutch law, the one-month period for any creditors of Comet, holders of bonds (obligaties) issued by Comet, whether or not redeemable or convertible, or warrants issued by Comet (collectively, the “Comet Creditors”) to oppose the Merger under Dutch law shall commence as of the day Comet publishes the filing of the Merger Proposal in accordance with Section 2.3(c)(iii). Comet shall promptly notify Moon and Moon Bidco upon receipt of notice of any actual, pending or threatened opposition rights proceeding initiated, pending to be initiated or threatened to be initiated by any Comet Creditor pursuant to Dutch law (whether during the aforementioned one-month period or otherwise). Such notice shall describe in reasonable detail the nature of such opposition rights proceeding. With respect to any such opposition rights proceeding, Section 7.17 shall apply.

Section 7.17 Transaction Litigation. Each Party shall give the other Parties the opportunity to participate in the defense or settlement of any creditor, stockholder or shareholder litigation against it and/or its directors or officers relating to the transactions contemplated by this Agreement. Each Party agrees that it shall not settle or offer to settle any litigation commenced on or after the date of this Agreement against it or any of its directors or officers by any of its creditors, stockholders or shareholders relating to this Agreement, the Combination, any other transaction contemplated by this Agreement or otherwise, without the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed). Regarding any creditor opposition procedure referred to in Section 7.16, Comet shall use its reasonable best efforts to cause each such procedure to be resolved or lifted as soon as possible following the initiation thereof.

Section 7.18 Indemnification and Insurance.

(a) From and after the Merger Effective Time, Moon (i) shall indemnify, defend and hold harmless each Person who is, or at any time prior to the Effective Time has been, a director or officer of Comet or a director, officer, member, trustee or fiduciary of any of its Subsidiaries and each Person who is, or at any time prior to the Merger Effective Time, served at the request or for the benefit of Comet as a director, officer, member, trustee or fiduciary of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (individually, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against all cost, expense, liability and loss (including reasonable attorneys’ fees, judgments, fines, ERISA excise Taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such Person in connection with any Proceeding, by reason of the fact that such Indemnified Party is or was a director or officer of Comet or a director, officer, member, trustee or fiduciary of any of its Subsidiaries or a director, officer, member, trustee or fiduciary of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans at the request or for the benefit of Comet, to the same extent as provided by Comet’s Organizational Documents and applicable Law as of the date hereof, and (ii) without limitation to clause (i), to the fullest extent permitted by applicable Law, shall also advance expenses as incurred to the same such extent; provided that the Person to whom fees and expenses are advanced shall, if required by applicable Law, provide an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. In addition, Moon, Comet and Comet Newco Sub agree that, for a period of six years after the Closing, neither Comet nor any of its successors (including, for the avoidance of doubt, Comet Newco Sub, as the acquiring and surviving corporation in the Merger) shall, and Moon shall cause Comet and its successors not to, amend, repeal or modify any provision in its Organizational Documents in a manner that would adversely affect the rights and/or exculpation or indemnification of present or former supervisory directors, members of the management board, officers, employees or agents of Comet and its Subsidiaries, or of persons who are or were serving at the request of Comet or its Subsidiaries as a supervisory director, member of the management board, officer, director, employee, trustee or agent of another company, a partnership, joint venture, trust or other enterprise or entity of Comet, it being the intent of the Parties that the supervisory directors, members of the management board, officers, employees or agents of Comet and its Subsidiaries, or of persons who are or were serving at the request of Comet or its Subsidiaries as a supervisory director, member of the management board, officer, director, employee, trustee or agent of another company, a partnership, joint venture, trust or other enterprise or entity prior to the Closing shall continue thereafter to be entitled to such rights of exculpation and indemnification to the fullest extent permitted under applicable Laws until at least the sixth anniversary of the Closing Date.

(b) At or prior to the Merger Effective Time, any of the Moon Parties or Comet Parties may purchase a “tail” directors’ and officers’ liability insurance policy covering the Indemnified Parties who are, or at any time prior to the Merger Effective Time were, covered by Comet’s existing directors’ and officers’ liability insurance policies for at least six years after the Merger Effective Time and on terms and conditions no less advantageous to the Indemnified Parties (including as to coverage and amounts) than such existing insurance, with a substantially comparable insurer to the existing insurer, provided that, if purchased by Comet, the premium thereof shall not exceed 300% of the greater of the last annual premium paid by Comet prior to the date of this Agreement (the “Premium Cap”). If such a policy is not purchased by either Moon or Comet, then for a period of six years after the Merger Effective Time, Moon shall cause to be maintained the current officers’ and directors’ liability insurance covering the Indemnified Parties who are, or at any time prior to the Merger Effective Time were, covered by Comet’s existing officers’ and directors’ liability insurance policies (provided that Moon may substitute therefor policies on terms and conditions which are no less advantageous to the Indemnified Parties (including as to coverage and amounts) than such existing insurance with a substantially comparable insurer) with respect to claims arising from facts or events, or actions or omissions, which occurred or are alleged to have occurred at or before the Merger Effective Time, provided that Moon shall not be required to pay annual premiums in excess of the Premium Cap, and if premiums for such insurance would at any time exceed the Premium Cap, then Moon shall cause to be maintained policies of insurance coverage which provide the maximum coverage available at an annual premium equal to the Premium Cap. In either case, Moon will maintain such policies in full force and effect and honor the obligations thereunder.

(c) In the event Moon or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, proper provision shall be made so that the successors and assigns of Moon shall assume the obligations set forth in this Section 7.18.

(d) The rights of any Indemnified Party under this Section 7.18 shall be in addition to any other rights such Indemnified Party may have under the Organizational Documents of Comet or any of its Subsidiaries, indemnification or employment agreements with Comet or any of its Subsidiaries or under any applicable Law. The provisions of this Section 7.18 shall survive the consummation of the transactions contemplated hereby for a period of six years and are expressly intended to benefit, and be enforceable by, each of the Indemnified Parties and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification set forth in this Section 7.18 are asserted or made within such six-year period, all rights to indemnification in respect to any such claim or claims will continue until the disposition of all such claims. In the event of any breach by Moon of this Section 7.18, Moon shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by the Indemnified Parties in enforcing the indemnity and other obligations provided in this Section 7.18 upon the written request of such Indemnified Party.

Section 7.19 Certain Benefits.

(a) For the period commencing with the Merger Effective Time and ending on December 31, 2018, Moon shall provide, or shall cause to be provided, to each current and former employee of Comet and its Subsidiaries (the “Covered Employees”) (i) base compensation or wages, target bonus opportunities and severance benefits that are, in each case, at least as favorable on an item by item basis as the base compensation or wages, target bonus opportunity and severance benefits provided to such Covered Employee immediately prior to the Effective Time and (ii) employee benefits that are no less favorable, in the aggregate, than the employee benefits provided to each such Covered Employee immediately prior to the Effective Time.

(b) For purposes of vesting, eligibility to participate and benefit accrual (other than for purposes of benefit accruals under any defined benefit pension plan or retiree welfare eligibility under any retiree welfare plan sponsored by Moon or its Subsidiaries (other than under plans sponsored by Comet and its Subsidiaries immediately prior to the Effective Time or a direct successor plan)) under the employee benefit plans of Moon and its Subsidiaries providing benefits to any Covered Employees after the Effective Time (the “New Plans”), each Covered Employee shall be credited with his or her years of service with Comet and its Subsidiaries (and predecessors) prior to the Effective Time, to the same extent as such Covered Employee was entitled, prior to the Effective Time, to credit for such service under any similar Comet employee benefit plan in which such Covered Employee participated or was eligible to participate immediately prior to the Effective Time (and to the extent there is no similar Comet plan, service as recognized for purposes of Comet’s 401(k) Plan), provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans for which the Covered Employee is otherwise made eligible to the extent coverage under such New Plan is comparable to a Comet Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time (each such plan, an “Old Plan”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Covered Employee, the Surviving Entities shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of Comet or its Subsidiaries in which such employee participated immediately prior to the Effective Time and the Surviving Entities shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the applicable Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) With respect to any Covered Employees based outside of the United States, Moon’s obligations under this Section 7.19 shall be modified to the extent necessary to comply with applicable Laws of the foreign countries and political subdivisions thereof in which such Covered Employees are based.

(d) Notwithstanding the foregoing, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any employee benefit plan, or shall limit the right of Moon or any Subsidiary, subject to their obligations under this Section 7.19, to amend, terminate or otherwise modify any employee benefit plan following the Effective Time.

(e) The Parties acknowledge and agree that all provisions contained in this Section 7.19 with respect to employees are included for the sole benefit of the Parties to this Agreement, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including any employees, former employees, any participant in any Comet Benefit Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with Moon or any Subsidiary.

Section 7.20 Financing.

(a) Moon shall not, without the prior written consent of Comet: (i) permit any amendment or modification to, or any waiver of any provision or remedy under, the Financing Commitments if such amendment, modification, waiver or remedy (A) adds any new (or modifies adversely to Moon or Comet any existing) conditions to the consummation of all or any portion of the Financings, (B) reduces the aggregate amount of the Financings such that the aggregate funds that would be available to Moon on the Closing Date would not be sufficient to pay all amounts contemplated by this Agreement to be paid by it (including to refinance the Existing Debt) and to perform its obligations hereunder, (C) limits or otherwise adversely affects the ability of Moon to enforce its rights against the other parties to the Financing Commitments or the Definitive Agreements or (D) would otherwise reasonably be expected to prevent, impede or delay the consummation of the Combination and the other transactions contemplated by this Agreement; or (ii) take any action to terminate the Financing Commitments. Moon shall promptly deliver to Comet copies of any amendment, modification or waiver to the Financing Commitments. Notwithstanding anything in this Agreement to the contrary, subject to the limitations set forth in this Section 7.20(a), Moon may amend, replace, supplement or otherwise modify the Financing Commitment Letters to add or replace Lenders, lead arrangers, agents or similar entities and the commitments in respect of the Financings that have not executed the Financing Commitment Letter as of the date of this Agreement and replace the debt commitments of the Lenders under the Financing Commitment Letter as of the date of this Agreement with debt commitments of such new entities.

(b) Moon shall use its reasonable best efforts to take, or cause to be taken, all actions necessary to obtain the proceeds of the Financings on the terms and conditions described in the Financing Commitments or terms more favorable to Moon, including by using its reasonable best efforts to (i) maintain in effect the Financing Commitments, (ii) negotiate, execute and deliver definitive agreements with respect to the Financings (the “Definitive Agreements”) on the terms and conditions contained in the Financing Commitments and (iii) satisfy on a timely basis all conditions in the Financing Commitments and the Definitive Agreements and comply with its obligations thereunder. In the event that all conditions contained in the Financing Commitments or the Definitive Agreements have been satisfied, Moon shall use reasonable best efforts to enforce its rights thereunder and cause the Lenders thereunder to comply with their respective obligations thereunder to fund the Financings to the extent required to consummate the transactions contemplated by this Agreement and to pay related fees and expenses on the Closing Date.

(c) Moon shall keep Comet informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financings. In the event that any portion of the Financings becomes unavailable (other than due to the failure of any of the conditions set forth in Section 8.1 or Section 8.2 hereof), Moon will use reasonable best efforts to obtain alternative debt financing (in an amount sufficient, when taken together with the available portion of the Financings, to consummate the transactions contemplated by this Agreement and to pay related fees and expenses) from the same or other sources and which do not include any conditions to the consummation of such alternative debt financing that are more onerous than the conditions set forth in the Financing Commitment Letter. For the purposes of this Agreement, the term “Financing Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any alternative financing arranged in compliance herewith (and any Financing Commitment Letter remaining in effect at the time in question). Moon shall provide Comet with prompt oral and written notice of any breach or default by any party to the Financing Commitments or any Definitive Agreement and the receipt of any written notice or other written communication from any Lender or other financing source with respect to any breach, default, termination or repudiation by any party to the Financing Commitments or any Definitive Agreement of any provision thereof.

Section 7.21 Financing Cooperation.

(a) At the reasonable request of Moon, Comet shall provide, and shall use reasonable best efforts, consistent with the terms of and the obligations of each Party under this Agreement, to cause its Subsidiaries, and shall use reasonable best efforts to cause each of its and their respective Representatives, including legal and accounting Representatives, to provide all cooperation necessary and/or customary in connection with the arrangements of financings such as the Financings as is reasonably requested by Moon in connection with the Financings. In performing its respective foregoing obligations under this Section 7.21, each of Moon, Moon’s Subsidiaries, Comet and Comet’s Subsidiaries shall use its reasonable best efforts to, as applicable, (i) provide reasonably required information relating to that Party and its Subsidiaries to the parties providing the Financings, (ii) participate in meetings, drafting sessions and due diligence sessions in connection with the Financings, (iii) assist in the preparation of (A) any offering documents for any portion of the Financings, and (B) materials for rating agency presentations, including execution and delivery of customary representation letters in connection with bank information memoranda, (iv) reasonably cooperate with the marketing efforts for any portion of the Financings, (v) execute and deliver (or use reasonable best efforts to obtain from its advisors), and cause its Subsidiaries to execute and deliver (or obtain from its advisors), customary certificates, accounting comfort letters (including consents of accountants for use of their reports in any materials relating to the Financings), customary surveys, title insurance or other documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Financings as may be reasonably necessary in connection with the Financings, (vi) assist in obtaining such consents, waivers, estoppels, approvals, authorizations and instruments that may be reasonably requested in connection with the Financing and any collateral arrangements therefor, including customary payoff letters, lien releases, instruments of termination or discharge, appraisals, surveys, landlord consents, waivers and access agreements, (vii) provide all documentation and other information about such Person as is requested by any Financing Source and required under applicable “know your customer” and anti-money-laundering rules and regulations including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, (viii) enter into one or more secured or unsecured credit or other agreements, or related guarantees and other ancillary agreements on terms satisfactory to Moon and that are reasonably necessary in connection with the Financings immediately prior to the Effective Time provided the same are not effective until the Effective Time, (ix) as promptly as practicable, furnish the sources for the Financings with all financial and other information regarding Moon, Comet and their respective Subsidiaries, as applicable, as may be reasonably necessary of a type generally used in connection with a syndicated bank financing as well as a registered public offering or an offering pursuant to Rule 144A of the Securities Act in each case by Moon, (x) take all actions reasonably necessary in connection with the termination at the Closing of all commitments in respect of the Existing Moon Debt and the Existing Comet Debt, as applicable, and any other Debt in each case to the extent contemplated by or required in connection with the Financings (collectively, the “Existing Debt”), the repayment in full on the Closing Date of all obligations in respect of the Existing Debt, and the release of related Liens securing such Existing Debt and guarantees in connection therewith, and (xi) take all corporate actions, subject to the occurrence of the Closing, reasonably necessary to permit the consummation of the Financings and the direct borrowing or incurrence of all of the proceeds of the Financings by Moon concurrently with the Effective Time; provided, however, none of Comet or its Affiliates shall be required to take or permit the taking of any action pursuant to this Section 7.21 that would (A) require Comet, its Affiliates or any Persons who are directors or officers of Comet or any of its Affiliates to pass resolutions or consents to approve or authorize the execution of the Financings or execute or deliver any agreement, certificate, opinion, document or instrument that is effective prior to the Effective Time, (B) require Comet or its Subsidiaries to pay any commitment or other similar fee or incur any liability in connection with the Financings prior to the Effective Time, (C) conflict with the organizational documents of Comet or any of its Affiliates or any Laws, or (D) reasonably be expected to result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which Comet or any of its Affiliates is a party, including this Agreement. Notwithstanding anything in this Section 7.21 to the contrary, neither Comet, on the one hand, nor Moon, on the other hand, nor any of their respective Subsidiaries, shall be required to provide any information which it reasonably believes it may not provide by reason of any applicable Law (including with respect to privacy of employees), which constitutes information protected by attorney/client privilege, or which it is required to keep confidential by reason of contract or agreement with third parties.

(b) Notwithstanding anything in this Agreement to the contrary, in the event that the Combination and/or the other transactions contemplated by this Agreement are not consummated due to circumstances arising out of any failure to obtain the Financings, Moon shall not have any liability to any Comet Party arising out of such failure; provided, however, that the foregoing shall not relieve Moon of its obligations under Section 7.7 and Section 7.20, including its obligation to use reasonable best efforts to obtain the Financing to the extent required by Section 7.20(b). Each Party acknowledges that no Moon Party would have entered into this Agreement but for the agreement of the Comet Parties set forth in this Section 7.21(b).

Section 7.22 Restructuring Prior to the Comet Technology Acquisition. Each of the Comet Parties shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts (subject to, and in accordance with applicable Law) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective, prior to the CT Effective Time, the transactions described in Schedule 7.22.

Section 7.23 Certain Tax Matters. Moon and Comet shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to take all actions, and do and to assist and cooperate with the other Parties in doing, all things reasonably necessary to permit the Merger, the Share Sale and the Liquidation, taken together, to qualify as one or more “reorganizations” within the meaning of Section 368(a) of the Code. For U.S. federal income tax purposes, this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3.

Section 7.24 Netherlands Withholding Tax Confirmation. As soon as reasonably practicable following the execution of this Agreement, Comet shall (and shall cause Comet Newco to), in consultation with Moon, prepare and file with the Netherlands tax authority

(the “NTA”) a request to obtain the NTA’s confirmation in form and substance reasonably acceptable to Moon of (i) the amount of recognized paid up capital for Netherlands dividend withholding tax purposes of Comet and Comet Newco prior to the Merger Effective Time and (ii) the amount of Dutch dividend withholding tax to be withheld from the Liquidation Distribution (the “Withholding Tax Confirmation”). In relation to the request for the Withholding Tax Confirmation Comet shall (and shall cause Comet Newco to) (i) provide Moon with a calculation of Comet’s recognized paid-up capital for Dutch dividend withholding tax purposes, (ii) provide Moon with drafts of all material written communications it intends to make with the NTA at least five Business Days before the communication is made (unless the NTA requires any such written communication to be submitted more promptly, in which case such written communications shall be provided to Moon as promptly as practicable, and in any event before the communication is made) and consider such amendments as reasonably requested by Moon before making such communication, (iii) promptly notify Moon of any material communication with the NTA regarding the Withholding Tax Confirmation, and in case of material external communication, provide Moon with copies thereof and (v) use its reasonable best efforts to timely provide Moon with the opportunity to attend any meetings or conversations with the NTA (other than discussions that cover only administrative and non-substantive matters).

Section 7.25 Employee Consultation.

(a) The consultation with the competent works council of Comet (the “Comet Works Council” and such consultation procedure, the “Comet Works Council Consultation Procedure”) will be deemed completed upon the Comet Works Council having rendered an unconditional advice or an advice with conditions acceptable to each of Comet and Moon, permitting the Parties to pursue the sale and transfer of the CT Entity 3 Equity Interests and the CT Entity 6 Equity Interests and the documents related thereto; or

(b) To the extent neither of the situations described in Section 7.25(a) occurs, the Comet Works Council Consultation Procedure will be deemed completed upon the Comet Boards adopting a resolution that deviates from the relevant advice, if rendered, and:

(i) The Comet Works Council having unconditionally waived (A) the applicable waiting period in accordance with article 25 paragraph 6 of the Dutch Works Councils Act (Wet op de Ondernemingsraden) and (B) its right to initiate legal proceedings pursuant to article 26 of the Dutch Works Councils Act;

(ii) The applicable waiting period pursuant to article 25 paragraph 6 of the Dutch Works Councils Act having expired without the Comet Works Council having initiated legal proceedings pursuant to the Dutch Works Councils Act; or

(iii) Following the initiation of legal proceedings pursuant to article 26 of the Dutch Works Councils Act, the Enterprise Chamber of the Amsterdam Court of Appeals (Ondernemingskamer van het gerechtshof Amsterdam) having dismissed the Comet Works Council’s appeal to the effect that no measures obstructing the sale and transfer of the CT Entity 3 Equity Interests and the CT Entity 6 Equity Interests and the documents related thereto are imposed and the dismissal of the Enterprise Chamber of the Amsterdam Court has immediate effect (uitvoerbaar bij voorrraad).

(c) The Parties shall use their reasonable best efforts to complete the Comet Works Council Consultation Procedure, it being understood that Comet will have the primary responsibility for, and take all steps reasonably necessary to, in consultation with Moon and its advisors, as soon as practicable following the date hereof, initiate, conduct and complete the Comet Works Council Consultation Procedure. Comet and Moon shall consult with each other closely with a view to seeking and obtaining the Comet Works Council’s advice and discuss in good faith to expeditiously resolve any relevant issues raised by the Comet Works Council during the Comet Works Council Consultation Procedure. Comet shall keep Moon informed on a continuing basis on all material correspondence, communications and consultations in respect thereof. Comet shall give Moon the opportunity to attend meetings with representatives of the Comet Works Council if requested by the Comet Works Council. Comet shall not send the request for advice to or make any other material communication with the Comet Works Council without Moon’s prior written consent, such consent not to be unreasonably withheld or delayed.

(d) Prior to Closing, each of the Parties, as applicable, shall fully comply with all notice, consultation, effects bargaining or other bargaining obligations (other than the consultation process with the Comet Works Council) (together the “Other Employee Procedures”) to any labor union, labor organization, works council or group of employees of such Party and its Subsidiaries in connection with the transactions contemplated hereby. Each Party shall use its reasonable best efforts to ensure that the Other Employee Procedures are completed as promptly as practicable following the date of this Agreement. Each Party will have the primary responsibility for the conduct and completion of all of its Other Employee Procedures. The Parties will keep each other informed on the preparation of the information and consultation meetings and on all material correspondence related to the Other Employee Procedures, and will consult each other closely with a view to completing the Other Employee Procedures. Each Party will attend meetings related to the Other Employee Procedures with representatives of the Other Party’s employees upon their request.

Article 8

CONDITIONS

Section 8.1 Conditions to Each Party’s Obligation to Conduct the Closing. The respective obligations of the Moon Parties and of the Comet Parties to conduct the Closing shall be subject to the fulfillment (or waiver by Comet and Moon (in each case in its absolute, sole discretion), to the extent permissible under applicable Law) of the following conditions:

(a) No Restraints. No court of competent jurisdiction or a Governmental Entity in the United States, the Republic of Panama, Russia or the Netherlands (an “8.1(a) Jurisdiction”), shall have issued an Order prohibiting or enjoining the consummation of the Exchange Offer or any of the Core Transactions; and no law, statute, rule or regulation shall have been enacted by any Governmental Entity of, or shall be in effect in any, 8.1(a) Jurisdiction which prohibits or makes unlawful the consummation of the Exchange Offer or any of the Core Transactions.

(b) Effectiveness of Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and be in effect, and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(c) Shareholder Approval. The Comet Shareholder Approval (that solely for purposes of this Section 8.1(c) does not include the Articles Amendment Resolution) and the Moon Stockholder Approval shall have been obtained.

(d) Moon Articles Amendment. The Moon Articles Amendment shall have become effective.

(e) Listing. The shares of Moon Common Stock to be issued in the Combination shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f) Competition Laws.

(i) Any waiting period applicable to the Combination under the HSR Act shall have expired or been earlier terminated.

(ii) Competition law merger control clearance in Russia shall have been obtained (the United States and Russia are collectively referred to as the “8.1(f) Jurisdictions”).

(g) Financing. Moon and Comet shall each be reasonably satisfied that all of the conditions to funding under the Financing Commitments or any applicable alternative financing arrangements, including with respect to any “Takeout Notes” referred to in the Financing Commitments (in each case other than those conditions that by their nature cannot be satisfied until the closing of such financing or the Closing under this Agreement) shall have been satisfied, or that the applicable financings shall have been funded.

Section 8.2 Conditions to Moon’s Obligation to Conduct the Closing. The obligation of the Moon Parties to conduct the Closing of the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Moon, to the extent permissible under applicable Law) of the following conditions:

(a) Performance of Covenants. Each of the Comet Parties shall have performed, in all material respects, its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date.

(b) Accuracy of Representations. The representations and warranties of the Comet Parties (i) in the first three sentences of Section 5.3(a), Section 5.3(c) and Section 5.3(d) shall be true and correct, other than any inaccuracies that are de minimis in the aggregate, as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent any such representation and warranty expressly relates to a specified date, in which case only as of such specified date), (ii) in the first sentence of Section 5.10 shall be true and correct in all respects, as of the date of this Agreement and as of the Closing Date as though made as of such date, (iii) in Section 5.1(a), Section 5.2, Section 5.3(a) (other than the first three sentences) and Section 5.18 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent any such representation and warranty expressly relates to a specified date, in which case only as of such specified date), and (iv) each of the representations and warranties of the Comet Parties contained in Article 5 (other than in Section 5.1(a), Section 5.2, Section 5.3(a), Section 5.3(c), Section 5.3(d), the first sentence of Section 5.10 and Section 5.18) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent any such representation and warranty expressly relates to a specified date, in which case only as of such specified date), except where the failure of such representations to be so true and correct (without giving effect to any qualification or limitation as to “materiality,” “material,” “in all material respects” or “Comet Material Adverse Effect,” set forth therein) would not reasonably be expected to have, individually or in the aggregate, a Comet Material Adverse Effect.

(c) Closing Certificate. The Moon Parties shall have received a certificate of Comet, executed on its behalf by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, certifying to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

Section 8.3 Conditions to Comet’s Obligation to Close the Combination. The obligation of the Comet Parties to conduct the Closing of the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Comet, to the extent permissible under applicable Law) of the following conditions:

(a) Performance of Covenants. Each of the Moon Parties shall have performed, in all material respects, its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date.

(b) Accuracy of Representations. The representations and warranties of the Moon Parties (i) in the first three sentences of Section 6.3(a), Section 6.3(c), and Section 6.3(d) shall be true and correct, other than any inaccuracies that are de minimis in the aggregate, as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent any such representation and warranty expressly relates to a specified date, in which case only as of such specified date), (ii) in the first sentence of Section 6.10 shall be true and correct in all respects, as of the date of this Agreement and as of the Closing Date as though made as of such date (iii) in Section 6.1(a), Section 6.2, Section 6.3(a) (other than the first three sentences) and Section 6.18 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent any such representation and warranty expressly relates to a specified date, in which case only as of such specified date), and (iv) each of the representations and warranties of the Moon Parties contained in Article 6 (other than in Section 6.1(a), Section 6.2, Section 6.3(a), Section 6.3(c), and Section 6.3(d), the first sentence of Section 6.10 and Section 6.18) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent any such representation and warranty expressly relates to a specified date, in which case only as of such specified date), except where the failure of such representations to be so true and correct (without giving effect to any qualification or limitation as to “materiality,” “material,” “in all material respects” or “Moon Material Adverse Effect,” set forth therein) would not reasonably be expected to have, individually or in the aggregate, a Moon Material Adverse Effect.

(c) Closing Certificate. The Comet Parties shall have received a certificate of Moon, executed on its behalf by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, certifying to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

Article 9

TERMINATION

Section 9.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the CT Effective Time, whether before or after the receipt of the Comet Shareholder Approval and the Moon Stockholder Approval, by the mutual written consent of Comet and Moon.

Section 9.2 Termination by Moon or Comet. This Agreement may be terminated at any time prior to the CT Effective Time, whether before or after the receipt of the Comet Shareholder Approval and the receipt of Moon Stockholder Approval, by action of the Comet Boards or the Moon Board if:

(a) the CT Effective Time shall not have occurred on or prior to June 18, 2018 (the “Initial Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to any Party whose action or failure to perform in any material respect any of its obligations under this Agreement in any manner shall have been the proximate cause of, or resulted in, the failure of the Combination to occur on or before such date; provided, further, that if on the Initial Termination Date one or both of the conditions to Closing set forth in Section 8.1(a) or Section 8.1(f) (but for purposes of Section 8.1(a) only if such Order is attributable to a Regulatory Law) shall not have been fulfilled but all other conditions to Closing shall have been satisfied or waived, as applicable (except for those conditions that by their nature are to be satisfied at the Closing, provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Initial Termination Date may be extended on one or more occasions, by no more than three months per extension, at the option of either Moon or Comet by written notice to the other to a date not later than December 18, 2018. As used in this Agreement, the term “Termination Date” shall mean the Initial Termination Date, unless the Initial Termination Date has been extended pursuant to the last sentence of Section 7.4(f) or the foregoing proviso, in which case, the term “Termination Date” shall mean the date to which the Termination Date has been extended;

(b) the Comet Shareholders Meeting (including any reconvened Comet Shareholders Meeting pursuant to Section 7.4(c)) shall have concluded and the Comet Shareholder Approval (that solely for purposes of this Section 9.2(b) does not include the Articles Amendment Resolution) shall not have been obtained;

(c) the Moon Stockholders Meeting (including adjournments and postponements) shall have concluded and the Moon Stockholder Approval shall not have been obtained;

(d) a court of competent jurisdiction or a Governmental Entity in an 8.1(a) Jurisdiction shall have issued an Order permanently prohibiting or enjoining the consummation of the Exchange Offer or any of the Core Transactions and such Order or other action shall have become final and nonappealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 9.2(d) shall have complied with Section 7.7 and Section 7.8 and, with respect to other matters not covered by Section 7.7 and Section 7.8, shall have used its reasonable best efforts to have any such Order or other action lifted or vacated; or

Section 9.3 Termination by Comet. This Agreement may be terminated at any time prior to the CT Effective Time by action of the Comet Boards, if:

(a) there has been a breach by any of the Moon Parties of any representation, warranty, covenant or agreement set forth in this Agreement or any representation or warranty of the Moon Parties shall have become untrue, in either case such as would cause the conditions set forth in Section 8.3(a) or Section 8.3(b) not to be satisfied, and such breach or failure to be true and correct is not curable by the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.3(a) shall not be available to Comet if it, at such time, is in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) shall not be satisfied;

(b) at any time prior to obtaining the Comet Shareholder Approval, in order to enter into any agreement, understanding or arrangement providing for a Comet Superior Proposal in accordance with Section 7.5(b); provided, that Comet shall concurrently with such termination pay to Moon the Comet Termination Fee in accordance with Section 9.5(a); or

(c) at any time prior to obtaining the Moon Stockholder Approval, a Moon Change in Recommendation or a Moon Intervening Event Change in Recommendation has occurred.

Section 9.4 Termination by Moon. This Agreement may be terminated at any time prior to the CT Effective Time by action of the Moon Board, if:

(a) there has been a breach by any of the Comet Parties of any representation, warranty, covenant or agreement set forth in this Agreement or any representation or warranty of the Comet Parties shall have become untrue, in either case such as would cause the conditions set forth in Section 8.2(a) or Section 8.2(b) not to be satisfied and such breach or failure to be true and correct is not curable by the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.4(a) shall not be available to Moon if it, at such time, is in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.3(a) or Section 8.3(b) shall not be satisfied;

(b) at any time prior to obtaining the Moon Stockholder Approval, in order to enter into any agreement, understanding or arrangement providing for a Moon Superior Proposal in accordance with Section 7.6(b); provided, that Moon shall concurrently with such termination pay to Comet the Moon Termination Fee in accordance with Section 9.5(b); or

(c) at any time prior to obtaining the Comet Shareholder Approval, a Comet Change in Recommendation or a Comet Intervening Event Change in Recommendation has occurred.

Section 9.5 Effect of Termination.

(a) Comet shall pay Moon a fee of $60.0 million (the “Comet Termination Fee”):

(i) if this Agreement is terminated pursuant to Section 9.2(b) and (x) after the date of this Agreement a Comet Acquisition Proposal shall have been publicly made or announced by any Person, and in each case such Comet Acquisition Proposal shall not have been withdrawn at least seven days prior to the Comet Shareholders Meeting, and (y) within one year after such termination, Comet enters into a definitive agreement with respect to a Comet Acquisition Proposal or a Comet Acquisition Proposal is consummated;

(ii) if this Agreement is terminated pursuant to Section 9.3(b); or

(iii) if this Agreement is terminated pursuant to Section 9.4(c);

which fee shall be payable: in the case of clause (i), upon the first to occur of such entering into a definitive agreement or consummation referred to in subclause (y) thereof; and in the case of clauses (ii) and (iii), upon such termination; provided that for purposes of this Section 9.5(a), the references to “15%” in the definition of Comet Acquisition Proposal shall be deemed to be references to “75%”.

(b) Moon shall pay Comet a fee of $60.0 million (the “Moon Termination Fee” and, together with the Comet Termination Fee, each a “Termination Fee”):

(i) if this Agreement is terminated pursuant to Section 9.2(c) and (x) after the date of this Agreement a Moon Acquisition Proposal shall have been publicly made or announced by any Person, and in each case such Moon Acquisition Proposal shall not have been withdrawn at least seven days prior to the Moon Stockholders Meeting, and (y) within one year after such termination, Moon enters into a definitive agreement with respect to a Moon Acquisition Proposal or a Moon Acquisition Proposal is consummated;

(ii) if this Agreement is terminated pursuant to Section 9.4(b); or

(iii) if this Agreement is terminated pursuant to Section 9.3(c);

which fee shall be payable: in the case of clause (i), upon the first to occur of such entering into a definitive agreement or consummation referred to in subclause (y) thereof; and in the case of clauses (ii) and (iii), upon such termination; provided that for purposes of this Section 9.5(b), the references to “15%” in the definition of Moon Acquisition Proposal shall be deemed to be references to “75%”.

(c) Each of Comet and Moon agree that in the event that (i) the Comet Termination Fee is paid or may be payable to Moon pursuant to Section 9.5(a) or (ii) the Moon Termination Fee is paid or may be payable to Comet pursuant to Section 9.5(b), the payment of such Termination Fee shall be the sole and exclusive remedy of the recipient thereof (the “Receiving Party”), its Subsidiaries or any of their respective stockholders, shareholders, Affiliates, officers, directors, employees or Representatives (collectively, “Related Persons”) against the Party paying such Termination Fee (the “Paying Party”), any of its Related Persons or any Financing Source for, and in no event will the Receiving Party or any of its Related Persons be entitled to recover any other money damages or any other remedy based on a claim in law or equity with respect to, (1) any loss suffered as a result of the failure of the Combination to be consummated, (2) the termination of this Agreement, (3) any liabilities or obligations arising under this Agreement, or (4) any other claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment to the Receiving Party of such Termination Fee, the Paying Party, any Related Person of the Paying Party and any Financing Source shall not have any further liability or obligation of any kind for any reason in connection with this Agreement or the transactions contemplated hereby (subject to Section 9.5(f)). Each of the Parties hereto acknowledges that any Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Receiving Party in circumstances in which any such Termination Fee is due and payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Combination, which amount would otherwise be impossible to calculate with precision. In no event shall the Receiving Party be entitled to more than one payment of a Termination Fee in connection with a termination of this Agreement pursuant to which a Termination Fee is payable. For the avoidance of doubt, either party may pursue both a grant of specific performance and the payment of a Termination Fee; provided, however, that under no circumstances shall either party be entitled to receive a Termination Fee if the Combination is consummated.

(d) All payments under this Section 9.5 shall be made promptly (and, in any events within five Business Days) upon becoming due by wire transfer of immediately available funds to an account designated by the receiving Party.

(e) The Parties acknowledge that the agreements contained in this Section 9.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if either Comet fails to pay, or Moon fails to pay, as applicable, any amount due pursuant to this Section 9.5, and, in order to obtain such payment, the Party entitled to such payment commences a suit which results in a judgment against the Party failing to pay for the fees to which reference is made in this Section 9.5, then such Party shall pay to the Party entitled to such payment its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest through the date of payment on the amount of the fee at the prime lending rate prevailing during such period as published in The Wall Street Journal.

(f) In the event of termination of this Agreement and the abandonment of the Combination pursuant to this Article 9, all obligations of the Parties shall terminate, except the obligations of the Parties pursuant to this Section 9.5, the last sentence of Section 7.12, Section 7.14, Section 7.21(b) and Article 10, provided that nothing herein shall relieve any Party from any liability for any willful and material breach by such Party of any of its representations, warranties, covenants or agreements set forth in this Agreement, and all rights and remedies of such nonbreaching Party under this Agreement in the case of such a willful and material breach, at law or in equity, shall be preserved. For purposes of this Section 9.5(f), “willful and material breach” shall mean a material breach that is a consequence of an act or a failure to take such act by the breaching Party with the knowledge that the taking of such act (or the failure to take such act) would, or would reasonably be expected to, cause a material breach of this Agreement. The Confidentiality Agreement shall survive any termination of this Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any Party.

Article 10

GENERAL PROVISIONS

Section 10.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing.

Section 10.2 Entire Agreement. This Agreement, the exhibits to this Agreement, the Comet Disclosure Letter, the Moon Disclosure Letter and any documents delivered by the Parties in connection herewith constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings, representations and warranties, both oral and written, between or among the Parties with respect thereto, except that the Confidentiality Agreement shall continue in effect.

Section 10.3 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any attempted assignment of this Agreement or of any such rights or delegation of obligations without such consent shall be void and of no effect; provided, however, that the Comet Parties shall cooperate with respect to and consider in good faith any request for consent (a) by Moon Bidco to assign (i) all of its rights and obligations under this Agreement to a wholly owned subsidiary of Moon that has been organized solely for the purpose of effecting the Exchange Offer and the other transactions contemplated by this Agreement, has no assets, liabilities or obligations and has not, since the date of its formation, carried on any business or conducted any operations that is organized under the laws of any current or former member state of the European Union or the European Economic Area and/or (ii) all of its rights and obligations under this Agreement with respect to the Comet Technology Acquisition to a wholly owned subsidiary of Moon that has been organized solely for the purpose of effecting the transactions contemplated by this Agreement, has no assets, liabilities or obligations and has not, since the date of its formation, carried on any business or conducted any operations and that is organized under the laws of any current or former member state of the European Union or the European Economic Area (any assignee of Moon Bidco pursuant to clause (i) or (ii), a “Moon Bidco Assignee”) or (b) by either U.S. Acquiror 1 or U.S. Acquiror 2 to assign its rights and obligations under this Agreement to an indirect wholly owned subsidiary of Moon organized under the laws of any state within the United States (“U.S. Acquiror Assignee”); provided, further, that the Comet Parties shall not be required to consent to any assignment that would be reasonably likely to cause the Closing to be delayed or to adversely affect the Comet Parties provided, further, that after the Closing any Moon Party may assign its rights and obligations under this Agreement, in whole but not in part, for collateral purposes to any Financing Source. Subject to the immediately preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. In the event that the Comet Parties consent to the assignment of this Agreement pursuant to this Section 10.3, any Moon Bidco Assignee and/or U.S. Acquiror Assignee, as applicable, will execute an assignment and assumption agreement, in form and substance reasonably satisfactory to the Comet Parties, agreeing to be bound by all of the terms, covenants and other provisions of this Agreement and shall assume all of the applicable rights and obligations of Moon Bidco, U.S. Acquiror 1 or U.S. Acquiror 2, as applicable, with the same force and effect as if Moon Bidco Assignee and U.S. Acquiror Assignee had been originally named herein.

Section 10.4 Third-Party Beneficiaries; No Recourse.

(a) Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 7.18, nothing in this Agreement, expressed or implied, is intended to confer standing to any Person other than the Parties or their respective heirs, successors, executors, administrators and assigns except, (i) the Financing Sources shall be express third-party beneficiaries of Section 9.5, Section 10.3, this Section 10.4 and Section 10.5(b), Section 10.7(b), Section 10.7(c) and Section 10.8 (the “FS Provisions”) only, and each of such Sections shall expressly inure to the benefit of such Financing Sources and such Financing Sources shall be entitled to rely on and enforce the provisions of such Sections, and (ii) following the Effective Time, for the provisions of Section 4.1 and Section 7.18.

(b) Notwithstanding anything to the contrary contained herein, no Comet Party nor any controlled Affiliate of Comet shall have any rights or claims against any Financing Source in connection with this Agreement, the Financing Commitment Letter or the transactions contemplated hereby or thereby, and no Financing Source shall have any rights or claims against any Comet Party or any controlled Affiliate of Comet in connection with this Agreement, the Financing Commitment Letter or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that the foregoing will not limit the rights of the parties to the Financing under any commitment letter related thereto. No Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.

Section 10.5 Amendments; Extensions; Waivers.

(a) At or prior to the Effective Time, any provision of this Agreement may be amended, extended or waived if, and only if, such amendment, extension or waiver is in writing and signed on behalf of each of the Parties. Neither any failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The waiver by any Party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

(b) Notwithstanding anything to the contrary contained herein, the FS Provisions may not be amended, supplemented, waived or otherwise modified in a manner materially adverse to any Financing Source without the prior written consent of such Financing Source that is party to a commitment letter or similar agreement with Moon (including pursuant to any joinder or amendment thereto or thereof) and no other amendment, waiver or other modification to any other provision of this Agreement that has the substantive effect of amending, supplementing, waiving or otherwise modifying any of the FS Provisions in a manner materially adverse to any Financing Source shall be effective without the consent of such Financing Source that is party to the Financing Commitment Letter (including pursuant to any joinder or amendment thereto or thereof).

Section 10.6 Notices. Any notice, request, instruction or other document required or permitted to be given hereunder by any Party to any of the other Parties shall be in writing and sent by facsimile transmission (with proof of transmission), by overnight courier (with proof of service), or by electronic mail transmission (with proof of transmission), addressed as follows:

(a) if to any of the Comet Parties:

Chicago Bridge & Iron Company N.V.

Prinses Beatrixlaan 35

2595 AK The Hague, the Netherlands

Attention: Executive Vice President and Chief Legal Officer

Email: kerry.david@cbi.com

with a copy, which shall not constitute notice, to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Daniel A. Neff

 Mark Gordon

 Jenna E. Levine

Facsimile: (212) 403-2218  (212) 403-2343

 (212) 403-2172

Email:      DANeff@wlrk.com

 MGordon@wlrk.com

 JELevine@wlrk.com

(b) if to any of the Moon Parties:

McDermott International, Inc.

757 N. Eldridge Pkwy

Houston, Texas 77079

Attention: General Counsel

Email: jfreeman@mcdermott.com

with a copy, which shall not constitute notice, to:

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana Street

Houston, Texas 77002-4995

Attention: Ted W. Paris

 James H. Mayor

Facsimile: (713) 229-7738

 (713) 229-7849

Email:      ted.paris@bakerbotts.com

 james.mayor@bakerbotts.com

or to such other address as any Party shall specify by written notice so given. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving Party upon confirmation of successful transmission, if sent by facsimile or electronic mail transmission (provided that if given by facsimile or electronic mail transmission, delivery of such notice, request, instruction or other document shall not be effective until either (i) a duplicate copy of such facsimile or electronic mail transmission is promptly given by one of the other methods described in this Section 10.6 or (ii) the receiving Party delivers a written confirmation of receipt for such notice either by electronic mail transmission (excluding “out of office” or similar automated replies) or facsimile or any other method described in this Section 10.6); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 10.7 Governing Law.

(a) Except to the extent that the laws of the jurisdiction of organization of any Party, or any other jurisdiction, are mandatorily applicable to the Combination or to matters arising under or in connection with this Agreement, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any choice or conflicts of law provisions thereof that would result in the application of the Laws of any other jurisdiction, provided that, notwithstanding the foregoing, any matters concerning or implicating any Party’s board of directors or supervisory board will be governed by the laws that govern such Party’s incorporation or organization. Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the United States District Court for the District of Delaware (in either case, the “Delaware Court”), for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in the applicable Delaware Court) and agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party or its successors or assigns shall be brought and determined exclusively in the applicable Delaware Court. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the applicable Delaware Court for any reason other than the failure to serve in accordance with this Section 10.7, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH CONTROLLED AFFILIATE OF COMET AND EACH OF THE PARTIES IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF THE APPLICABLE DELAWARE COURT IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED AIRMAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS SET FORTH IN SECTION 10.6 OF THIS AGREEMENT, SUCH SERVICE OF PROCESS TO BE EFFECTIVE UPON ACKNOWLEDGMENT OF RECEIPT OF SUCH REGISTERED MAIL. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH OF THE PARTIES EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

(b) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EACH COMET PARTY, EACH OTHER CONTROLLED AFFILIATE OF COMET AND EACH OF THE OTHER PARTIES TO THIS AGREEMENT AGREES THAT ANY CLAIM, CONTROVERSY OR DISPUTE OF ANY KIND OR NATURE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) AGAINST ANY AGENT, ARRANGER, LENDER OR OTHER ENTITY IDENTIFIED IN THE FINANCING COMMITMENT LETTER THAT HAS COMMITTED TO PROVIDE OR ARRANGE ANY FINANCING, WHETHER BY JOINDER TO THE FINANCING COMMITMENT LETTER OR OTHERWISE, TO BE CONSUMMATED BY MOON IN CONNECTION WITH THE COMBINATION, OR ANY OF SUCH PERSON’S AFFILIATES OR ITS OR THEIR

RESPECTIVE STOCKHOLDERS, MANAGERS, MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES, PARTNERS, TRUSTEES, CONTROLLING PERSONS, AGENTS OR REPRESENTATIVES OR THEIR RESPECTIVE SUCCESSORS AND ASSIGNS (EACH, A “FINANCING SOURCE”) THAT IS IN ANY WAY RELATED TO THIS AGREEMENT OR THE COMBINATION, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO ANY FINANCING TO BE CONSUMMATED BY MOON IN CONNECTION WITH THE COMBINATION, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW); PROVIDED THAT (1) THE INTERPRETATION OF THE DEFINITION OF COMET MATERIAL ADVERSE EFFECT AND WHETHER OR NOT A COMET MATERIAL ADVERSE EFFECT HAS OCCURRED, (2) THE DETERMINATION OF THE ACCURACY OF ANY BUSINESS COMBINATION AGREEMENT REPRESENTATIONS (AS DEFINED IN ANY COMMITMENT LETTER RELATED TO SUCH FINANCING) AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF THE MOON PARTIES OR THEIR RESPECTIVE AFFILIATES HAVE THE RIGHT TO TERMINATE THEIR RESPECTIVE OBLIGATIONS UNDER THIS AGREEMENT, OR TO DECLINE TO CONSUMMATE THE COMBINATION PURSUANT TO THIS AGREEMENT AND (3) THE DETERMINATION OF WHETHER THE COMBINATION HAVE BEEN CONSUMMATED IN ACCORDANCE WITH THIS AGREEMENT, IN EACH CASE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED SOLELY IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PROVISIONS THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(c) Notwithstanding anything herein to the contrary, each Comet Party, each other controlled Affiliate of Comet and Moon (on behalf of itself and its Subsidiaries) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Sources in any way arising out of or relating to this Agreement, the Combination or the other transactions contemplated hereby, including any dispute arising out of or relating in any way to any financing obtained by Moon in connection with the Combination or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, located in the Borough of Manhattan, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

Section 10.8 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT AND EACH CONTROLLED AFFILIATE OF COMET THAT IS NOT A PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHTS OF TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE

COMBINATION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY AND ANY ACTION OR PROCEEDING (WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OT OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING IN ANY WAY TO THE FINANCING COMMITMENT LETTERS, THE TRANSACTIONS AND FINANCING CONTEMPLATED THEREBY OR THE PERFORMANCE THEREOF, INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE. EACH PARTY ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.8.

Section 10.9 Enforcement of Agreement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, without posting any bond or other undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any action shall be brought by a Party in equity to enforce the provisions of the Agreement, no other Party shall allege or assert, and each Party hereby waives the defense, that there is an adequate remedy at law or that the award of specific performance is not an appropriate remedy for any reason of law or equity. Notwithstanding anything to the contrary in this Agreement, neither Moon nor Comet shall be entitled to obtain both (i) specific performance of the other’s obligations to consummate the Combination under this Agreement and (ii) payment of the Comet Termination Fee or the Moon Termination Fee, as the case may be.

Section 10.10 Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 10.11 Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument; it being understood that the Parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic image scan transmission shall be as effective as delivery of an original, manually executed counterpart of this Agreement. If this Agreement is translated into another language, the English language text shall in any event prevail.

Section 10.12 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the Parties only and shall be given no substantive or interpretative effect whatsoever.

Section 10.13 Interpretation; Disclosure Letters.

(a) Unless the context otherwise requires, as used in this Agreement:

(i) words describing the singular number shall include the plural and vice versa;

(ii) words denoting any gender shall include all genders;

(iii) words denoting natural persons shall include corporations, limited liability companies and partnerships and vice versa;

(iv) the terms “hereunder,” “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this Agreement as a whole, and not to any particular Section or other provision;

(v) references to “$” shall mean U.S. dollars and “€” shall mean euros;

(vi) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(vii) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(viii) references to “written” or “in writing” include in electronic form;

(ix) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including any rules or regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and any provision constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(x) reference to any date shall be based on the date and time in New York City, based on Eastern Standard Time or Eastern Daylight Time, as in effect at the relevant time; and

(xi) reference to any agreement, document or instrument means such agreement, document or instrument, as amended or modified and in effect from time to time in accordance with the terms thereof, and shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto (but only to the extent, in the case of agreements, documents or instruments that are the subject of representations and warranties set forth herein, copies of all such addenda, exhibits, schedules or amendments have been provided to the Party to whom such representations and warranties are being made).

When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section, Exhibit or Schedule, as applicable, of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

(b) Any matter disclosed in a section of the Comet Disclosure Letter or Moon Disclosure Letter shall be deemed disclosed for the purposes of the Section of this Agreement to which such section relates and any other Sections of this Agreement to the extent it is reasonably apparent that such disclosure also qualifies or applies to such other Sections. The inclusion of any information in the Comet Disclosure Letter or the Moon Disclosure Letter, as the case may be, shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Comet Disclosure Letter or the Moon Disclosure Letter, that such information is required to be listed in the Comet Disclosure Letter or the Moon Disclosure Letter or that such items are material to the Comet Parties or the Moon Parties, as the case may be. No disclosure in the Comet Disclosure Letter or the Moon Disclosure Letter relating to any possible or alleged breach or violation of any Law or Contract shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, or as an admission against any interest of any Party or any of its Subsidiaries or its or their respective directors or officers. In disclosing information in the Comet Disclosure Letter or the Moon Disclosure Letter, the disclosing Party expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The headings, if any, of the individual sections of each of the Comet Disclosure Letter and the Moon Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. Each of the Comet Disclosure Letter and the Moon Disclosure Letter is qualified in its entirety by reference to specific provisions of this Agreement, and is not intended to constitute, and shall not be construed as constituting, representations or warranties of the Comet Parties or the Moon Parties, as applicable, except as and to the extent provided in this Agreement.

(c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Comet Disclosure Letter or the Moon Disclosure Letter, as applicable, is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy among the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

Section 10.14 Certain Definitions. In this Agreement:

(a) The term “Affiliate” means, as to any specified Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of capital stock of that Person, by contract or otherwise).

(b) The term “Business Day” shall mean any day, other than a Saturday, or Sunday, on which banks are open for general business in (i) New York, New York, United States, (ii) Panama City, Panama, and (iii) Amsterdam, The Netherlands.

(c) The term “Cash” shall mean, at any time, with respect to any Person, without duplication, all cash and cash equivalents, in each case, of such Person as of such time and as calculated in accordance with GAAP.

(d) The term “Contract” means any agreement, commitment, understanding, contract, lease or sublease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan, evidence of indebtedness, settlement agreement, franchise agreement, undertaking, covenant not to compete, license, instrument, purchase order or other legally binding arrangement, but shall not include any Comet Benefit Plan or Moon Benefit Plan.

(e) The term “Debt” shall mean, with respect to any Person, the aggregate amount of, without duplication, (i) all obligations for borrowed money, (ii) all outstanding obligations evidenced by bonds, debentures, notes or other similar instruments, including all accrued but unpaid interest thereon, (iii) all unsatisfied obligations to pay the deferred purchase price of property or services, (iv) all capitalized lease obligations that are classified as a balance sheet liability in accordance with GAAP (valued at the amount of such balance sheet liability calculated in accordance with GAAP), (v) any other obligations or liabilities which are required by GAAP to be shown as debt on a balance sheet.

(f) The term “Exchange Offer Ratio” means 2.47221, or, if the Moon Reverse Stock Split has occurred prior to the Effective Time, 0.82407.

(g) The term “Existing Comet Debt” shall mean amounts outstanding under that certain (i) Amended and Restated Revolving Credit Agreement, dated as of July 8, 2015, by and among Comet, Chicago Bridge & Iron Company (Delaware), certain subsidiaries from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, and all loan and ancillary documents relating thereto, (ii) Credit Agreement, dated as of October 28, 2013, by and among Comet, Chicago Bridge & Iron Company (Delaware), certain subsidiaries from time to time party thereto, the lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, and all loan and ancillary documents relating thereto, (iii) Term Loan Agreement, dated as of July 8, 2015, among Comet, Chicago Bridge & Iron Company (Delaware), Bank Of America, N.A., as Administrative Agent, and the other parties from time to time party thereto, and all loan and ancillary documents relating thereto, (iv) Note Purchase and Guarantee Agreement, dated as of July 22, 2015, among Comet, Chicago Bridge & Iron Company (Delaware) and the purchasers party thereto, and all loan and ancillary documents relating thereto, in each case as amended, amended and restated, supplemented or otherwise modified from time to time and (v) Note Purchase and Guarantee Agreement, dated as of December 27, 2012, among Comet, Chicago Bridge & Iron Company (Delaware) and the purchasers party thereto, and all loan and ancillary documents relating thereto, in each case as amended, amended and restated, supplemented or otherwise modified from time to time.

(h) The term “Existing Moon Debt” shall mean amounts outstanding under the Amended and Restated Credit Agreement, dated as of June 30, 2017, by and among McDermott International, Inc., a syndicate of lenders and letter of credit issuers, and Crédit Agricole Corporate and Investment Bank, as administrative agent and collateral agent; the Facility Agreement, dated September 30, 2010, by and between North Ocean 105 AS, McDermott International, Inc., BNP Paribas, Credit Agricole Corporate and Investment Bank and the Banks and Financial Institutions in respect of the North Ocean 105; the indenture with respect to McDermott International, Inc.’s 8.00% senior secured notes due 2021; and the receivables factoring facility and vendor equipment financing of J. Ray McDermott de Mexico, S.A. de C.V.

(i) The term “Governmental Entity” shall mean any supranational, national (including United States), state, municipal, local or non-U.S. government, any instrumentality, subdivision, court, tribunal, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority.

(j) The term “made available” shall mean any document or other information that was (i) provided by one Party or its Representatives to the other Party and its Representatives prior to the date of this Agreement, (ii) included in the virtual data room of a Party at least two Business Days prior to the date of this Agreement or (iii) filed by a Party with the SEC and publicly available on EDGAR prior to the date of this Agreement.

(k) The term “Material Adverse Effect” with respect to any Person shall mean a material adverse effect on or material adverse change in the business, properties, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, other than any effect or change relating to or resulting from (A) changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions (including securities markets, credit markets, currency markets and other financial markets) in any country, (B) changes or conditions generally affecting the industries in which the Person operates, (C) (i) a change in the trading price of the Person’s Common Stock, any suspension of trading in the Person’s Common Stock, any ratings downgrade or change in ratings outlook for the Person or any of its Subsidiaries, or (ii) the failure of the Person to meet public projections, estimates or expectations of the Person’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Person to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (provided that, in either of cases (i) and (ii), the underlying causes of such failures may be taken into account unless such underlying cause would otherwise be excepted from this definition), (D) the announcement or the existence of, or compliance with, or taking any action required or permitted by this Agreement or the transactions contemplated hereby or any litigation referred to in Section 7.17, (E) taking any action by such Person at the written request of the Moon Parties, in the case of the Comet Parties, or of the Comet Parties, in the case of the Moon Parties, (F) any weather-related or other force majeure event, (G) changes after the date of this Agreement in GAAP or any official interpretation or enforcement thereof; (H) changes after the date of this Agreement in Laws or any official interpretation or enforcement thereof by Governmental Entities, except with respect to clauses (A), (B) and (F), to the extent that the effects of such change are disproportionately adverse to the business, properties, financial condition or results of operations of such Person, taken as a whole, as compared to other companies in the industries in which the Person and its Subsidiaries operate, in which case only the incremental disproportionate impact may be taken into account in determining whether there has been a Material Adverse Effect. “Comet Material Adverse Effect” and “Moon Material Adverse Effect” mean a Material Adverse Effect with respect to Comet and Moon, respectively.

(l) The term “Net Debt” shall, with respect to any Person as of any time, mean an amount equal to (i) the Debt of such Person as of such time, minus (ii) the Cash of such Person as of such time.

(m) The term “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated association, other entity or group (as defined in the Exchange Act).

(n) The term “Subsidiary,” when used with respect to any Person, means any corporation or other organization (including a limited liability company), whether incorporated or unincorporated, (i) of which such Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or (ii) any organization of which such Person is, in the case of a partnership, a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership) or, in the case of a limited liability company, the managing member (excluding limited liability companies in which the managing member does not have a majority of the voting interests in such limited liability company). For the avoidance of doubt, the CT Entities are Subsidiaries of Comet prior to the Closing and Subsidiaries of Moon after the Closing.

(o) The term “Tax” or “Taxes” means all net income, gross income, gross receipts, environmental, sales, use, ad valorem, transfer, value added, registration, accumulated earnings, excess profits, franchise, profits, license, withholding, payroll, employment, unemployment, social security (or similar), excise, severance, stamp, occupation, premium, property, disability, capital stock, alternative or add-on minimum, estimated, or windfall profits taxes, customs duties or other taxes, fees, assessments or governmental charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

(p) The phrase “to the knowledge of” and similar phrases relating to knowledge of Comet or Moon, as the case may be, shall mean the actual knowledge of its executive officers and senior management set forth in Section 10.14(p) of the Comet Disclosure Letter in the case of Comet and Section 10.14(p) of the Moon Disclosure Letter in the case of Moon.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

MOON PARTIES:

MCDERMOTT INTERNATIONAL, INC.

By:	/s/ David Dickson
Name:	David Dickson
Title:	President and Chief Executive Officer

[Signature Page to Business Combination Agreement]

MCDERMOTT TECHNOLOGY, B.V.

By:	/s/ Stuart Spence
Name:	Stuart Spence
Title:	Management Board Member

[Signature Page to Business Combination Agreement]

MCDERMOTT TECHNOLOGY (AMERICAS), LLC

By:	/s/ John Freeman
Name:	John Freeman
Title:	Senior Vice President, General Counsel and Corporate Secretary

[Signature Page to Business Combination Agreement]

MCDERMOTT TECHNOLOGY (US), LLC

By:	/s/ John Freeman
Name:	John Freeman
Title:	Senior Vice President, General Counsel and Corporate Secretary

[Signature Page to Business Combination Agreement]

COMET PARTIES:

CHICAGO BRIDGE & IRON COMPANY N.V.

By:	CHICAGO BRIDGE & IRON COMPANY B.V., its Managing Director

	By:	/s/ Patrick Mullen
	Name:	Patrick Mullen
	Title:	Director

[Signature Page to Business Combination Agreement]

COMET I B.V.

By:	CHICAGO BRIDGE & IRON COMPANY B.V., its Managing Director

	By:	/s/ Patrick Mullen
	Name:	Patrick Mullen
	Title:	Director

[Signature Page to Business Combination Agreement]

COMET II B.V.

By:	CHICAGO BRIDGE & IRON COMPANY B.V., its Managing Director

	By:	/s/ Patrick Mullen
	Name:	Patrick Mullen
	Title:	Director

[Signature Page to Business Combination Agreement]

CB&I OIL & GAS EUROPE B.V.

By:	/s/ Michael S. Taff
Name:	Michael S. Taff
Title:	Director

[Signature Page to Business Combination Agreement]

CB&I GROUP UK HOLDINGS

By:	/s/ Luciano Reyes
Name:	Luciano Reyes
Title:	Director

[Signature Page to Business Combination Agreement]

CB&I NEDERLAND B.V.

By:	/s/ Michel R. Erades
Name:	Michel R. Erades
Title:	Director

[Signature Page to Business Combination Agreement]

THE SHAW GROUP, INC.

By:	/s/ Luciano Reyes
Name:	Luciano Reyes
Title:	Director

[Signature Page to Business Combination Agreement]

EXHIBIT A

MERGER PROPOSAL

MERGER PROPOSAL

between

Comet I B.V.

as Surviving Company Parent

and

Comet II B.V.

as Surviving Company

and

Chicago Bridge & Iron Company N.V.

as Disappearing Company

[date]

MERGER PROPOSAL

THE UNDERSIGNED

Chicago Bridge & Iron Company B.V.

acting as the managing director of Comet I B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat in Amsterdam, the Netherlands (address: Prinses Beatrixlaan 35, 2595 AK, The Hague, the Netherlands, trade register number: 70283079) (the “Surviving Company Parent”).

Chicago Bridge & Iron Company B.V.

acting as the managing director of Comet II B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat in Amsterdam, the Netherlands (address: Prinses Beatrixlaan 35, 2595 AK, The Hague, the Netherlands, trade register number: 70292019) (the “Surviving Company”).

Chicago Bridge & Iron Company B.V.

acting as the managing director of Chicago Bridge & Iron Company N.V., a public limited liability company (naamloze vennootschap), having its corporate seat in Amsterdam, the Netherlands (address: Prinses Beatrixlaan 35, 2595 AK, The Hague, the Netherlands, trade register number: 33286441) (the “Disappearing Company”).

The Surviving Company Parent, the Surviving Company and the Disappearing Company are hereinafter collectively referred to as the “Merging Companies”.

RECITALS

A.	Pursuant to the terms of a Business Combination Agreement entered into among McDermott International, Inc. (“Moon”), McDermott Technology, B.V. (“Moon Bidco”), the Merging Companies and certain other parties thereto, and dated December [•], 2017 (the “BCA”)[1], Moon and the Disappearing Company have each determined to engage in a strategic business combination with the other to be effected through, among other transaction steps, (i) an offer (the “Exchange Offer”) to purchase (upon the terms and subject to conditions set forth in the BCA) any and all of the issued and outstanding shares in the capital of the Disappearing Company (the “Comet Shares” and each, a “Comet Share”) in exchange for the right to receive from Moon Bidco 2.47221 (or, if the Moon Reverse Stock Split (as defined in the BCA) has occurred prior to the Effective Time (as defined in the BCA), 0.82407) shares of common stock in the capital of Moon (“Moon Shares”) for each Comet Share validly tendered and not properly and timely withdrawn pursuant to the Exchange Offer and (ii) a merger between the Merging Companies followed by a transfer of all the shares in the share capital of the Surviving Company to a company directly or indirectly held by Moon.

[1]	The BCA is available at [include url].

B.	Upon the terms and subject to conditions set forth in the BCA, as part of the Core Transactions as defined in and as contemplated by the BCA, the Merging Companies wish to enter into and effect a merger within the meaning of Sections 2:309 and 2:333a of the Dutch Civil Code (“DCC”) pursuant to which (i) the Disappearing Company, as disappearing company, will merge with and into the Surviving Company, as surviving company, (ii) in principle, all assets and liabilities of the Disappearing Company shall transfer to the Surviving Company by operation of law and (iii) the Surviving Company Parent shall allot ordinary shares in its capital (“Parent Shares” and each, a “Parent Share”) to the shareholders of the Disappearing Company in accordance with the terms stipulated by this merger proposal (the “Merger”).

C.	None of the Merging Companies has been dissolved, has been declared bankrupt or has been granted a suspension of payments.

D.	No works council has been established or is in the process of being established which would be entitled to render advice in respect of the Merger.

E.	The Surviving Company is a direct wholly-owned subsidiary (and, therefore, a group company within the meaning of Section 2:24b DCC) of the Surviving Company Parent.

MERGER PROPOSAL

Merger proposal

Article 1

It is proposed that the Merging Companies enter into the Merger in accordance with the terms stipulated by this merger proposal.

Articles of association

Article 2

2.1	The Surviving Company’s articles of association currently read as reflected in Annex A and shall not be amended in connection with the Merger.

2.2	The Surviving Company Parent’s articles of association currently read as reflected in Annex B and shall not be amended in connection with the Merger.

2.3	Each of the above-mentioned Annexes constitutes an integral part of this merger proposal.

Equivalent rights or compensation

Article 3

3.1	Consistent with the terms of the BCA, all options to acquire Comet Shares under the Disappearing Company’s equity incentive plans issued and outstanding immediately before the Merger becomes effective (the “Effective Time”) shall cease to represent a right to acquire one or more Comet Shares upon the Merger becoming effective, and shall be converted automatically into an option to acquire Moon Shares, in accordance with provisions of the BCA. The previous sentence applies mutatis mutandis to performance share awards and restricted stock unit awards that are outstanding and unvested immediately prior to the Effective Time (after giving effect to any accelerated vesting required by the terms of such awards due to the occurrence of the Effective Time) under the Disappearing Company’s equity incentive plans.

3.2	Except as set out in Article 3.1, no special rights vis-à-vis the Disappearing Company, such as a right to profit distributions or to subscribe for shares, are held by any party other than as shareholder.

3.3	No party is entitled pursuant to Section 2:320 DCC to receive an equivalent right in the Surviving Company Parent or compensation for the loss of such right.

No benefits conferred

Article 4

No benefits shall be conferred in connection with the Merger on managing directors or supervisory directors of the Merging Companies or on other parties involved in the Merger, provided that the managing directors of the Surviving Company Parent and/or the Surviving Company may be granted compensation for their services as managing directors in accordance with their respective services agreements as of the Merger becoming effective (if applicable).

Proposed composition of management boards

Article 5

5.1	Upon the Merger becoming effective, the composition of the Surviving Company Parent’s management board is intended to be composed in accordance with Section 3.3(b) of the BCA.

5.2	Upon the Merger becoming effective, the composition of the Surviving Company’s management board is intended to be composed in accordance with Section 3.3(a) of the BCA.

Financial information

Article 6

The financial information pertaining to the Disappearing Company shall be incorporated in the annual accounts or other financial reporting of the Surviving Company as of [date].

Measures in connection with share ownership

Article 7

7.1	Pursuant to the Merger, the Surviving Company Parent shall allot Parent Shares to the Disappearing Company’s shareholders in accordance with the exchange ratio described in Article 12. These Parent Shares shall be included in the register kept by [transfer agent], acting in its capacity of transfer agent and registrar for the Surviving Company Parent for further credit to the respective (former) shareholders of the Disappearing Company entitled to such Parent Shares. The allotment of Parent Shares pursuant to the Merger shall be recorded in the Surviving Company Parent’s shareholders’ register and with the Dutch trade register.

7.2	It is not anticipated that the Parent Shares shall be admitted for trading on the New York Stock Exchange, or any other stock exchange. Holders of record of Parent Shares shall only be able to transfer their respective Parent Shares in accordance with Dutch law, pursuant to a Dutch notarial deed.

7.3	If and to the extent that any rights of pledge or usufruct vest on Comet Shares immediately before the Effective Time, those rights shall pass by operation of law to the Parent Shares allotted pursuant to the Merger in exchange for those Comet Shares pursuant to the exchange ratio described in Article 12.

Activities

Article 8

The Surviving Company does not intend to discontinue any of its current activities nor those of the Disappearing Company which it still has immediately before the Effective Time.

Approval

Article 9

9.1	The resolutions of the general meeting of shareholders of the Surviving Company and the Surviving Company Parent are not subject to approval of any of the respective corporate bodies of those Merging Companies.

9.2	The resolution of the Disappearing Company’s general meeting of shareholders to enter into the Merger, is subject to prior approval of the Disappearing Company’s supervisory board, which is given by virtue of all supervisory directors of the Disappearing Company signing this merger proposal.

Impact on goodwill and distributable reserves2

Article 10

10.1	There will be no impact of the Merger on the Surviving Company’s or the Surviving Company Parent’s goodwill.

[2]	Subject to confirmation.

10.2	The Surviving Company’s distributable reserves shall increase with an amount equal to the value for which the Disappearing Company’s assets and liabilities will be incorporated in the annual accounts or other financial reporting of the Surviving Company, less any increase pursuant to the Merger of the statutory reserves that must be kept by the Surviving Company pursuant to Dutch law.

10.3	The Surviving Company Parent’s distributable reserves shall increase with an amount equal to the value for which the Disappearing Company’s assets and liabilities will be incorporated in the annual accounts or other financial reporting of the Surviving Company, less (i) any increase pursuant to the Merger of the statutory reserves that must be kept by the Surviving Company Parent pursuant to Dutch law and (ii) the aggregate nominal amount of the Parent Shares to be allotted pursuant to the Merger.

Shares without voting rights or profit entitlement

Article 11

None of the Merging Companies has issued non-voting shares or shares without profit entitlement. Consequently, the Merger shall have no impact on the holders of those types of shares and no compensation can be requested pursuant to Section 2:330a DCC.

Exchange ratio

Article 12

For each Comet Share not held by or for the account of any of the Merging Companies immediately before the Effective Time, the Surviving Company Parent shall allot one Parent Share to the holder of such Comet Share in the manner described in Article 7.1 (i.e., in a 1:1 exchange ratio).

Profit entitlement in the Surviving Company Parent

Article 13

Each Parent Share to be allotted pursuant to the Merger shall entitle the holder thereof to share in the Surviving Company Parent’s profits as from the Effective Time in accordance with the provisions of the Surviving Company Parent’s articles of association set out in Annex B.

Cancellation of shares

Article 14

No Parent Shares shall be cancelled at the time of the Merger pursuant Section 2:325(3) DCC.

(signature page follows)

Management board of the Surviving Company Parent

[signature blocks]

Management board of the Surviving Company

[signature blocks]

Management board of the Disappearing Company

[signature blocks]

Supervisory board of the Disappearing Company

[signature blocks]

EXHIBIT B

MERGER NOTES

EXPLANATORY MEMORANDUM TO A MERGER PROPOSAL

between

Comet I B.V.

as Surviving Company Parent

and

Comet II B.V.

as Surviving Company

and

Chicago Bridge & Iron Company N.V.

as Disappearing Company

[date]

EXPLANATORY MEMORANDUM TO MERGER PROPOSAL

THE UNDERSIGNED

Chicago Bridge & Iron Company B.V.

acting as the managing director of Comet I B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat in Amsterdam, the Netherlands (address: Prinses Beatrixlaan 35, 2595 AK, The Hague, the Netherlands, trade register number: 70283079) (the “Surviving Company Parent”).

Chicago Bridge & Iron Company B.V.

acting as the managing director of Comet II B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat in Amsterdam, the Netherlands (address: Prinses Beatrixlaan 35, 2595 AK, The Hague, the Netherlands, trade register number: 70292019) (the “Surviving Company”).

Chicago Bridge & Iron Company B.V.

acting as the managing director of Chicago Bridge & Iron Company N.V., a public limited liability company (naamloze vennootschap), having its corporate seat in Amsterdam, the Netherlands (address: Prinses Beatrixlaan 35, 2595 AK, The Hague, the Netherlands, trade register number: 33286441) (the “Disappearing Company”).

The Surviving Company Parent, the Surviving Company and the Disappearing Company are hereinafter collectively referred to as the “Merging Companies”.

RECITALS

A.	Pursuant to the terms of a Business Combination Agreement entered into among McDermott International, Inc. (“Moon”), McDermott Technology, B.V. (“Moon Bidco”), the Merging Companies and certain other parties thereto, and dated December [•], 2017 (the “BCA”)[1], Moon and the Disappearing Company have each determined to engage in a strategic business combination with the other to be effected through, among other transaction steps, (i) an offer (the “Exchange Offer”) to purchase (upon the terms and subject to conditions set forth in the BCA) any and all of the issued and outstanding shares in the capital of the Disappearing Company (the “Comet Shares” and each, a “Comet Share”) in exchange for the right to receive from Moon Bidco 2.47221 (or, if the Moon Reverse Stock Split (as defined in the BCA) has occurred prior to the Effective Time (as defined in

[1]	The BCA is available at [include url].

the BCA), 0.82407) shares of common stock in the capital of Moon (“Moon Shares”) for each Comet Share validly tendered and not properly and timely withdrawn pursuant to the Exchange Offer and (ii) a merger between the Merging Companies followed by a transfer of all the shares in the share capital of the Surviving Company to a company directly or indirectly held by Moon.

B.	Upon the terms and subject to conditions set forth in the BCA, as part of the Core Transactions as defined in and as contemplated by the BCA, the Merging Companies wish to enter into and effect a merger within the meaning of Sections 2:309 and 2:333a of the Dutch Civil Code (“DCC”) pursuant to which (i) the Disappearing Company, as disappearing company, will merge with and into the Surviving Company, as surviving company, (ii) in principle, all assets and liabilities of the Disappearing Company shall transfer to the Surviving Company by operation of law and (iii) the Surviving Company Parent shall allot ordinary shares in its capital (“Parent Shares” and each, a “Parent Share”) to the shareholders of the Disappearing Company in accordance with the terms stipulated by the merger proposal (the “Merger Proposal”) prepared in connection with such merger (the “Merger”).

EXPLANATORY MEMORANDUM

Reasons for the Merger

Article 1

Moon and the Disappearing Company wish Moon to acquire, directly or indirectly, all of the business of the Disappearing Company. An efficient manner to transfer all of the business of the Disappearing Company is to first implement the Merger pursuant to which the Surviving Company will acquire all of the business of the Disappearing Company followed by a sale and transfer of all shares in the share capital of the Surviving Company.

Consequences for activities

Article 2

The Surviving Company does not intend to discontinue any of its current activities nor those of the Disappearing Company which it still has immediately before the Merger becomes effective (the “Effective Time”).

Economic consequences

Article 3

The Merger, in and of itself, is not expected to have material economic consequences for the Merging Companies, except for (i) the indirect acquisition by Moon of the entire business of the Disappearing Company (except for the business of the Disappearing Company that will be transferred prior to the Merger pursuant to the Comet Technology Acquisition as defined in and contemplated by the BCA) to the extent that not all Comet Shares will have been acquired by Moon Bidco pursuant to the Exchange Offer, (ii) the delisting of the Comet Shares from the New York Stock Exchange on or after the Effective Time and (iii) the allotment of Parent Shares pursuant to the Merger to former holders of Comet Shares. It is not anticipated that the Parent Shares shall be admitted for trading on the New York Stock Exchange, or any other stock exchange. Holders of record of Parent Shares shall only be able to transfer their respective Parent Shares in accordance with Dutch law, pursuant to a Dutch notarial deed.

Legal consequences

Article 4

4.1	The Merger will, inter alia, have the following consequences:

a.	the Disappearing Company, as disappearing company, will merge with and into the Surviving Company, as surviving company, and the Disappearing Company will cease to exist upon the Merger becoming effective;

b.	in principle, all assets and liabilities of the Disappearing Company shall transfer to the Surviving Company by operation of law;

c.	all shares in the capital of the Disappearing Company will lapse and the Surviving Company Parent shall allot Parent Shares to the shareholders of the Disappearing Company as described in Article 7 and Article 12 of the Merger Proposal and the other terms stipulated by the Merger Proposal.

4.2	Following the Merger, creditors of the Disappearing Company will be able to recover their claims from the Surviving Company as they could recover such claims from the Disappearing Company before the Effective Time.

4.3	Unless a counterparty of the Merging Companies exercises the right provided for under Section 2:322 DCC, contracts concluded with the Merging Companies will remain in force unchanged following the Merger, provided that contracts concluded with the Disappearing Company shall have the Surviving Company, instead of the Disappearing Company, as the contracting party with effect from the Effective Time.

Social consequences

Article 5

Neither the Surviving Company Parent nor the Surviving Company has any employees and neither of them shall have any employees immediately prior to the Effective Time. To the extent that the Disappearing Company will have employees immediately prior to the Effective Time, the employment or service contracts concluded with those employees, as well as their other conditions of employment or service, will remain in force unchanged following the Effective Time with the Surviving Company as the contracting party, subject to provisions of applicable law. It is anticipated that the Merger will not have material adverse implications for the interests of the employees of the Disappearing Company. No works council has been established or is in the process of being established which would be entitled to render advice in respect of the Merger.

Exchange ratio

Article 6

6.1	For each Comet Share not held by or for the account of any of the Merging Companies immediately before the Effective Time, the Surviving Company Parent shall allot one Parent Share to the holder of such Comet Share in the manner described in Article 7.1 of the Merger Proposal (i.e., in a 1:1 exchange ratio) (the “Exchange Ratio”).

6.2	The following method for determining the Exchange Ratio was applied:

a.	the Surviving Company has no assets and liabilities and is not expected to have any assets and liabilities until the Effective Time;

b.	both at the date of this explanatory memorandum and immediately before the Effective Time, the Surviving Company Parent is, and shall be, the sole shareholder of the Surviving Company and the only assets of the Surviving Company Parent are, and shall be, formed by its shareholding in the Surviving Company;

c.	the Surviving Company’s assets and liabilities immediately following the Effective Time shall have the same value [and shall be recorded in the Surviving Company’s annual accounts and other financial reporting at the same value, subject to applicable accounting methods and accounting policies,][2] as the Disappearing Company’s assets and liabilities immediately before the Effective Time;

d.	consequently, there is no necessity for determining an exact exchange ratio in relation to the Merger in order to compensate holders of Comet Shares for the loss of their respective Comet Shares by allotting a proportionate and equivalent number of Parent Shares in exchange for such Comet Shares;

e.	the above considerations result in the conclusion, that the Exchange Ratio can be, and therefore has been, determined at the Merging Companies’ discretion to be 1:1.

6.3	Because of the reasons described in Article 6.2, the Exchange Ratio is considered to be suitable and appropriate.

6.4	The method applied to determine the Exchange Ratio as described in Article 6.2 does not lead to a specific valuation. As described above, any valuation would be irrelevant for the above-mentioned method for determining the Exchange Ratio.

6.5	Because only one method was applied to determine the Exchange Ratio, the relative weight of multiple methods is not addressed in this explanatory memorandum.

[2]	Subject to confirmation.

6.6	No particular difficulties arose as a result of the valuation described above or the determination of the Exchange Ratio.

(signature page follows)

Management board of the Surviving Company Parent

[signature blocks]

Management board of the Surviving Company

[signature blocks]

Management board of the Disappearing Company

[signature blocks]

EXHIBIT C

FORM OF AGREEMENT FOR THE SALE AND PURCHASE OF THE SHARE OF

COMET NEWCO SUB

among

Chicago Bridge & Iron Company N.V.

as the Seller Parent

Comet I B.V.

as the Seller

McDermott Technology, B.V.1

as the Purchaser

McDermott International, Inc.

as the Purchaser Parent

and

Comet II B.V.

as the Company

Dated [•]

for the acquisition by the Purchaser of the issued share in the share capital of the Company

[1]	Purchaser party to be appropriately adjusted prior to execution of this Agreement if there is an assignment of Moon Bidco’s rights pursuant to the BCA prior to execution of this Agreement.

TABLE OF CONTENTS

1	Definitions and interpretation	2

2	Sale, purchase and transfer of the Share	2

3	Purchase Price and payment	2

4	Seller’s Warranties	3

5	Purchaser’s Warranties	3

6	Breaches	4

7	Covenants	4

8	Company’s indemnities	5

9	Preservation of the Company	6

10	Third party claims	6

11	Cost arrangement and reimbursement	6

12	Miscellaneous provisions	7

13	Assignment and Encumbrances	8

14	Notary	8

15	Choice of law	8

16	Disputes	8

Schedule 1. Definitions and interpretation		11

ii

SHARE SALE AND PURCHASE AGREEMENT

This share sale and purchase agreement (this “Agreement”) is entered into on [•] among:

1.	CHICAGO BRIDGE & IRON COMPANY N.V. a public limited liability company (naamloze vennootschap) organised under the laws of Netherlands, having its statutory seat in Amsterdam, the Netherlands (address: Prinses Beatrixlaan 35, 2595 AK, The Hague, the Netherlands, trade register number: 33286441), hereinafter referred to as the “Seller Parent”;

2.	COMET I B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organised under the laws of Netherlands, having its statutory seat in Amsterdam, the Netherlands (address: Prinses Beatrixlaan 35, 2595 AK, The Hague, the Netherlands, trade register number: 70283079), hereinafter referred to as the “Seller”;

3.	MCDERMOTT TECHNOLOGY, B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organised under the laws of Netherlands, having its statutory seat in Amsterdam, the Netherlands (address: Prins Bernhardplein 200, 1097 JB, Amsterdam, the Netherlands, trade register number: 70303770), hereinafter referred to as the “Purchaser”;

4.	MCDERMOTT INTERNATIONAL, INC., a corporation incorporated under the laws of the Republic of Panama, hereinafter referred to as the “Purchaser Parent”; and

5.	COMET II B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organised under the laws of the Netherlands, having its statutory seat in Amsterdam, the Netherlands (address: Prinses Beatrixlaan 35, 2595 AK, The Hague, the Netherlands, trade register number: 70292019), hereinafter referred to as the “Company”.

The parties to this Agreement are hereinafter collectively referred to as the Parties and individually as a Party.

RECITALS

A.	Seller Parent holds the issued and outstanding share in the share capital of the Seller. The Seller holds the issued and outstanding share in the share capital of the Company.

B.	Seller Parent, Seller, Purchaser Parent, the Company and certain affiliates of each of Seller Parent and Purchaser Parent have entered into a business combination agreement, dated December [•], 2017 (the “BCA”).

C.	Pursuant to Section 2.4 of the BCA, the Parties are entering into this Agreement.

1

NOW HEREBY AGREE AS FOLLOWS

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions and interpretation

1.1.1	Capitalised terms and expressions used in this Agreement shall have the meanings ascribed thereto in part 1 of Schedule 1 (Definitions and interpretation). Any capitalized terms undefined herein shall have the meaning attributed to them in the BCA.

1.1.2	The provisions set out in part 2 of Schedule 1 (Definitions and interpretation) shall apply throughout this Agreement.

1.2	Schedules and Annexes

In this Agreement each of the Schedules and Annexes forms part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement. Any reference to this Agreement shall include all Schedules and Annexes.

2	SALE, PURCHASE AND TRANSFER OF THE SHARE

2.1	Sale and purchase of the Share

On the terms and subject to the conditions set out in this Agreement, the Seller hereby sells the sole issued and outstanding share in the capital of the Company (the “Share”) to the Purchaser and the Purchaser hereby purchases the Share from the Seller (the “Transaction”).

2.2	Transfer of the Share and acknowledgment

Subject to and immediately after the Merger Effective Time, and in any event on the Closing Date, the Seller shall transfer the Share, and together with all rights attached to the Share, to the Purchaser and the Purchaser shall acquire and accept the Share from the Seller through the execution of the Share Sale Deed of Transfer. An agreed form of the Share Sale Deed of Transfer is attached as Exhibit E to the BCA.

3	PURCHASE PRICE AND PAYMENT

3.1	Purchase Price

3.1.1	The consideration paid for the Share (the “Purchase Price”) shall be an exchangeable note in the form of the Exchangeable Note attached as Exhibit D to the BCA, with the principal amount of such exchangeable note calculated as set forth therein (the “Exchangeable Note”).

2

3.1.2	The Purchase Price shall be paid at Completion.

4	SELLER’S WARRANTIES

4.1	The Seller represents and warrants (garandeert) to the Purchaser that, on the date hereof and at Completion each of the following statements is and will be true and accurate:

a.	it has all requisite power and authority to enter into and perform its obligations under this Agreement;

b.	it has the right to sell and on Completion will have the right to transfer or assign (as the case may be) to the Purchaser full legal title to and beneficial interest (volledig economisch en juridisch eigendom) in the Share on the terms and conditions set out in this Agreement;

c.	the Share constitutes the sole issued share in the Company;

d.	there are no securities, notes, bonds or other instruments convertible into or exchangeable for any equity securities or other securities of the Company and there are no rights granted relating to the issuance, sale or transfer of any equity securities or other securities of the Company;

e.	there are no voting trusts, proxies or other agreements or understandings with respect to the Share;

f.	its obligations under this Agreement constitute binding obligations in accordance with its terms; and

g.	the execution and delivery of, and the performance by it of its obligations under, this Agreement:

i.	will not result in a breach of any provision of its constitutional documents; and

ii.	will not result in a breach of any order, judgment or decree of any court or Governmental Entity to which it is a party or by which it is bound.

5	PURCHASER’S WARRANTIES

Each of the Purchaser and the Purchaser Parent represents and warrants (garandeert) to the Seller that, on the date hereof and at Completion each of the following statements is and will be true and accurate:

3

a.	it and has all requisite power and authority to enter into and perform its obligations under this Agreement and the Exchangeable Note;

b.	its obligations under this Agreement constitute, and its obligations under the Exchangeable Note will constitute, when executed, binding obligations in accordance with their respective terms;

c.	the Exchangeable Note, when executed, will be duly issued and will be enforceable against Purchaser and Purchaser Parent in accordance with its terms;

d.	the execution and delivery of, and the performance by it of its obligations under, this Agreement and the Exchangeable Note:

i.	will not result in a breach of any provision of its constitutional documents; and

ii.	will not result in a breach of any order, judgment or decree of any court or Governmental Entity to which it is a party or by which it is bound.

6	BREACHES

Each Party undertakes to remedy any Breach by such breaching Party that is capable of being remedied as soon as reasonably possible following receipt of a written request with respect thereto by the other Party. The breaching Party shall not be required to pay to the other Party any damages, liabilities, losses and costs incurred by that Party or any member of its Group as a result of a Breach, unless the breaching Party fails to perform its obligation to remedy any Breach in accordance with this Clause 6.

7	COVENANTS

Each of the Seller and the Company covenant with the Purchaser that:

a.	it will execute and do, or use its commercially reasonable efforts to procure to be executed and done by any other relevant party, as the case may be, all such deeds, documents, acts and things as the Purchaser may from time to time require in order to transfer the Share to the Purchaser, or as otherwise may be necessary to give full effect to this Agreement; and

b.	it will use its commercially reasonable efforts to procure the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions as may be necessary to give full effect to this Agreement.

4

Each of the Purchaser and the Purchaser Parent covenant with the Seller that:

c.	it will execute and do, or use its commercially reasonable efforts to procure to be executed and done by any other relevant party, as the case may be, all such deeds, documents, acts and things as the Seller may from time to time require in order to issue the Exchangeable Note to the Seller and perform all obligations under the Exchangeable Note, or as otherwise may be necessary to give full effect to this Agreement; and

d.	it will use its commercially reasonable efforts to procure the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions as may be necessary to give full effect to this Agreement.

8	COMPANY’S INDEMNITIES

8.1	Subject to Completion, the Company hereby fully indemnifies, defends and holds harmless the Seller against any present and future, actual or contingent, ascertained or unascertained or disputed, or other damages, liabilities, obligations, losses, costs (including reasonable adviser fees) and fines (collectively “Losses”) arising, accruing or (to be) incurred by the Seller arising directly or indirectly from the Transaction, the Liquidation and/or Liquidation Distribution (to the extent not already covered by a specific indemnity set out in this Agreement) and any acts or omissions in connection with preparing, proposing or implementing the Transaction.

8.2	The Company hereby undertakes to indemnify and hold harmless by way of irrevocable third party stipulation for no consideration (onherroepelijk derdenbeding om niet), (i) the Liquidator and (ii) the current and future managing directors of the Liquidator and the Independent Directors (the persons under (i) and (ii), an “Indemnified Party”) against Losses arising, accruing or incurred by an Indemnified Party arising directly from the Transaction, the Liquidation and/or Liquidation Distribution or in relation to the business of the Company, in each case:

a.	excluding any Losses arising, accruing or incurred as a result of fraud (bedrog), wilful misconduct (opzet) or gross negligence (grove schuld) by an Indemnified Party, as finally established by a court decision or settlement agreement;

b.	except to the extent covered by insurance and actually paid out pursuant to any insurance taken out for the benefit of an Indemnified Party; and

c.

provided that the Company will have sole control over any litigation and defenses against claims relating to any Losses for which the Indemnified Party is seeking to be indemnified hereunder, including over any correspondence, negotiations, settlements

5

and other communications with third parties that could potentially result in litigation or Losses, and provided that such Indemnified Party will not take any action that may prejudice or affect the position in litigation without the Company’s prior written consent.

9	PRESERVATION OF THE COMPANY

9.1	From and after the Completion, the Company hereby covenants and agrees that until the completion of the Liquidation (or, if at such time there is a claim pending against the Seller or an Indemnified Party regarding the Liquidation, any longer period thereafter during which such claim will be pending), the Company will not, and will not permit any of its subsidiaries to, merge into or consolidate or amalgamate with any other person, or permit any other person to merge into or consolidate or amalgamate with it, sell, transfer, lease or otherwise dispose of all or any part of its property or assets, or issue, sell, transfer or otherwise dispose of any equity interests of any of its subsidiaries, or assume any liabilities. Each of Moon and Moon Bidco hereby covenant and agree that they will not cause or permit the Company to take any action that would be prohibited by the preceding sentence.

9.2	If, at Moon’s discretion, Moon fully and irrevocably assumes the indemnification obligations of the Company to the Indemnified Parties in Clause 8, the Company’s covenant in Clause 9.1 will lapse.

10	THIRD PARTY CLAIMS

If a third party initiates a claim against the Seller or an Indemnified Party, issues attachments (beslag) on assets of the Seller or otherwise takes actions against the Seller or an Indemnified Party in respect of any claim which the Company assumed or for which the Company indemnified the Seller or an Indemnified Party hereunder, then the Company will (and the Purchaser shall cause the Company to) assume the defence of and liability in respect of such claim and exclusively be responsible for the conduct of any defence, dispute, compromise or appeal of such claim, and at the first request of the Seller or an Indemnified Party, procure as soon as possible that any such claims are withdrawn against the Seller or an Indemnified Party, the attachment is lifted or the other actions are terminated, if reasonably necessary, by offering to provide adequate security referred to in article 6:51 of the DCC and guarantees, whether by depositing cash or entering into other arrangements, provided the kind or type of security to be provided shall be at the reasonable discretion of the Company.

11	COST ARRANGEMENT AND REIMBURSEMENT

Subject to Completion, the Company shall pay all reasonable out-of-pocket costs and expenses for external legal advisers incurred by the Seller and the Liquidator after consummation of the Transaction and until completion of the Liquidation in connection with the preparation,

6

entering into and completion of the Liquidation, including fees and expenses of the Liquidator (the “Liquidation Costs and Liabilities”). The Liquidator may ask the Company for one or more reasonable advance payments for such Liquidation Costs and Liabilities. The Liquidator shall account for the Liquidation Costs and Liabilities.

12	MISCELLANEOUS PROVISIONS

12.1	Further Action. If at any time after Completion any further action is necessary or desirable in order to implement this Agreement, each Party shall at its own cost execute and deliver any further documents and take all such necessary action as may reasonably be requested by another Party.

12.2	Binding effect. This Agreement shall not have any binding effect until each Party has validly signed this Agreement.

12.3	Invalid provisions. In the event that a provision of this Agreement is null and void or unenforceable (either in whole or in part), the remainder of this Agreement shall continue to be effective to the extent that, given this Agreement’s substance and purpose, such remainder is not inextricably related to the null and void or unenforceable provision. The Parties shall make every effort to reach agreement on a new provision which differs as little as possible from the null and void or unenforceable provision, taking into account the substance and purpose of this Agreement.

12.4	Amendment. No amendment to this Agreement shall have any force or effect unless and until it is in writing and signed by each of the Parties.

12.5	Costs. Except as provided otherwise in this Agreement, each Party shall bear its own costs in connection with the preparation, negotiation, implementation and signing of this Agreement.

12.6	Consequences of termination. This agreement may be terminated only by the written agreement of the Purchaser and the Seller.

12.7	No implied waiver. Any waiver under this Agreement must be given by notice to that effect.

12.8	No forfeit of rights. Where a Party does not exercise any right under this Agreement (which shall include the granting by a Party to any other Party of an extension of time in which to perform its obligations under any provision hereof), this shall not be deemed to constitute a forfeit of any such rights (rechtsverwerking). The rights of each Party under this Agreement may be exercised as often as necessary and are cumulative and not exclusive of rights and remedies provided by law.

12.9	Counterparts. This Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

7

12.10	Notifications. Section 10.6 of the BCA shall apply mutatis mutandis.

13	ASSIGNMENT

No Party may assign any of its rights or transfer any of the obligations under this Agreement or any interest therein (including by means of statutory merger or demerger), without the prior written consent of the other Parties, except that if Moon Bidco assigns its rights and obligations under the BCA relating to the Exchange Offer to a Moon Bidco Assignee in accordance with the terms of the BCA (i) Moon Bidco shall assign this Agreement to such Moon Bidco Assignee and (ii) the other Parties hereby give their consent for such assignment.

14	NOTARY

With reference to the Rules of Professional Conduct (Verordening beroeps- en gedragsregels) of the Royal Dutch Organisation of Civil Law Notaries (Koninklijke Notariële Beroepsorganisatie) all parties expressly agree that (i) De Brauw Blackstone Westbroek N.V. acts as counsel to the Seller in connection with, or acts as counsel for or on behalf of the Seller in the event of any dispute relating to, this Agreement or any notarial deeds related to this Agreement, and (ii) the Notary may execute any notarial deeds related to this Agrement even though the Notary works at De Brauw Blackstone Westbroek N.V. as civil law notary or deputy civil law notary.

15	CHOICE OF LAW

This Agreement shall be exclusively governed by and construed in accordance with Dutch law.

16	DISPUTES

The Parties irrevocably agree that any dispute in connection with this Agreement shall be finally and exclusively settled by the courts of Amsterdam, the Netherlands, without prejudice to a Supreme Court appeal (cassatie).

[Signature pages follow]

8

Signature pages

For and on behalf of Chicago Bridge & Iron Company N.V.

By:	By:
Title:	Title:

For and on behalf of Comet I B.V.

By:	By:
Title:	Title:

For and on behalf of Comet II B.V.

By:	By:
Title:	Title:

9

For and on behalf of McDermott Technology, B.V.

By:	By:
Title:	Title:

For and on behalf of McDermott International, Inc.

By:	By:
Title:	Title:

10

Schedule 1. Definitions and interpretation

Part 1 Definitions

The following capitalised terms and expressions in this Agreement shall have the following meanings:

“Agreement”	means this share sale and purchase agreement, as defined in the introduction to this Agreement

“Annex”	means an annex to this Agreement

“Breach”	means any Seller’s warranties included in Clause 4 or any Purchaser’s warranties in Clause 5 of this Agreement not being true, accurate and not misleading

“BCA”	the Business Combination Agreement entered into on December [•], 2017, by the Seller, the Seller Parent, the Purchaser Parent, the Purchaser, Moon U.S. CT Acquiror 1, Moon U.S. CT Acquiror 2, Comet Newco Sub, Comet Technology Seller 1, Comet Technology Seller 2, Comet Technology Seller 3 and Comet Technology Seller 4

“Completion”	means the completion of the Transaction on the Closing Date

“Company”	means Comet II B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its statutory seat in Amsterdam, the Netherlands (address: Prinses Beatrixlaan 35, 2595 AK, The Hague, the Netherlands, trade register number: 70292019)

“DCC”	means the Dutch Civil Code (Burgerlijk Wetboek)

“Exchangeable Note”	shall have the meaning set out in Clause 3.1.1

“Indemnified Party”	shall have the meaning set out in Clause 8.1

“Liquidation Costs and Liabilities”	shall have the meaning set out in Clause 11

“Losses”	shall have the meaning set out in Clause 8.1

11

“Notary”	means any civil law notary (notaris) of De Brauw Blackstone Westbroek N.V., or any of its deputies

“Parties”	means the parties to this Agreement

“Purchaser Parent”	means McDermott International, Inc., a corporation incorporated under the laws of the Republic of Panama

“Purchase Price”	shall have the meaning set out in Clause 3.1

“Purchaser”	means McDermott Technology, B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organised under the laws of Netherlands, having its statutory seat in Amsterdam, the Netherlands (address: Prins Bernhardplein 200, 1097 JB, Amsterdam, the Netherlands, trade register number: 70303770)

“Seller”	means Comet I B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organised under the laws of Netherlands, having its statutory seat in Amsterdam, the Netherlands (address: Prinses Beatrixlaan 35, 2595 AK, The Hague, the Netherlands, trade register number: 70283079)

“Seller Parent”	means Chicago Bridge & Iron Company N.V., a public limited liability company (naamloze vennootschap) organised under the laws of Netherlands, having its statutory seat in Amsterdam, the Netherlands (address: Prinses Beatrixlaan 35, 2595 AK, The Hague, the Netherlands, trade register number: 33286441)

“Share”	shall have the meaning set out in Clause 2.1

“Transaction”	shall have the meaning set out in Clause 2.1

12

Part 2 Provisions

For the purpose of this Agreement:

a.	Gender and number Words denoting the singular shall include the plural and vice versa, unless specifically defined otherwise. Words denoting one gender shall include another gender.

b.	Reference to include The words “include”, “included” or “including” are used to indicate that the matters listed are not a complete enumeration of all matters covered and will be construed as meaning as “including without limitation” except to the extent specifically provided otherwise in this Agreement.

c.	Headings The headings are for convenience or reference only and are not to affect the construction of this Agreement or to be taken into consideration in the interpretation of this Agreement.

d.	Clauses, Recitals, Schedules, etc. Unless otherwise stated, Clause, Recital, Schedule or Annex means a clause (including all subclauses), a recital, a Schedule or an Annex in or to this Agreement.

e.	Days Unless the context clearly indicates a contrary intention, when any number of days is prescribed in this Agreement, it must be calculated exclusively of the first and inclusively of the last day unless the last day falls on a day other than a Business Day, in which case the last day will be the next succeeding day which is a Business Day.

f.	Drafting party No provision of this Agreement shall be interpreted adversely against a Party solely because that Party was responsible for drafting that particular provision. It is acknowledged that representatives of each Party have participated in the drafting and negotiation of this Agreement.

g.	Language If there is a discrepancy between an English language word and a Dutch language word used to clarify it and then to the extent of the conflict only, the meaning of the Dutch language word shall prevail.

h.	Documents A reference to any document referred to in this Agreement is a reference to that document as amended, varied or supplemented (other than in breach or the provisions of this Agreement) from time to time.

13

EXHIBIT D

FORM OF EXCHANGEABLE NOTE

Form of Exchangeable Note to be entered into between Moon Bidco,

Comet Newco and, for the purposes set forth therein, Moon

(this Exchangeable Note)

[•]

Subject to the terms and conditions of this Exchangeable Note, for value received, Moon Bidco1 hereby promises to deliver Comet Newco, or its successors or permitted assigns (each, a “Holder”), [•] shares of Moon Common Stock2 (the “Principal Amount”) on [•], 20[•] (the “Maturity Date”). Interest shall not accrue on this Exchangeable Note.

This Exchangeable Note has been issued pursuant to that certain Business Combination Agreement by and among McDermott International, Inc., McDermott Technology, B.V., McDermott Technology (Americas), LLC, McDermott Technology (US), LLC, Chicago Bridge & Iron Company N.V., Comet I B.V., Comet II B.V., CB&I Oil & Gas Europe B.V., CB&I Group UK Holdings, CB&I Nederland B.V., and The Shaw Group, Inc., dated as of December [•], 2017 (the “BCA”) and that certain Share Sale Agreement, by and among Moon, Moon Bidco, Comet, Comet Newco and Comet Newco Sub, dated as of [•], 2018. Unless otherwise defined herein, all capitalized terms used in this Exchangeable Note shall have the respective meanings given such terms in the BCA.

The following is a statement of the rights of each Holder and the terms and conditions to which this Exchangeable Note is subject, and to which each Holder, by the acceptance of this Exchangeable Note, and each of Moon, Moon Bidco and Comet Newco, by executing this Exchangeable Note, agrees:

1.	Exchangeable Note – This Exchangeable Note will rank pari passu with all other unsubordinated indebtedness of Moon Bidco. Delivery of the Principal Amount shall be made without any set off or counterclaim.

2.	Assignability – None of the rights, interests or obligations under this Exchangeable Note may be assigned, transferred, subdivided or otherwise negotiated by a Holder without the prior written consent of Moon Bidco, except that this Exchangeable Note (i) may be assigned, transferred, subdivided or otherwise negotiated (A) by Comet Newco pursuant to a liquidation distribution, (B) by Comet Newco to Moon or any of its Subsidiaries, and (C) as set forth in Section 4 of this Exchangeable Note, and (ii) may be deposited with the Exchange Agent as set forth herein. Moon and its Subsidiaries (other than Comet Newco) are collectively referred to as the “Affiliate Shareholders.”

[1]	Note: issuing party to be appropriately adjusted prior to execution of this Exchangeable Note if there is an assignment of Moon Bidco’s rights pursuant to the BCA.

3.	Payment – On the Maturity Date, unless the Mandatory Exchange (as defined below) has been completed, Moon Bidco shall deliver to the Holder(s) the Principal Amount. There will be no coupon or other interest accruing or payable in respect of this Exchangeable Note.

4.	Exchangeable Note Split. Immediately following the Share Sale Effective Time, this Exchangeable Note shall automatically be split into two Exchangeable Notes, one of which shall be the “Moon Component Note” and the other of which shall be the “Legacy Comet Component Note.” The Moon Component Note shall give the Holder(s) thereof an entitlement to receive a number of shares of Moon Common Stock equal to the product of the Principal Amount multiplied by the percentage of outstanding shares of Comet Newco owned at such time by Affiliate Shareholders. The Legacy Comet Component Note shall give the Holder(s) thereof an entitlement to receive a number of shares of Moon Common Stock equal to the product of the Principal Amount multiplied by the percentage of outstanding shares of Comet Newco owned at such time by all Persons who are not Affiliate Shareholders (the “Public Shareholders”). The Moon Component Note and the Legacy Comet Component Note need not be represented by separate physical notes, but Moon Bidco shall issue two separate physical instruments in connection with such split if requested by Comet Newco. As soon as any of the Affiliate Shareholders becomes the holder of the Moon Component Note, the Moon Component Note shall immediately terminate and any right thereunder shall be extinguished and no longer due.

5.	Deposit and Exchange. Immediately following the split of this Exchangeable Note into two instruments, Comet Newco shall deposit the Legacy Comet Component Note with the Exchange Agent. Upon receipt by the Exchange Agent of the Legacy Comet Component Note, the Legacy Comet Component Note shall automatically and mandatorily, and without further action by any Person, be exchanged into a number of shares of Moon Common Stock (which shares shall have been previously deposited with the Exchange Agent by Moon pursuant to Section 10 of this Exchangeable Note) equal to the product of (x) the Exchange Offer Ratio (as defined in the BCA) and (y) the number of shares of Comet Newco held by the Public Shareholders at such time (the “Mandatory Exchange”). Upon completion of the Mandatory Exchange, the Legacy Comet Component Note shall, as of such date, be deemed fully paid and the indebtedness represented thereby shall be deemed fully satisfied.

6.

Pre-Liquidation Distribution Exchange Agent Actions. Immediately following the Share Sale Effective Time, Comet Newco shall advise the Exchange Agent in writing of (A) the number of shares of Moon Common Stock to which each Public Shareholder is entitled pursuant to the Liquidation Distribution (prior to giving effect to any tax withholding) (the “Gross Number”) and (B) the amount of Dutch dividend withholding tax, if any, required to be withheld in respect of the delivery of the Gross Number of shares of Moon Common Stock to each Comet Public Shareholder pursuant to the Liquidation Distribution (such communicated amount the “Aggregate Withholding Amount” and the amount of Dutch dividend withholding tax to be withheld per Public Shareholder, the “Individual Withholding Amount”). Pursuant to, and as further described in, this Section 6 and Section 7, as soon as reasonably possible after the Share Sale Effective Time,

Comet Newco shall cause the Exchange Agent, and the Exchange Agent shall be authorized, acting as agent of Comet Newco, to sell, in one or more transactions for the benefit of the Public Shareholders, such number of shares of Moon Common Stock to which the Public Shareholders would otherwise be entitled as is necessary to obtain net cash proceeds as close as possible to, but no less than, the Aggregate Withholding Amount (the “Moon Common Stock Sale”). In the event that the cash proceeds obtained by the Exchange Agent pursuant to this Section 6 exceed the Aggregate Withholding Amount, such surplus cash proceeds shall be paid to the Public Shareholders on a pro rata basis consistent with the procedures for payment of cash in lieu of fractional shares, provided that Moon shall be entitled to any such surplus if the amount is de minimis.

7.	Share Delivery and Dutch Dividend Withholding Tax. As soon as reasonably practicable after the completion of the Moon Common Stock Sale, Comet Newco shall (i) in respect of all Affiliate Shareholder(s) owning shares in Comet Newco, effect the Liquidation Distribution by delivering the Moon Component Note to such Affiliate Shareholder(s), and (ii) in respect of Public Shareholders, cause the Exchange Agent to effect the Liquidation Distribution in accordance with the BCA and the terms of this Exchangeable Note. On behalf of Comet Newco, the Exchange Agent shall (x) deliver to each Public Shareholder a number of shares of Moon Common Stock equal to (a) the product of (i) the Exchange Offer Ratio and (ii) the number of shares of Comet Newco held by such shareholder at such time (with cash paid in lieu of any fractional shares of Moon Common Stock pursuant to Section 8) minus (b) the number of shares of Moon Common Stock sold pursuant to the Moon Common Stock Sale, if any, in respect of such Public Shareholder’s Individual Withholding Amount pursuant to Section 6, and (y) pay aggregate net cash proceeds from such Moon Common Stock Sale in an amount equal to the Aggregate Withholding Amount to the Dutch taxing authority in satisfaction of Comet Newco’s obligation to withhold and remit Dutch dividend withholding tax in respect of the Liquidating Distribution under the Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting 1965). To the extent possible, the Liquidation Distribution shall be imputed to paid-in capital (nominaal aandelenkapitaal en agioreserve) recognized for Dutch Dividend withholding tax purposes and not retained earnings (winstreserve), as each such term is defined under applicable accounting principles. Banks may charge administrative costs to Public Shareholders in relation to the transfer of the Liquidation Distribution to their accounts, for which no compensation will be paid to such Public Shareholders. For the avoidance of doubt, each Public Shareholder that receives the number of shares of Moon Common Stock such Public Shareholder is entitled to in accordance with the second sentence of this Section 7 and any cash in lieu of any fractional shares pursuant to Section 8 of the Exchangeable Note, shall (1) be deemed to have received the number of shares of Moon Common Stock equal to the product of the Exchange Offer Ratio and the number of shares of Comet Newco held by such shareholder (including any such shares of Moon Common Stock sold in respect of such Public Shareholder’s Individual Withholding Amount pursuant to the Moon Common Stock Sale) and (2) thereafter have no further right to receive cash, shares of Moon Common Stock or any other consideration in respect of this Exchangeable Note.

8.	Fractional Shares. The number of shares of Moon Common Stock required to be issued in the Mandatory Exchange shall be rounded up to the nearest whole share. The Exchange Agent shall aggregate all fractional shares of Moon Common Stock that any Public Shareholder would, but for this Section 8, be entitled to receive pursuant to Section 7 (such aggregated number of shares, the “Aggregated Fractional Shares”) and sell the Aggregated Fractional Shares in transactions for the benefit of such Public Shareholders. The quotient obtained by dividing (x) the aggregate proceeds received by the Exchange Agent pursuant to the immediately preceding sentence by (y) the number of Aggregated Fractional Shares is referred to as the “Average Share Price.” No fractional shares of Moon Common Stock shall be issued to Public Shareholders in the Liquidation Distribution, and in lieu thereof, each Public Shareholder that would otherwise be entitled to a fractional share of Moon Comet Stock (after aggregating all shares of Comet Newco of which such Public Shareholder is a record holder) will be paid an amount in cash, rounded down to the nearest cent, equal to (i) the amount of the fractional share interest in Moon Common Stock to which such Public Shareholder would, but for this Section 8, be entitled and (ii) the Average Per Share Price, net of any applicable tax withholding. Moon shall be entitled to receive any remaining proceeds of the sale of the Aggregated Fractional Shares after payment of such proceeds to the Public Shareholders in accordance with this Section 8 and any applicable withholding tax.

9.	Adjustments. If at any time during the period between the Effective Time and the Mandatory Exchange, any change in the number or type of outstanding shares of Moon Common Stock shall occur as a result of a reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination or readjustment of shares or any stock dividend or stock distribution with a record date during such period (other than the reverse stock split contemplated by the Moon Reverse Stock Split Articles Amendment, to the extent such stock split is already reflected in the Exchange Offer Ratio), the Exchange Offer Ratio shall be appropriately adjusted to provide the same economic effect as contemplated by this Exchangeable Note prior to such event.

10.	Moon Undertakings. Moon undertakes, covenants and represents to Comet Newco, Moon Bidco and the Holders as follows: (1) prior to the execution of this Exchangeable Note, Moon deposited with the Exchange Agent a number of shares of Moon Common Stock sufficient to permit the completion of the Mandatory Exchange in full and such shares have been duly authorized and validly issued, are fully paid and nonassessable and are and will be available in order to complete the Mandatory Exchange, (2) Moon shall cause such shares to remain on deposit with the Exchange Agent and available for use in the Mandatory Exchange, in each case at all times prior to completion of the Mandatory Exchange, and (3) Moon shall take all actions necessary to cause its Subsidiaries (excluding Comet Newco, to the extent Comet Newco is a Subsidiary of Moon at such time; provided that Moon shall not interfere with or impede Comet Newco’s actions relating to its agreements, obligations and responsibilities under this Exchangeable Note) to fully perform all of their agreements, obligations and responsibilities under this Exchangeable Note.

11.	Stockholders. Holders of Exchangeable Notes and shareholders of Comet Newco shall have the right to rely on and enforce the provisions of this Exchangeable Note against Moon and Moon Bidco until payment or satisfaction of this Exchangeable Note in full is made as set forth in this Exchangeable Note.

12.	Governing Law. This Exchangeable Note and all actions arising out of or in connection with this Exchangeable Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of Delaware, without giving effect to the conflicts of law provisions of Delaware or any other state.

13.	Amendments. This Exchangeable Note may not be amended except with the written consent of Public Shareholders holding a majority of the shares of Comet Newco held by the Public Shareholders.

IN WITNESS WHEREOF, the Parties have executed this Note and caused the same to be duly delivered on their behalf on the day and year first written above.

McDermott International, Inc.

By:
Name:
Title:

McDermott Technology, B.V.

By:
Name:
Title:

Comet I B.V.

By:
Name:
Title:

[Signature Page to Exchangeable Note]

EXHIBIT E

FORM OF SHARE SALE DEED OF TRANSFER

DEED OF TRANSFER

COMET II B.V.

On the [•] day of [•] two thousand and [•], appears before me, [•], civil law notary in Amsterdam: [•],

acting for the purposes of this document with written powers of attorney from:

1.	Comet I B.V., a private limited liability company, with corporate seat in Amsterdam, the Netherlands, address at Prinses Beatrixlaan 35, 2595 AK The Hague, the Netherlands and Trade Register number 70283079 (the “Transferor”);

2.	McDermott Technology, B.V., a private limited liability company, with corporate seat in Amsterdam, the Netherlands, address at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands and Trade Register number 70303770 (the “Transferee”); and

3.	Comet II B.V., a private limited liability company, with corporate seat in Amsterdam, the Netherlands, address at Prinses Beatrixlaan 35, 2595 AK The Hague, the Netherlands and Trade Register number 70292019 (the “Company”).

The person appearing

DECLARES THAT,

Definitions.

Article 1.

In this Deed the following definitions shall apply:

Consideration	:	the consideration for the present transfer of the Share as specified in clause 3 of the SSA.

Deed	:	this deed of transfer.

Parties	:	the parties to this Deed.

SSA		the share sale agreement entered into between the Parties and dated [date], a copy of which will be attached (without the accompanying annexes) to this Deed as an annex.

Share	:	one (1) ordinary share in the capital of the Company, having a nominal value of one eurocent (EUR 0.01).

Share sale agreement.

Article 2.

Pursuant to the SSA, the Transferor sold the Share to the Transferee and the Transferee purchased the Share from the Transferor.

Acquisition of the share.

Article 3.

The Transferor acquired the Share by means of an issue by the Company to the Transferor pursuant to the deed of incorporation of the Company, executed on the thirteenth day of December two thousand and seventeen before professor M. van Olffen, civil law notary in Amsterdam.

Consideration.

Article 4.

The manner of settlement of the Consideration is set out in clause 3 of the SSA.

Share transfer restrictions.

Article 5.

The Company’s articles of association provide that the transferability of shares is not subject to any restrictions.

Transfer.

Article 6.

In satisfaction of their respective obligations under the SSA, the Transferor hereby transfers the Share to the Transferee and the Transferee hereby accepts the Share from the Transferor.

Account and risk.

Article 7.

The Share shall be for the account and risk of the Transferee as of the date of this Deed.

No rescission or nullification.

Article 8.

The Transferor and the Transferee waive the right to rescind or nullify, or commence legal proceedings to rescind, nullify or amend, on any ground whatsoever, the SSA and any other agreements underlying the present transfer of the Share.

Acknowledgement.

Article 9.

The Company has taken cognisance of and hereby acknowledges the present transfer of the Share and shall enter such transfer in its register of shareholders promptly following the execution of this Deed.

Choice of law and jurisdiction.

Article 10.

This Deed shall be governed by and construed in accordance with the laws of the Netherlands. Any dispute arising in connection with this Deed shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam.

De Brauw’s involvement.

Article 11.

With reference to the Rules of Professional Conduct (Verordening beroeps- en gedragsregels) of the Royal Dutch Organisation of Civil Law Notaries (Koninklijke Notariële Beroepsorganisatie), all parties expressly agree that (i) De Brauw Blackstone Westbroek N.V. acts as counsel to the Transferor in connection with, or acts as counsel for or on behalf of the Transferor in the event of any dispute relating to this Deed or any related agreement, and (ii) the civil law notary mentioned in the preamble of this Deed is executing this Deed even though he works at De Brauw Blackstone Westbroek N.V. as civil law notary.

The written powers of attorney to the person appearing are evidenced by three (3) private instruments, which are attached to this Deed.

The original copy of this Deed was executed in Amsterdam, on the date mentioned at the top of this Deed. I summarised and explained the substance of the Deed. I also stated what consequences the contents of the Deed have for all or some of the parties. The individual appearing before me confirmed having taken note of the Deed’s contents and having agreed to a limited reading of the Deed. I then read out those parts of the Deed that the law requires. Immediately after this, the individual appearing before me, who is known to me, and I signed the Deed.